                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                               EMPI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                               599 CARDIGAN ROAD
                               ST. PAUL, MN 55126
                                 August 9, 1999

                            ------------------------

DEAR SHAREHOLDER:

    You are cordially invited to attend a special meeting of shareholders of Empi, Inc., a Minnesota corporation ("Empi"), to be held at 10 a.m., Central Time, on Friday, August 27, 1999, at Empi's headquarters located at 599 Cardigan Road, St. Paul, MN 55126.

    At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 27, 1999, by and among Empi, MPI Holdings, L.L.C., a Delaware limited liability company ("MPI"), and EI Merger Corp., a Minnesota corporation ("Merger Sub") that is currently a wholly-owned subsidiary of MPI, pursuant to which Merger Sub will be merged with and into Empi, and, upon consummation of the merger, Empi will be owned by the parties which are stockholders of Merger Sub immediately prior to the closing of the merger. Upon consummation of the merger, each issued and outstanding share of Empi's common stock (other than shares of common stock with respect to which dissenters' rights have been properly exercised and not withdrawn or lost) will be converted into the right to receive $26.50 in cash, without interest. MPI is a newly formed limited liability company which is currently owned by Carlyle Partners II, L.P., a Delaware limited partnership organized at the direction of T.C. Group, L.L.C., commonly known as The Carlyle Group ("Carlyle") and certain affiliates and co-investors. Merger Sub is a newly-formed Minnesota Corporation formed at the direction of MPI and Carlyle. At the closing of the merger, Merger Sub is expected to be owned by MPI and GE Capital Equity Investment Inc. ("GE Equity"). GE Equity is a Delaware corporation affiliated with and controlled by General Electric Capital Corporation.

    A SPECIAL COMMITTEE OF YOUR BOARD OF DIRECTORS CONSISTING EXCLUSIVELY OF ALL THE NONEMPLOYEE DIRECTORS OF EMPI, AND THE FULL BOARD OF DIRECTORS, HAVE EACH UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, EMPI'S SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

    Your Board of Directors and the special committee have received a written opinion dated as of May 27, 1999, from Lazard Freres & Co., LLC, Empi's financial advisor, to the effect that, subject to various limitations, assumptions and qualifications stated in its opinion, the merger consideration of $26.50 per share to be received by you is fair from a financial point of view. The merger and certain related matters are described in detail in the accompanying proxy statement. See "THE MERGER" and "THE MERGER AGREEMENT" in the proxy statement. A copy of the merger agreement is attached as Appendix A to the proxy statement.

    We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock vote to approve it. It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, you are requested to complete, date, sign and return the proxy card promptly in the enclosed pre-addressed postage-paid envelope. Failure to return a properly executed proxy card or vote at the special meeting would have the same effect as a vote against the merger agreement.

    PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. In the event the merger is consummated, you will be sent instructions regarding the procedures for exchanging your existing stock certificates for a cash payment. Thank you for your consideration.

Sincerely,

/s/ Joseph E. Laptewicz, Jr.

Joseph E. Laptewicz, Jr.
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                               599 CARDIGAN ROAD
                               ST. PAUL, MN 55126
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 27, 1999
                             ---------------------

TO THE SHAREHOLDERS OF EMPI, INC.:

    Notice is hereby given that a special meeting of the shareholders of Empi, Inc., a Minnesota corporation ("Empi"), will be held at 10 a.m., Central Time, on Friday, August 27, 1999, at Empi's headquarters located at 599 Cardigan Road, St. Paul, MN 55126, for the following purposes:

(1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 27, 1999, by and among Empi, MPI Holdings, L.L.C., a Delaware limited liability company ("MPI"), and EI Merger Corp., a Minnesota corporation ("Merger Sub") that is currently a wholly-owned subsidiary of MPI, pursuant to which Merger Sub will be merged with and into Empi, and Empi, upon consummation of the merger, will be owned by the parties which are stockholders of Merger Sub immediately prior to the closing of the merger. Upon consummation of the merger, each issued and outstanding share of Empi's common stock (other than shares of common stock with respect to which dissenters' rights have been properly exercised and not withdrawn or lost) will be converted into the right to receive $26.50 in cash, without interest. MPI is a newly formed limited liability company which is currently owned by Carlyle Partners II, L.P., a Delaware limited partnership organized at the direction of T.C. Group, L.L.C., commonly known as The Carlyle Group ("Carlyle") and certain affiliates and co-investors. Merger Sub is a newly-formed Minnesota Corporation formed at the direction of MPI and Carlyle. At the closing of the merger, Merger Sub is expected to be owned by MPI and GE Capital Equity Investments, Inc. ("GE Equity"). GE Equity is a Delaware corporation affiliated with and controlled by General Electric Capital Corporation ("GE Capital").

(2) To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

    The merger and other related matters are described in more detail in the attached proxy statement and its appendices. A summary of certain provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") pertaining to the rights of dissenting shareholders if the merger is consummated is included in the accompanying proxy statement under the heading "RIGHTS OF DISSENTING SHAREHOLDERS," and copies of Sections 302A.471 and 302A.473 of the MBCA are set forth in Appendix C to the attached proxy statement.

    Only those persons who were holders of record of our common stock at the close of business on July 30, 1999, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We cannot complete the merger unless holders of a majority of the outstanding shares vote for the merger.

    YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK THAT YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

    PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. In the event the merger is consummated, you will be sent instructions regarding the procedures for exchanging your existing stock certificates for a cash payment.

By Order of the Board of Directors,

/s/ Joseph E. Laptewicz, Jr.

Joseph E. Laptewicz, Jr.
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

                                 August 9, 1999

                                     [LOGO]

                               599 CARDIGAN ROAD
                               ST. PAUL, MN 55126

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                         To be held on August 27, 1999

    This proxy statement is being furnished to the shareholders of Empi, Inc., a Minnesota corporation, in connection with a special meeting of shareholders of Empi to be held on Friday, August 27, 1999, at 10 a.m., Central Time, at Empi's headquarters located at 599 Cardigan Road, St. Paul, MN 55126. The accompanying proxy is being solicited by your Board of Directors from the holders of issued and outstanding shares of our common stock, for use at the special meeting or at any adjournments or postponements thereof.

    At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 27, 1999, by and among Empi, MPI Holdings, L.L.C., a Delaware limited liability company ("MPI"), and EI Merger Corp., a Minnesota corporation ("Merger Sub") that is currently a wholly-owned subsidiary of MPI, pursuant to which Merger Sub will be merged with and into Empi, and, upon consummation of the merger, Empi will be owned by the parties which are stockholders of Merger Sub immediately prior to the merger. Upon consummation of the merger, each issued and outstanding share of Empi's common stock (other than shares of common stock with respect to which dissenters' rights have been properly exercised and not withdrawn or lost) will be converted into the right to receive $26.50 in cash, without interest. MPI is a newly formed limited liability company which is currently owned by Carlyle Partners II, L.P., a Delaware limited partnership organized at the direction of T.C. Group, L.L.C., commonly known as The Carlyle Group ("Carlyle") and certain affiliates and co-investors. Merger Sub is a newly-formed Minnesota corporation formed at the direction of MPI and Carlyle. At the closing of the merger, Merger Sub is expected to be owned by MPI and GE Equity Investments, Inc. ("GE Equity"). GE Equity is a Delaware corporation and a wholly-owned subsidiary of General Electric Capital Corporation ("GE Capital").

    A SPECIAL COMMITTEE OF YOUR BOARD OF DIRECTORS CONSISTING EXCLUSIVELY OF ALL THE NONEMPLOYEE DIRECTORS OF EMPI, AND THE FULL BOARD OF DIRECTORS, HAVE EACH UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, EMPI'S SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF EMPI VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

    Only those persons who were holders of record of our common stock at the close of business on July 30, 1999, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. We cannot complete the merger unless holders of a majority of our outstanding shares vote for the merger.

    This proxy statement and the accompanying notice of special meeting and proxy are first being mailed to our shareholders on or about August 10, 1999.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE

INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    A SUMMARY OF CERTAIN PROVISIONS OF SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT (THE "MBCA") PERTAINING TO THE RIGHTS OF DISSENTING SHAREHOLDERS IF THE MERGER IS CONSUMMATED IS INCLUDED IN THIS PROXY STATEMENT UNDER THE HEADING "RIGHTS OF DISSENTING SHAREHOLDERS," AND COPIES OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA ARE SET FORTH IN APPENDIX C TO THIS PROXY STATEMENT.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EMPI. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EMPI OR MPI SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      The date of this proxy statement is
                                August 9, 1999.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    Certain information contained in this proxy statement, including the information set forth as to the future financial or operating performance of Empi, may constitute "forward-looking statements." Statements that are based on management's projections, estimates and assumptions are forward-looking statements. The words "believe," "expect," "anticipate" and similar expressions generally identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Empi, are inherently subject to significant business, economic and competitive uncertainties and contingencies, including without limitation:

     - increased competition (on the basis of price, technology, services or other factors) which could generally reduce operating margins;

     - regulatory and legislative changes which could affect Empi's costs and revenues;

     - changes in reimbursement payment patterns which could impact cash and revenues;

     - changes in general market or economic conditions which could impact the demand for Empi's products; and

     - loss of key management personnel which could impact the development and execution of Empi's business strategy and impact key customer and vendor relationships.

    Many uncertainties and contingencies can affect Empi's actual results and could cause our actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Empi.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Empi or persons acting on its behalf. Empi does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                 PAGE
                                                 -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.........    iv
SUMMARY........................................     1
PARTIES TO THE MERGER..........................     1
    Empi.......................................     1
    MPI, Merger Sub, Carlyle and GE Equity.....     1
THE SPECIAL MEETING............................     1
    Date; Time and Place of the Special
      Meeting..................................     1
    Record Date and Shareholders Entitled to
      Vote.....................................     1
    Purpose....................................     2
    Vote Required..............................     2
    Solicitation of Proxies....................     2
THE MERGER.....................................     2
    Reasons for the Merger.....................     2
    Recommendations of the Special Committee
      and the Board of Directors...............     3
    Opinion of Financial Advisor...............     3
    Interests of Certain Persons in the
      Merger...................................     3
THE MERGER AGREEMENT...........................     4
    Effective Time of the Merger...............     4
    Effect of the Merger.......................     4
    Representations and Warranties; Conduct of
      Business Pending the Merger..............     4
    Conditions to Consummation of the Merger...     4
    No Solicitation............................     4
    Termination of the Merger Agreement........     5
MATERIAL INCOME TAX CONSEQUENCES TO
  SHAREHOLDERS.................................     5
ACCOUNTING TREATMENT...........................     5
RIGHTS OF DISSENTING SHAREHOLDERS..............     5
MARKET PRICES OF COMMON
  STOCK........................................     5
SELECTED FINANCIAL DATA........................     5
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
  OWNERSHIP....................................     5
PARTIES TO THE MERGER..........................     6
    Empi.......................................     6
    MPI, Merger Sub, Carlyle and GE Equity.....     6
THE SPECIAL MEETING............................     7
    Date; Time; Place and Record Date of the
      Special Meeting..........................     7
    Matters to be Considered at the Special
      Meeting..................................     7
    Voting Information.........................     7

                                                 PAGE
                                                 -----
    Solicitation; Revocation and Use of
      Proxies..................................     7
THE MERGER.....................................     8
    Background of the Merger...................     8
    Reasons for the Merger.....................    10
    Opinion of Financial Advisor...............    11
ACCOUNTING TREATMENT...........................    16
THE MERGER AGREEMENT...........................    16
    General....................................    16
    Treatment of Employee Options..............    16
    Effective Time.............................    17
    Payment for Shares.........................    17
    Officers, Directors and Governing
      Documents................................    18
    Representations and Warranties.............    18
    Conduct of the Business Pending the
      Merger...................................    19
    No Solicitation............................    20
    Access to Information......................    21
    Reasonable Best Efforts....................    22
    Financing..................................    22
    Financing Arrangements.....................    22
    Necessary Action...........................    23
    Y2K Compliance.............................    23
    Conditions to the Merger...................    23
    Termination................................    24
    Termination Fees and Expenses..............    25
INTERESTS OF CERTAIN PERSONS IN THE MERGER.....    27
MATERIAL INCOME TAX CONSEQUENCES TO
  SHAREHOLDERS.................................    28
RIGHTS OF DISSENTING SHAREHOLDERS..............    28
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
  OWNERSHIP....................................    32
MARKET PRICES OF COMMON STOCK..................    34
SELECTED FINANCIAL DATA........................    35
INDEPENDENT AUDITORS...........................    36
SHAREHOLDER PROPOSALS..........................    36
OTHER MATTERS..................................    36
AVAILABLE INFORMATION..........................    36
ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED
  DECEMBER 31, 1998............................    37
QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
  ENDED MARCH 31, 1999.........................    79
QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
  ENDED JUNE 30, 1999..........................    91
CURRENT REPORT ON FORM 8-K, FILED ON APRIL 15,
  1999.........................................   104
CURRENT REPORT ON FORM 8-K, FILED ON JUNE 4,
  1999.........................................   106

                           --------------------------

Appendix A     Agreement and Plan of Merger, dated as of May 27, 1999, by and among Empi, Inc., a Minnesota corporation, MPI Holdings, L.L.C., a Delaware limited liability company, and EI Merger Corp., a Minnesota corporation.

Appendix B     Opinion of Lazard Freres & Co. LLC.

Appendix C     Sections 302A.471 and 302A.473 of the Minnesota Business
               Corporation Act.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as an Empi shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q. WHAT IS THE PROPOSED TRANSACTION?

A. Empi will be acquired through a merger with an entity or entities owned by Carlyle and certain affiliates and co-investors (including GE Equity) upon consummation of the merger, with Empi being the surviving corporation in the merger.

Q. WHY IS THE EMPI BOARD OF DIRECTORS RECOMMENDING THE MERGER?

A. The Board of Directors believes that the merger is fair to, and in the best interests of, Empi and its shareholders. The Board of Directors has received an opinion from Lazard Freres & Co. LLC that, as of May 27, 1999, and based on and subject to the limitations, assumptions and qualifications set forth in that opinion, the $26.50 per share in cash to be received by our shareholders pursuant to the merger agreement was fair from a financial point of view to Empi's shareholders. To review the Board of Directors' reasons for recommending the merger, see page 10. In addition, the members of the Board of Directors have interests in the merger which may create possible conflicts of interest as discussed on pages 27 and 28.

Q. IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY EMPI COMMON STOCK?

A. If the merger is completed and you do not dissent to the merger, you will receive $26.50 in cash, without interest, for each share of Empi common stock you own.

Q. WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A. Holders of record of Empi common stock as of the close of business on July 30, 1999 are entitled to vote at the special meeting. Each Empi shareholder has one vote for each share of Empi common stock owned.

Q. WHAT VOTE IS REQUIRED FOR THE EMPI SHAREHOLDERS TO APPROVE THE MERGER?

A. In order for the merger to be approved, holders of a majority of the outstanding Empi common stock must vote for the merger.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this proxy statement, please vote your shares of Empi common stock as soon as possible. You may vote your shares (1) by returning the enclosed proxy or (2) by appearing at the special meeting of shareholders and personally voting your shares. Your proxy materials include detailed information on how to vote.

Q. IF MY SHARES ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE THOSE SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares, using the instructions which will be provided to you by your broker prior to the special meeting.

Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Assistant Secretary of Empi in writing or by submitting a new proxy, in each case, dated after the date of the proxy being revoked.

Q. DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A. No. It is not necessary for you to attend the special meeting in order to vote your shares, although you are welcome to attend.

Q. WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE
MERGER?

A. Yes. You will have dissenter's rights. If you wish to exercise your dissenter's rights you must not vote in favor of the merger and you must strictly follow the requirements of Minnesota law. A summary describing the requirements you must meet in order to exercise your dissenter's rights is provided in the section entitled "RIGHTS OF DISSENTING SHAREHOLDERS" on pages 28 through 31 of this proxy statement.

Q. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A. We are working toward completing the merger as quickly as possible. The merger cannot be completed until a number of conditions are satisfied. The most important condition is approval by Empi shareholders at the special meeting.

Q. SHOULD I SEND IN MY EMPI STOCK CERTIFICATES NOW?

A. No. After the merger is completed, you will be sent written instructions for exchanging your Empi stock certificates. You must return your Empi stock certificate as described in the instructions. You will receive your cash payment as soon as practicable upon receipt of your Empi stock certificates, together with the documents requested in the instructions.

Q. WILL I OWE TAXES AS A RESULT OF THE MERGER?

A. The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and your tax basis in Empi common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you. Refer to the section entitled "MATERIAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS" on page 28 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q. WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A. Empi does not expect to ask shareholders to vote on any other matter at the special meeting.

Q. WHERE CAN I FIND MORE INFORMATION ABOUT EMPI?

A. Empi files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov and at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. For a more detailed description of the information available, please see page 36.

Q. WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have questions about the merger after reading this proxy statement, you should contact Patrick Spangler, Empi's Chief Financial Officer, at (651) 415-9000.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU AS AN EMPI SHAREHOLDER. ACCORDINGLY, WE ENCOURAGE YOU TO CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

                             PARTIES TO THE MERGER

EMPI (PAGE 6)

    We develop, manufacture and market innovative and cost effective biomedical products and services for patients with functional disabilities. We are a leading supplier of electrotherapy, iontophoretic drug delivery, orthotic and incontinence treatment products to the markets we serve. Empi was organized as a Minnesota corporation in October 1977. Our corporate headquarters are located at 599 Cardigan Road, St. Paul, Minnesota 55126, and our phone number is (651) 415-9000.

MPI, MERGER SUB, CARLYLE AND GE EQUITY (PAGE 6)

    MPI is a newly formed limited liability company which is currently owned by Carlyle and certain of its affiliates and co-investors. GE Equity is a Delaware corporation and a wholly-owned subsidiary of GE Capital. Merger Sub is a newly formed Minnesota corporation formed at the direction of MPI and Carlyle that is currently a wholly-owned subsidiary of MPI. MPI and Merger Sub were organized for the sole purpose of entering into the merger agreement and consummating the merger. To date, neither MPI nor Merger Sub have conducted any business other than in connection with their formation and capitalization and the transactions contemplated by the merger agreement. Upon consummation of the merger, it is expected that MPI and GE Equity will own approximately 91.67% and 8.33%, respectively, of the outstanding common stock of the surviving corporation (the "Surviving Corporation") after the merger.
    Carlyle is a global investment firm that originates, structures, and acts as lead equity investor in leveraged acquisitions, strategic minority equity investments, venture capital financings, consolidations, and growth capital financings. Founded in 1987, Carlyle has completed approximately 95 transactions, investing over $2.5 billion of equity and purchasing more than $10 billion of assets. Carlyle currently has approximately $5 billion of capital under management and is focused on investing in specific industries where it has in-depth knowledge and expertise, such as aerospace and defense, information technology, media and telecommunications, health care, environmental and energy, and consumer products.

    GE Equity, a wholly-owned subsidiary of GE Capital, is the private equity arm of General Electric Company ("GE"). GE Capital, with assets of more than $300 billion, is a global, diversified financial services company with 28 specialized businesses. GE Capital is a wholly-owned subsidiary of General Electric Capital Services, Inc., which is a wholly-owned subsidiary of GE. GE Capital, based in Stamford, CT, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

                              THE SPECIAL MEETING

DATE; TIME AND PLACE OF THE SPECIAL MEETING (PAGE 7)

    The special meeting will be held on Friday, August 27, 1999, 10 a.m., Central Time, at our headquarters located at 599 Cardigan Road, St. Paul, MN 55126.

RECORD DATE AND SHAREHOLDERS ENTITLED TO VOTE (PAGE 7)

    You are entitled to vote at the special meeting if you owned shares of Empi common

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stock at the close of business on July 30, 1999, the record date for the special meeting. You will have one vote for each share of Empi common stock you owned on the record date. There are 6,091,180 shares of Empi common stock entitled to be voted.

PURPOSE (PAGE 7)

    You will be asked to consider and vote upon a proposal to approve and adopt the merger agreement. The merger agreement provides that Merger Sub will be merged into Empi and each outstanding share of Empi common stock (other than shares of common stock with respect to which dissenters' rights have been properly exercised and not withdrawn or lost) will be converted into the right to receive $26.50 in cash, without interest. The persons named in the accompanying proxy also will have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger.

VOTE REQUIRED (PAGE 7)

    Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Empi common stock.

SOLICITATION OF PROXIES (PAGE 7)

    We will pay the costs of soliciting proxies from our shareholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them.

                                   THE MERGER

REASONS FOR THE MERGER (PAGE 10)

    In arriving at the determination that the merger is fair to, and in the best interests of, our shareholders, the Board of Directors and the special committee considered a number of factors, both positive and negative, including, without limitation, the following:

     - The fluctuation in historical trading prices for and the share volume of our common stock over the last several years and the fact that $26.50 per share represents a 27% premium over the closing price per share on May 26, 1999 (the last day of trading prior to our announcement of the merger).

     - The presentation made by Lazard Freres to us (including the assumptions and methodologies underlying their analysis) and their opinion that the price of $26.50 per share of common stock to be received by you is fair from a financial point of view.

     - The current and prospective environment in which we operate, and in particular the competitive factors affecting the orthopedic rehabilitation and incontinence treatment markets and the difficult regulatory and reimbursement environment in which we operate.

     - Our lengthy and ongoing review of available strategic alternatives and our conclusion that the merger offers the best opportunity to maximize shareholder value. In arriving at the decision to proceed with the merger, we took into account the fact that our financial advisors had contacted a substantial number of potential bidders in a process designed to elicit third-party proposals to enter into a strategic relationship with us, and that such participants in this process were

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        afforded ample opportunity to submit proposals to us.

     - Carlyle's business reputation, financial resources and their high rates of success in structuring and completing transactions similar to the merger.

    The foregoing discussion of the factors considered by us is not intended to be exhaustive. Given the variety and number of factors considered in connection with our evaluation of the merger, neither the Board of Directors nor the special committee assigned specific weight to the factors reviewed in reaching our determination, although certain factors were deemed to be more important than others.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS (PAGE 11)

    The special committee has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the terms of the merger are fair to, and in the best interests of, our shareholders. The special committee has unanimously recommended to our Board of Directors that the merger agreement be approved and adopted. In determining to approve the merger agreement, the special committee considered a number of factors, as more fully described under "THE MERGER-- Background of the Merger and--Reasons for the Merger." The Board of Directors, based primarily on the recommendation of the special committee, has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has unanimously determined that the terms of the merger are fair to, and in the best interests of, our shareholders. The special committee and the Board of Directors unanimously recommend that you approve and adopt the merger agreement.

OPINION OF FINANCIAL ADVISOR (PAGE 11 AND APPENDIX B)

    On May 25, 1999, Lazard Freres, our financial advisor, delivered its oral opinion, which subsequently was confirmed in writing, to the Board of Directors and special committee that, as of the date of such opinion, and subject to the limitations, assumptions and qualifications stated in their opinion, the consideration to be received by our shareholders in the merger is fair from a financial point of view. The full text of the written opinion of Lazard Freres, dated May 27, 1999, which set forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B. You should read this opinion carefully and in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 27)

    As of July 30, 1999, the executive officers, directors and members of their immediate families directly owned an aggregate of 59,397 shares of common stock and options to purchase 335,151 shares of common stock representing approximately 6.1% of the total number of shares of common stock outstanding assuming exercise of all options. As a result, the officers and directors will receive cash payments upon consummation of the merger equal to $4,435,301 in exchange for the common stock and options that they hold assuming that all options held by officers and directors are vested and exercised prior to the merger and, as a result, in the merger such officers and directors receive cash for shares of common stock issued upon exercise of such options. In addition, if Mr. Laptewicz is terminated without cause or if he resigns within one year of the Effective Time (as defined), he will be entitled to receive $666,000 and may be eligible for an incentive bonus based on the achievement of net income goals. Employees and non-employee directors who hold options to purchase shares of our common stock may elect either to convert their options upon consummation of

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
the merger into immediately exercisable options to purchase common stock of the Surviving Corporation or to receive cash for their options by exercising such options prior to the Effective Time. To our knowledge, all directors and executive officers intend to vote their outstanding shares of common stock FOR approval and adoption of the merger agreement.

                              THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER (PAGE 17)

    The merger will become effective (the "Effective Time") upon the filing of Articles of Merger with the Secretary of State of the State of Minnesota. The filing is expected to occur promptly after approval of the merger agreement by our shareholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived.


EFFECT OF THE MERGER (PAGE 16)


    At the Effective Time, pursuant to the merger agreement:

     - Merger Sub will be merged with and into Empi and Empi will be the surviving corporation after the merger;

     - Empi is expected to be owned by MPI and GE Equity at the time of the merger; and

     - each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares as to which dissenters rights are properly exercised and not withdrawn or lost) will be converted into the right to receive $26.50 in cash, without interest.

    Pursuant to the merger agreement, each outstanding share of common stock of Merger Sub will be exchanged for one share of common stock of the surviving corporation. As a result, upon consummation of the merger, it is expected that MPI and GE Equity will own approximately 91.67% and 8.33%, respectively, of the outstanding stock of the surviving corporation. See "THE MERGER AGREEMENT--General and-- Payment for Shares."

REPRESENTATIONS AND WARRANTIES; CONDUCT OF BUSINESS PENDING THE MERGER (PAGE 18)

    The merger agreement contains various representations and warranties made by each of the parties to the merger agreement. The merger agreement also contains various covenants, including a covenant that during the period from the date of the merger agreement until consummation of the merger we will conduct our business in the usual and ordinary course.

CONDITIONS TO CONSUMMATION OF THE MERGER (PAGE 23)

    The merger is subject to various closing conditions, including the requisite approval of Empi shareholders.

NO SOLICITATION (PAGE 20)

    Subject to certain exceptions, we cannot, directly or indirectly:

     - solicit, initiate or encourage (including by way of furnishing information and assistance) the submission of inquiries, proposals or offers from any person, corporation or group other than MPI or its affiliates that relate to or may reasonably be expected to lead to an Acquisition Proposal (as defined in the merger agreement);

     -  agree to or endorse any Acquisition Proposal; or

     - enter into or participate in any discussions or negotiations with a third party regarding any Acquisition Proposal, cooperate in any way with a third party to make any Acquisition Proposal, or grant any waiver or release under any standstill or similar agreement with respect to any of our capital stock or other equity securities.

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
TERMINATION OF THE MERGER AGREEMENT (PAGE 24)

    The merger agreement may be terminated and the merger abandoned at any time prior to the filing of Articles of Merger with the Secretary of State of the State of Minnesota, notwithstanding the approval of the merger agreement by our shareholders, by written mutual consent of MPI and us. In addition, the merger agreement may be terminated and the merger abandoned at any time by either MPI or us if certain other conditions or events occur or exist. Moreover, we have agreed to pay in some instances a termination fee of $6 million if the merger agreement is terminated. In certain instances, we will also be required to reimburse MPI for expenses incurred in connection with the merger, not to exceed $1.5 million.

           MATERIAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS (PAGE 28)

    The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and your tax basis in Empi common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to fully understand how the merger will affect you.

                         ACCOUNTING TREATMENT (PAGE 16)

    The merger will be accounted for as a recapitalization. Accordingly, the historical basis of our assets and liabilities will not be impacted by the merger and the other transactions contemplated thereby.

           RIGHTS OF DISSENTING SHAREHOLDERS (PAGE 28 AND APPENDIX C)

    Under Minnesota law, our shareholders who do not vote for approval of the merger agreement, who file with Empi before the vote on the merger agreement a written notice of intent to demand the fair value of their shares and who comply with the other statutory requirements of the Minnesota Business Corporation Act may elect to receive, in cash, the judicially determined fair value of their shares of stock in lieu of the $26.50 per share merger consideration.

                    MARKET PRICES OF COMMON STOCK (PAGE 34)

    On May 26, 1999, the last trading day prior to the public announcement that we had entered into the merger agreement, the high and low sales prices for our common stock as reported on The Nasdaq National Market were $21.00 and $20.625 per share, respectively, and the closing sale price on such date was $20.813 per share. On Friday, August 6, 1999, the closing price for shares of our common stock, as reported on The Nasdaq National Market, was $25.563.

                       SELECTED FINANCIAL DATA (PAGE 35)

    Certain selected historical financial data are set forth under "SELECTED FINANCIAL DATA." You should read that data in conjunction with the financial statements and related notes included in this proxy statement.

           PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP (PAGE 32)

    As of July 30, 1999, the executive officers, directors and members of their immediate families directly owned an aggregate of 59,397 shares of common stock and options to purchase 335,151 shares of common stock representing approximately 6.1% of the total number of shares of common stock outstanding assuming exercise of all options. To our knowledge, all directors and executive officers intend to vote their outstanding shares of common stock for the approval and adoption of the merger agreement.

                             PARTIES TO THE MERGER

EMPI

    We are one of the largest medical device companies in rehabilitative medicine in the United States, according to marketing data published by Frost & Sullivan, an independent consulting firm. We develop, manufacture and market innovative and cost effective biomedical products and services for patients with functional disabilities. We are a leading supplier of electrotherapy, iontophoretic drug delivery, orthotic and incontinence treatment products to the markets we serve. We develop, market and manufacture products, supported by clinical research, that continuously improve the quality of life for patients with functional disabilities, and our products are used in both the clinic and home setting.

    Empi was organized as a Minnesota corporation in October 1977. Our corporate headquarters are located at 599 Cardigan Road, St. Paul, Minnesota 55126, and our phone number is (651) 415-9000. For a more detailed description of our business and properties, see the descriptions set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is included in this proxy statement beginning at page 37.

MPI, MERGER SUB, CARLYLE AND GE EQUITY

    MPI is a newly formed limited liability company which is currently owned by Carlyle and certain of its affiliates and co-investors. Merger Sub is a newly formed Minnesota corporation that is currently a wholly-owned subsidiary of MPI. MPI and Merger Sub were organized for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. To date, neither MPI nor Merger Sub have conducted any business other than in connection with their formation and capitalization and the transactions contemplated by the merger agreement. Upon consummation of the merger, it is expected that MPI and GE Equity will own approximately 91.67% and 8.33%, respectively, of the outstanding common stock of the Surviving Corporation after the merger. GE Equity is a Delaware corporation and a wholly-owned subsidiary of GE Capital.

    Carlyle is a global investment firm that originates, structures, and acts as lead equity investor in leveraged acquisitions, strategic minority equity investments, venture capital financings, consolidations, and growth capital financings. Founded in 1987, Carlyle has completed approximately 95 transactions, investing over $2.5 billion of equity and purchasing more than $10 billion of assets. Carlyle currently has approximately $5 billion of capital under management, and is focused on investing in specific industries where it has in-depth knowledge and expertise such as aerospace and defense, information technology, media and telecommunications, health care, environmental and energy, and consumer products.

    GE Equity is the private equity arm of GE. GE Capital, with assets of more than $300 billion, is a global, diversified financial services company with 28 specialized businesses. GE Capital is a wholly-owned subsidiary of General Electric Capital Services, Inc., which is a wholly-owned subsidiary of GE. GE Capital, based in Stamford, CT, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

    The parties expect that GE Equity will hold 8.33% of the outstanding common stock of Merger Sub prior to the merger and, thus, will hold 8.33% of the outstanding common stock of the Surviving Corporation immediately following the merger. However, Merger Sub and GE Equity have not yet entered into a definitive agreement to purchase shares of common stock of Merger Sub. If GE Equity does not purchase such shares, Carlyle and certain of its affiliates and co-investors will purchase 100% of the outstanding common stock of Merger Sub and, accordingly, will hold 100% of the outstanding common stock of the Surviving Corporation immediately following the merger.

                              THE SPECIAL MEETING

DATE; TIME; PLACE AND RECORD DATE OF THE SPECIAL MEETING

    The special meeting of shareholders of Empi will be held on Friday, August 27, 1999, 10 a.m., Central Time, at our headquarters located at 599 Cardigan Road, St. Paul, MN 55126. The accompanying proxy is being solicited by our Board of Directors and is to be voted on at the special meeting or any adjournments or postponements thereof. The holders of record of our common stock as of the close of business on July 30, 1999 are entitled to receive notice of, and to vote at, the special meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, as well as any other matters that may properly come before the special meeting and any postponements or adjournments thereof. It is not anticipated that any other matters will be brought before the special meeting. However, if other matters should properly come before the special meeting, the holders of proxies solicited hereby will vote on such matters in their discretion, unless you withhold such authority.

VOTING INFORMATION

    Each outstanding share of our common stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special meeting. However, proxies that reflect abstentions and proxies that are not returned will have the same effect as a vote against approval of the merger agreement, because the affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement.

    Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners; however, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of non-routine proposals (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger proposal.

SOLICITATION; REVOCATION AND USE OF PROXIES

    We will pay the costs of soliciting proxies from our shareholders and the costs of reporting and mailing this proxy statement, the enclosed proxy and any other material furnished to our shareholders in connection with the special meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers and employees may solicit proxies by telephone, telecopy and personal contact, without separate compensation for such activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and such persons will be reimbursed for their reasonable out-of-pocket expenses.

    You may revoke your proxy at any time before voting your proxy at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to our Assistant Secretary at 599 Cardigan Road, St. Paul, MN 55126; Attention: Patrick Spangler, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the special meeting for approval and adoption of the merger agreement and in accordance with this proxy statement on any other business that may properly come before the special meeting and any postponements or adjournments thereof.

    The Board of Directors is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

    PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. In the event the merger is consummated, you will be sent instructions regarding the procedures for exchanging your existing stock certificates for a cash payment.

                                   THE MERGER

BACKGROUND OF THE MERGER

    During 1995, the Board of Directors conducted a broad ranging review of our strategic alternatives in light of a number of factors affecting the electrotherapy, orthopedic rehabilitation and incontinence treatment markets in general and Empi in particular. The factors that lead the Board of Directors to conduct a review of these strategic alternatives included then current market conditions, the regulatory environment affecting the electrotherapy, orthopedic, rehabilitative and incontinence treatment markets and the failure to obtain approval of certain incontinence products for Medicare reimbursement.

    The Board of Directors believed that the then current market conditions in the industry resulted in increasing competition and pricing pressures for many of Empi's products. As a result, Empi's revenue growth was not expected to outpace the rate of growth for the industry. In addition, the increasingly complex regulatory environment resulted in longer approval processes and uncertain reimbursement policies for its new products, resulting in unpredictable revenue growth for these new products. Finally, Empi believed that revenue growth in the incontinence product market depended on its ability to obtain government reimbursement for its pelvic floor stimulative products which had been significantly delayed by the Health Care Financing Administration, despite substantial efforts over a three-year period.

    As a result of this review, the Board of Directors decided to consider various strategic alternatives, including a disposition of assets, alliances with strategic partners, a sale of Empi and potential acquisitions.

    In October 1995, the Board of Directors engaged Dain Rauscher ("Dain") to act as its financial advisor in the process of reviewing its strategic alternatives and identifying strategic partner candidates. In late 1995, Empi entered into discussions with several companies regarding a possible strategic relationship; however, none of these discussions progressed beyond the initial discussion stage. As a result of such discussions, we discontinued pursuit of a possible transaction at that time.

    Based upon a continuing review of our strategic alternatives, in June 1998, the Board of Directors decided to retain a financial advisor to assist Empi in continuing to examine its strategic alternatives. During June and July 1998, representatives of Empi met with representatives of Lazard Freres to discuss and review our recent financial and market trends as well as Lazard Freres' financial advisory services. On July 22, 1998, at a meeting of the Board of Directors, Lazard Freres was formally retained to solicit indications of interest in entering into a strategic relationship with Empi.

    During the period from July 1998 to October 1998, at the request of the Board of Director's, Lazard Freres contacted 35 parties. Lazard Freres provided financial statements, copies of material contracts, monthly operating reports and detailed product information to the parties that requested additional information about Empi.

    During this same period, Empi's management and representatives of Lazard Freres met with representatives of certain of these parties to explore possible strategic relationships and business combinations. We provided additional information on an ongoing basis to those parties who remained interested in considering a business combination with Empi. None of these discussions resulted in a formal acquisition proposal to purchase Empi.

    By October 1998, each party contacted by Lazard Freres had informed us that they did not intend to pursue further discussions regarding a possible acquisition of Empi. Subsequent to October 1998, however, representatives of Empi continued to contact and meet with prospective purchasers.

    In early April 1999, representatives of Carlyle contacted us to arrange a meeting to discuss a possible acquisition of Empi. At that meeting, Carlyle indicated that they would like to explore further the possible acquisition of Empi with the Board of Directors. On April 14, 1999, representatives of Carlyle visited our headquarters for a demonstration of our products.

    On April 28, 1999, Mr. Laptewicz informed the Board of Directors that Carlyle may be interested in pursuing discussions regarding the possible acquisition of Empi. Mr. Laptewicz indicated that he believed that Carlyle would submit an indication of interest to the Board of Directors regarding the potential acquisition of Empi. The Board of Directors formed a special committee of the Board of Directors comprised of the non-employee directors to consider and act upon any firm proposals made by Carlyle. Additionally, the Board of Directors authorized senior management to continue to explore a potential transaction with Carlyle.

    Between April 29 and May 3, 1999, Mr. Laptewicz and representatives of Carlyle held several discussions regarding the potential terms of a possible acquisition of Empi by Carlyle.

    On May 4, 1999, Mr. Laptewicz received a letter from Carlyle setting forth Carlyle's non-binding indication of interest regarding the possible acquisition of Empi's outstanding common stock for $26.50 per share in cash and seeking an understanding from Empi that it would not solicit additional offers for a period of 15 business days.

    On May 5, 1999, Mr. Laptewicz, Patrick Spangler, Empi's Chief Financial Officer, and representatives of Fredrikson and Byron, P.A. ("Fredrikson") held discussions with Carlyle and Latham & Watkins, Carlyle's legal counsel, regarding Carlyle's proposal. Later that same day, Mr. Laptewicz reviewed the terms of Carlyle's proposal with the special committee and Fredrikson. After a detailed review and extended discussion of the Carlyle proposal, the special committee authorized Mr. Laptewicz to proceed with discussions with Carlyle regarding the potential acquisition of Empi by Carlyle and to confirm to Carlyle that Empi would not solicit competing offers to acquire Empi for a period of 15 business days. The special committee then authorized our senior management, along with Lazard Freres and Fredrikson, to conduct further discussions with Carlyle and commence negotiations of the terms of a definitive merger agreement with Carlyle for consideration by the special committee and the Board of Directors.

    During the period from May 5, 1999 to May 24, 1999, Carlyle and its representatives conducted legal, business and accounting due diligence covering our business. In addition, Empi and Carlyle and their respective representatives conducted discussions regarding the initial draft of a proposed merger agreement.

    Between May 19 and May 24, 1999, representatives of Carlyle and Empi and their respective advisors, continued to discuss the specific terms of the draft merger agreement. Throughout this period, Mr. Laptewicz informed the members of the special committee and the Board of Directors of the status of these discussions and consulted with them on issues raised in such discussions.

    On May 25, 1999, the special committee and the Board of Directors held a special meeting at the offices of Fredrikson to consider the merger agreement and the transactions contemplated thereby. Members of our senior management, representatives of Fredrikson and representatives of Lazard Freres made presentations to the special committee and the Board of Directors and discussed with the special committee and the Board of Directors their views and analysis of various aspects of the proposed merger. Lazard Freres delivered to the special committee and the Board of Directors its oral opinion (which was subsequently confirmed in writing) which stated that, subject to the limitations, assumptions and qualifications stated in their opinion, the per share consideration was fair to the holders of common stock, from a financial point of view. The special committee and the full Board of Directors reviewed and considered, among other things, the matters described under "THE MERGER--Reasons for the Merger." After a comprehensive discussion, each of the special committee and the Board of Directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger (subject to execution of the final merger agreement). The special committee and the Board of Directors each unanimously resolved that the terms of the merger are fair to, and in the best interests of, Empi's shareholders and unanimously resolved to recommend that the shareholders vote to approve and adopt the merger agreement.

    On May 26, 1999, Empi and Carlyle, and their respective legal advisors, finalized the merger agreement.

    On the morning of May 27, 1999, the merger agreement was duly executed and delivered by Empi, MPI and Merger Sub. Thereafter, Empi issued a press release announcing the execution of the merger agreement.

    Subsequently, Carlyle commenced discussions with GE concerning possible co-investment with Carlyle in Merger Sub shortly after execution of the merger agreement pursuant to provisions of the merger agreement that permit Carlyle to identify investors to invest in concert with Carlyle in the transaction following execution of the merger agreement. GE was not involved in negotiation of the merger agreement but may invest in concert with Carlyle in the transaction.

REASONS FOR THE MERGER

    In arriving at the determination that the merger is fair to and in the best interests of our shareholders, the Board of Directors and the special committee considered a number of factors, including, without limitation, the following:

     - The fluctuation in historical trading prices for and the share volume of our common stock over the last several years and the fact that $26.50 per share represents a 27% premium over the closing price per share on May 26, 1999 (the last day of trading prior to our announcement of the merger).

     - The presentation made by Lazard Freres to us (including the assumptions and methodologies underlying their analysis) and their opinion that the price of $26.50 per share of common stock to be received by you is fair, from a financial point of view.

     - The current and prospective environment in which we operate, and in particular the competitive factors affecting the orthopedic rehabilitation and incontinence treatment markets and the difficult regulatory and reimbursement environment in which we operate.

     - Our lengthy and ongoing review of available strategic alternatives and our conclusion that the merger offered the best opportunity to maximize shareholder value. We took into account the fact that our financial advisors had contacted a substantial number of potential bidders in a process designed to elicit third-party proposals to enter into a strategic relationship with us, and that such participants in this process were afforded ample opportunity to submit proposals to us.

     - Carlyle's business reputation, financial resources and their high rate of success in structuring and completing transactions similar to the merger and the belief that Carlyle has the ability to complete the merger in a timely manner.

    The foregoing discussion addressed the material information and factors considered by the Board of Directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Board of Directors did not find it practicable to and did not specifically make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. While the determination to approve the merger was made after consideration of all the factors as a whole, the Board of Directors considered carefully the lengthy and exhaustive process, initially undertaken by Empi in 1995, to identify strategic alternatives which maximized shareholder value.

    THE SPECIAL COMMITTEE AND THE FULL BOARD OF DIRECTORS, HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THE SPECIAL COMMITTEE HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, EMPI'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF EMPI VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, EMPI'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF EMPI VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

    On May 25, 1999, Lazard Freres rendered its oral opinion to the special committee and the Board of Directors, which opinion was confirmed by delivery of its written opinion dated May 27, 1999, to the effect that, as of such date, based upon and subject to the various considerations set forth in the opinion, the per share consideration to be received pursuant to the merger was fair to the holders of common stock (other than MPI, Merger Sub and their affiliates), from a financial point of view.

    A copy of the full text of the opinion of Lazard Freres dated May 27, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. This summary discussion of such opinion of Lazard Freres is qualified in its entirety by reference to the full text of such opinion. The engagement of Lazard Freres and its opinion are for the benefit of the special committee and the Board of Directors and its opinion was rendered to the special committee and the Board of Directors in connection with its consideration of the merger. Lazard Freres' opinion is directed only to the fairness of the per share consideration to holders of common stock from a financial point of view (other than MPI, Merger Sub and their affiliates), and does not address any other aspects of the merger. The opinion is not intended to, and does not constitute, a recommendation to any holder of common stock as to how such holder should vote with respect to the merger. Holders of common stock are urged to read the opinion of Lazard Freres in its entirety.

    Lazard Freres, in connection with its written opinion dated May 27, 1999, to the special committee and the Board of Directors:

     -  reviewed the financial terms and conditions of the merger agreement;

     - analyzed certain historical business and financial information relating to Empi;

     - reviewed various financial forecasts and other data provided to Lazard Freres by Empi relating to its business;

     - held discussions with members of senior management of Empi with respect to the business, prospects and the strategic objectives of Empi;

     - reviewed public information with respect to certain other companies in lines of business Lazard Freres believed to be generally comparable to the business of Empi;

     - reviewed the financial terms of certain business combinations involving companies in lines of business Lazard Freres believed to be generally comparable to those of Empi;

     - reviewed the historical stock prices and trading volumes of the common stock; and

     - conducted such other financial studies, analyses and investigations as Lazard Freres deemed appropriate.

    Lazard Freres relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information, or for any independent valuation or appraisal of any of the assets or liabilities of Empi or for matters concerning the solvency of or issues relating to solvency concerning Empi. With respect to financial forecasts, Lazard Freres assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Empi as to the future financial performance of Empi. Lazard Freres assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

    The written opinion of Lazard Freres was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, May 27, 1999. In rendering its opinion, Lazard Freres did not address the relative merits of the merger, any alternative potential transaction or Empi's underlying decision to effect the merger.

    In rendering its opinion, Lazard Freres assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material term or condition by Empi, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on Empi.

    The following is a summary of the material financial and comparative analyses performed by Lazard Freres in connection with providing its opinion to the special committee and the Board of Directors and reviewing it with the special committee and the Board of Directors at their meeting on May 25, 1999.

    COMPARABLE PUBLICLY TRADED COMPANIES ANALYSIS. Lazard Freres reviewed and compared certain actual and estimated financial, operating and stock market information of companies in lines of business believed to be generally comparable to those of Empi in the health care industry (the "Selected Comparable Companies"), including:

     -  Invacare Corporation;

     -  IOMED, Inc.;

     -  Maxxim Medical, Inc.;

     -  Mentor Corporation;

     -  Merit Medical Systems;

     -  Rehabilicare, Inc.;

     -  Sunrise Medical Inc.; and

     -  Vital Signs Inc.

    The analysis indicated the following:

                              RANGE OF             MANAGEMENT
                            COMPARABLES           CASE OF EMPI
                       ----------------------       PRIOR TO
                          LOW        HIGH         ANNOUNCEMENT
                       ---------  -----------  -------------------
Enterprise Value as a
  Multiple of:
  Revenues
    2000.............       0.5x        1.5x             1.6x
    1999.............       0.5x        1.6x             1.7x
    LTM..............       0.6x        1.8x             1.7x
  EBITDA
    2000.............       4.9x        7.5x             5.2x
    1999.............       5.5x        8.4x             5.4x
    LTM..............       7.1x       11.2x             5.9x
  EBIT
    2000.............       6.6x        9.3x             5.7x
    1999.............       7.8x       10.5x             5.9x
    LTM..............      11.0x       14.9x             6.8x
Price as Multiple of
  Earnings:
    2000.............       6.9x       12.6x             9.1x
    1999.............       8.6x       15.6x             9.7x
    LTM..............      11.0x       21.9x            10.8x

The following definitions were used in this and other analyses:

 - Enterprise value of a company is defined as the market value of its equity plus the value of its net debt;

 -  "LTM" is defined as twelve months;

 - "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization; and

 -  "EBIT" is defined as earnings before interest and taxes.

    The implied equity value per share of the common stock was calculated based upon two sets of projections provided by the management of Empi. The first set of projections, the "Management Case," assumed historical revenue growth rates of Empi of 3% over the last 3 years and 1.5% incremental margin improvement, and the second set of projections, the "Downside Case," assumed no revenue growth and 0.75% of incremental margin improvement. The implied equity value per share using the medians of the low and high data points for the Selected Comparable Companies ranged from $20.42 to $28.12 in the Management Case and from $20.07 to $27.18 in the Downside Case. Lazard Freres noted that it did not believe that any of the Selected Comparable Companies were directly comparable to Empi because none of the Selected Comparable Companies had the same business mix, growth rates and/or financial characteristics as Empi.

    SELECTED PRECEDENT TRANSACTIONS ANALYSIS. Lazard Freres reviewed selected publicly available financial, operating and stock market information of 15 acquisition transactions in the health care industry since 1993 (the "Selected Health Care Transactions"), including:

     -  Chase Capital Partners and Affiliates/ Donjoy (Smith & Nephew) (1999);

     -  Plexus Corp./SeaMED Corp. (1999);

     -  Kimberly-Clark Corporation/Ballard Medical Products (1998);

     -  Rehabilicare Inc./Staodyn Inc. (1997);

     -  Maxxim Medical, Inc./Circon Corporation (1998);

     -  Maxxim Medical, Inc./Winfield Medical (1998);

     -  Freeman Spogli & Co., and Management/Hudson Respiratory Care Inc.
        (1998);

     -  US Surgical Corp./Valleylab (Pfizer Inc.) (1997);

     -  Conmed Corporation/Linvatec Corp. (Bristol-Myers) (1997);

     -  Respironics Inc./Healthdyne Technologies Inc. (1997);

     -  Kimberly-Clark Corporation/Tecnol Medical Products Inc. (1997);

     -  Advanced Medical Inc./Ivac Medical Systems Inc. (1996);

     -  Maxxim Medical, Inc./Sterile Concepts Holdings Inc. (1996);

     -  Marquette Electronics Inc./E for M Corp. (1995); and

     -  Thermo Electron Corporation/ Biomedical Inst. Div. (Nicolet Inst.)
        (1993)

Thirteen of these transactions were strategic in nature, which are acquisitions by one company of another company in the same industry, while two acquisitions were made by financial buyers, which are companies which make acquisitions for investment purposes.

    This analysis indicated the following:

                         RANGE OF SELECTED
                            HEALTH CARE
                            TRANSACTIONS       MANAGEMENT CASE OF
                       ----------------------     EMPI PRIOR TO
                          LOW        HIGH         ANNOUNCEMENT
                       ---------  -----------  -------------------
Enterprise Value as a
  Multiple of:
  LTM Revenues.......       0.9x        2.4x             1.7x
  LTM EBITDA.........       7.2x       14.1x             5.9x
  LTM EBIT...........       8.6x       21.2x             6.8x
Price to LTM
  Earnings...........      15.7x       25.3x            10.8x


    Based upon the Management Case, the implied equity value per share based on the means and medians of the low and high data points for the Selected Health Care Transactions ranged from $23.19 to $48.75.


    PREMIUMS PAID ANALYSIS. Lazard Freres reviewed the publicly available information concerning premiums paid in 12 of the Selected Health Care Transactions, selected other leveraged buyout ("LBO") transactions since 1998 (12 transactions), and cash transactions valued between $100 and $250 million since 1998 (132 transactions). Lazard Freres analyzed the information on such transactions using two criteria, the purchase price as a percentage of the 52-week high trading price and the purchase price as a percentage premium to the one-month-prior trading price. Based on Empi's 52 week high trading price of $28.63 and Empi's closing price on May 20, 1999 of $20.75, the implied equity value per share for the two criteria ranged from $20.27 to $43.40.

    DISCOUNTED CASH FLOW ANALYSIS. Based upon the Management Case and the Downside Case, Lazard Freres estimated the enterprise values based on EBITDA exit multiples ranging from 6.0x to 8.0x and based on the perpetual growth of unlevered free cash flows at rates ranging from 3.0% to 4.0%. In this analysis, Lazard Freres used discount rates ranging from 10.0% to 12.0%. The equity value per share based on EBITDA exit multiples in the Management Case ranged from $23.82 to $31.46 and in the Downside Case from $21.46 to $28.12. The equity value per share based on the perpetual growth of unlevered free cash flows for the Management Case ranged from $25.28 to $37.06 and in the Downside Case ranged from $23.56 to $34.35.

    LEVERAGED BUYOUT ANALYSIS. Lazard Freres prepared an analysis as to the consideration an LBO purchaser might be willing to pay to acquire Empi. This analysis was based upon the then-current economic market conditions and projections provided by management of Empi including the Management Case, the Downside Case and a third set of projections which assumed a new strategic direction for Empi and reduced focus on short term earnings (the "Private Market Case"). Lazard Freres assumed two capital structures and financing rate scenarios, including one consistent with the financing commitments under the proposed capital structure and another with more aggressive leverage assumptions. Assuming internal rates of return to equity investors of approximately 25% to 30%, which are considered in the industry to be targeted rates of return required by financial buyers, the per share consideration an LBO purchaser might be willing to pay for Empi ranged from $21.50 to $24.50 under the Management Case, $20.50 to $23.00 under the Downside Case and $24.00 to $27.50 under the Private Market Case.

    HEALTH CARE LBO TRANSACTIONS COMPARABLES. Lazard Freres reviewed selected publicly available financial, operating and stock market information of 10 LBO transactions in the health care industry since 1994 (the "Selected Health Care LBOs"), including:

     -  Chase Capital (Chase Manhattan Corp.)/Donjoy (Smith & Nephew) (1999);

     -  Welsh, Carson Anderson & Stowe et al./Concentra Managed Care (1999);

     -  Madison Dearborn Partners et al./Team Health Group (MedPartners) (1999);

     -  Welsh, Carson Anderson & Stowe et al./MedCath (1998);

     -  Freeman Spogli & Co., and Management/Hudson Respiratory Care Inc.
        (1998);

     -  Bruckmann Rosser Sherrill & Co./ MEDIQ Incorporated (1998);

     -  Thomas H. Lee Co./Fisher Scientific International Inc. (1997);

     -  Fremont Partners et al./Kinetic Concepts, Inc. (1997);

     -  Apollo Management, L.P./SMT Health Services Inc. (1997); and

     -  River Medical Acquisition Corp. (DLJ)/ Ivac Corporation (Eli Lilly)
        (1994).

    This analysis indicated the following:

                            RANGE OF LBO
                            TRANSACTION
                            COMPARABLES        MANAGEMENT CASE OF
                       ----------------------     EMPI PRIOR TO
                          LOW        HIGH         ANNOUNCEMENT
                       ---------  -----------  -------------------
Enterprise Value as a
  Multiple of:
  LTM Revenues.......       0.9x        2.7x             1.7x
  LTM EBITDA.........       5.5x        9.5x             5.9x
  LTM EBIT...........       6.4x       14.1x             6.8x
Price to LTM
  Earnings...........      14.4x       23.4x            10.8x

    Based upon financial information provided by the management of Empi, the implied equity value per share for the Selected Health Care LBOs assuming medians of low and high data points ranged from $19.31 to $38.61.

    The summary set forth above does not purport to be a complete description of the analyses performed by Lazard Freres, although it is a summary of the material financial and comparative analyses performed by Lazard Freres in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying the opinion of Lazard Freres. No company or transaction used in the above analyses as a comparison is identical to Empi, or the transactions contemplated by the merger agreement. In arriving at its opinion, Lazard Freres considered the results of all such analyses and did not assign relative weights to any of the analyses. The analyses were prepared solely for the purpose of Lazard Freres providing its opinion to the Board of Directors and the special committee in connection with its consideration of the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Lazard Freres made, and was provided estimates and forecasts by Empi's management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Empi and Lazard Freres. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

    In performing its analyses, Lazard Freres made numerous assumptions with respect to industry performance, general business and economic conditions and other matters.

Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Empi, Lazard Freres, or any other person, assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.

    Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard Freres was selected to act as investment banker to the special committee and the Board of Directors because of its expertise and its reputation in investment banking and mergers and acquisitions.

    In connection with Lazard Freres services as investment banker to Empi, including its delivery of the opinion summarized above, Empi has agreed to pay Lazard Freres a fee of approximately $2 million, a substantial portion of which is contingent upon the completion of the merger. Empi also has agreed to reimburse Lazard Freres for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and will indemnify Lazard Freres and certain related parties against certain liabilities that may arise out of the rendering of the opinion.

    In the ordinary course of its business, Lazard Freres and its affiliates may actively trade in the securities of Empi for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position.

                              ACCOUNTING TREATMENT

    The merger will be accounted for as a recapitalization. Accordingly, the historical basis of our assets and liabilities will not be impacted by the merger and the other transactions contemplated by the merger agreement.

                              THE MERGER AGREEMENT

    The description of the merger agreement contained in this proxy statement does not purport to be complete and is qualified in its entirety by, and made subject to, the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated herein by reference. Shareholders are urged to read the merger agreement in its entirety.

GENERAL

    If the merger agreement is approved by a majority of the shareholders entitled to vote on such matters (the "Required Shareholder Vote"), Merger Sub will be merged with and into Empi, with Empi being the Surviving Corporation after the merger. At the Effective Time, each share of common stock outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are perfected) will be converted into the right to receive $26.50, without interest. See "THE MERGER AGREEMENT--Payment for Shares." As of the Effective Time, our shares of common stock will no longer be quoted on The Nasdaq Stock Market, and the registration of the common stock under the Exchange Act will be terminated. Dissenting shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING SHAREHOLDERS."

TREATMENT OF EMPLOYEE OPTIONS

    Pursuant to our stock option plans and as a result of the merger, the Board of Directors has elected to accelerate, at the Effective Time, the vesting of all outstanding options so that they will be exercisable 20 days prior to the Effective Time. Those employees and non-employee directors who hold options and choose not to exercise their accelerated options before the Effective Time will have their options converted at the Effective Time to immediately exercisable options to purchase shares of common stock of the Surviving Corporation. The exercise price on such converted options will be equal to the current exercise price of the options. Employees and non-employee directors who hold options and choose to exercise their accelerated options before the Effective Time will receive $26.50 per share for each share of Empi common stock issued upon exercise of such options and will be required to pay to Empi the applicable exercise price to exercise such options. The acceleration and exercise of the options is conditioned on consummation of the merger.

EFFECTIVE TIME

    The merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Minnesota in accordance with MBCA or at such later time as is specified in such Articles of Merger. The filing is expected to occur promptly after approval of the merger agreement by our shareholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "THE MERGER AGREEMENT-- Conditions to the Merger."

PAYMENT FOR SHARES

    A bank or trust company designated by MPI and reasonably acceptable to us will act as the paying agent (the "Paying Agent") for the payment of the merger consideration to the holders of common stock. At the Effective Time, MPI will deposit, or cause to be deposited, sufficient cash with the Paying Agent in order to permit the payment of the merger consideration.

    Instructions with regard to the surrender of certificates formerly representing shares of common stock, together with the letter of transmittal to be used for that purpose, will be mailed to you as soon as practicable after the Effective Time. You should not surrender certificates until you receive the letter of transmittal. As soon as practicable following the receipt by the Paying Agent of your certificate(s) formerly representing Empi common stock, a duly completed and validly executed letter of transmittal and any other item specified by the letter of transmittal, the Paying Agent will pay such amount equal to the product of the merger consideration multiplied by the number of shares of common stock represented by such certificate(s) to such shareholder by check or draft less any amount required to be withheld under applicable federal income tax regulations. All certificates formerly representing our common stock will then be canceled.

    After the Effective Time, holders of certificates formerly representing our common stock will cease to have any rights as shareholders of Empi, except as provided in the merger agreement or under the MBCA, and such holders' sole right will be to receive the merger consideration with respect to such shares (or, in the case of dissenting shares, the statutorily determined "fair value"). The Surviving Corporation shall pay all service charges, brokerage commissions and transfer taxes in connection with the shareholders' surrender of their shares of common stock in exchange for cash, except if payment is to be made to a person other than the person in whose name the surrendered certificate is registered. In such case, it will be a condition of payment that the person requesting such payment pay any transfer and other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation and the Paying Agent that such taxes have been paid or are not applicable. At the Effective Time, our stock transfer books will be closed and there will not be any registration of transfers of shares of common stock thereafter on the records of Empi.

    To the extent permitted by law, the appointment of the Paying Agent will be terminated six months following the Effective Time. Any portion of the merger consideration remaining undistributed upon termination of the Paying Agent's appointment will be returned to the Surviving Corporation, and any holders of certificates formerly representing shares of common stock may thereafter surrender to the Surviving Corporation such certificates and (subject to abandoned property, escheat or similar laws) receive in exchange therefor the merger consideration to which they are entitled, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under relevant law. In no event will former holders of shares of our common stock be entitled to receive payment of any interest on the merger consideration. The total amount of funds required by MPI to acquire all the outstanding shares of common stock pursuant to the merger agreement and to pay fees and expenses associated with the merger is estimated to be approximately $178 million.

OFFICERS, DIRECTORS AND GOVERNING DOCUMENTS

    At the Effective Time, the directors of Merger Sub will become the directors, and the officers of Empi will become the officers, of the Surviving Corporation. At the Effective Time, the Articles of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by Empi, including representations and warranties relating to:

     - due organization, valid existence and good standing and the absence of any voting trusts, proxies or similar agreements;

     -  capitalization;

     - the authorization, execution, delivery and enforceability of the merger agreement;

     - the absence of any conflicts under Empi's Articles of Incorporation and Bylaws, any applicable law or any material contract of Empi;

     -  the adequacy of filings with the Securities and Exchange Commission;

     - compliance with applicable laws, including the Food and Drug Administration laws and regulations, and other laws;

     -  the absence of undisclosed liabilities;

     -  the absence of certain material adverse changes since December 31, 1998;

     -  material contracts;

     -  machinery, equipment and personal property;

     -  intellectual property;

     -  real property;

     -  claims and litigation;

     - benefit plans and certain matters relating to the Employee Retirement Income Security Act of 1974, as amended (the "ERISA");

     -  labor relations;

     -  environmental matters;

     -  tax matters;

     - the absence of consents, approvals, orders or authorizations of certain governmental authorities, except those specified in the merger agreement, in order to consummate the merger;

     -  the existence and validity of necessary licenses and permits;

     -  customers and suppliers;

     -  insurance;

     -  year 2000 programs;

     -  broker's and finder's fees;

     -  the receipt of an opinion of Lazard Freres;

     - the Board of Directors' approval of the merger agreement and the transactions associated with it;

     -  the Required Shareholder Vote;

     -  the accuracy of information in this proxy statement; and

     -  information disclosed to MPI concerning Empi's business.

    The merger agreement contains various representations and warranties made by MPI and Merger Sub, including representations and warranties relating to:

     -  due organization, power, authority and good standing;

     - the authorization, execution, delivery and enforceability of the merger agreement;

     - the absence of any conflict under their Articles of Incorporation and Bylaws, any applicable law or other contracts and documents;

     -  the absence of claims, judgments and other litigation;

     - the absence of consents, approvals, orders or authorizations of certain governmental authorities, except those specified in the merger agreement, in order to consummate the merger;

     -  broker's and finder's fees;

     - the accuracy of certain information supplied by MPI for inclusion in this proxy statement;

     -  the financing required to consummate the merger; and

     -  information disclosed to Empi concerning MPI and Merger Sub.

CONDUCT OF THE BUSINESS PENDING THE MERGER

    Under the merger agreement, we have agreed that, prior to the Effective Time, our business and our subsidiaries' business will be conducted in accordance with certain restrictions set forth in the merger agreement. Among other things, we have agreed that we will: (1) operate only in the usual, regular and ordinary course and consistent with past practice, and (2) use our commercially reasonable efforts to preserve intact our present business organization, keep available the services of our present officers and employees and preserve our relationships with customers, suppliers and others having business dealings with us.

    Under the merger agreement, we have agreed that we will not, and shall not permit any of our subsidiaries to, do any of the following prior to the Effective Time without MPI's prior written consent:

     - amend our Articles of Incorporation or Bylaws or comparable governing instruments;

     - subject to certain exceptions, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, (1) any merger, consolidation or business combination (other than the merger), (2) release or relinquishment of any material contract rights, or (3) any acquisition or disposition of assets or securities other than in the ordinary course of business consistent with past practice;

     - grant, confer or award any additional options, warrants, conversion rights or other rights or equity securities or to acquire any shares of our capital stock or other securities of Empi or our subsidiaries or except as otherwise agreed, accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

     - amend the terms of our employee benefit plans, including, without limitation, any employment, severance or similar agreements or arrangements, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

     - increase or agree to increase the compensation payable or to become payable to our officers or, other than increases in accordance with past practice which are not material, to our employees, grant any severance or termination pay to any employee or enter into any collective bargaining agreement;

     - except in certain instances, incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or make any loans or advances to any other person;

     - materially change any practice with respect to taxes; make, change or revoke any material tax election; or settle or compromise any material dispute involving a tax liability;

     - declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of our capital stock or other equity securities such as subscriptions, calls, warrants, options, securities exchangeable into stock and other equity equivalents or directly or indirectly redeem, purchase or otherwise acquire any shares of our capital stock or other equity securities or split, combine or reclassify any of our capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity securities;

     - issue, deliver, sell, pledge or otherwise encumber any of our capital stock or other equity securities (other than the issuance or shares of Empi common stock upon the exercise of options outstanding on the date hereof in accordance with their present terms);

     - make or agree to make any capital expenditure in excess of $250,000 in the aggregate;

     -  change any accounting principles or practices;

     - pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in our most recent financial statements (or the notes thereto) or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect any confidentiality, standstill, non-solicitation or similar agreement to which we are a party;

     - revalue in any material respect any of our material assets, including, without limitation, writing down the value of any inventory or writing off of any notes or accounts receivable other than as required by GAAP; and

     - take, or agree (in writing or otherwise) or resolve to take, any of the actions described above.

NO SOLICITATION

    Pursuant to the merger agreement, we have agreed to cease and cause our advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). Subject to the following paragraph, neither Empi nor any of its subsidiaries will, nor shall we authorize or permit any of our officers, directors, agents, representatives or advisors to, directly or indirectly:

     - solicit, initiate or encourage (including by way of furnishing information and assistance) the submission of inquiries, proposals or offers from any person, corporation or group other than MPI or its affiliates (a "Third Party"), that relate to or may reasonably be expected to lead to an Acquisition Proposal (as defined below);

     -  agree to or endorse any Acquisition Proposal;

     - enter into or participate in any discussions or negotiations with a Third Party regarding any Acquisition Proposal, or otherwise cooperate in any way with a Third Party to make any Acquisition Proposal; or

     - grant any waiver or release under any standstill or similar agreement with respect to any capital stock or other equity securities of Empi or any of its subsidiaries.

    Notwithstanding the foregoing paragraph, if our Board of Directors concludes in good faith on the basis of written advice from outside counsel that an Acquisition Proposal, if accepted, is reasonably likely to be consummated, and would, if consummated, result in a more favorable transaction than the merger, we may (either directly or indirectly), at any time prior to the special meeting, do any of the following if it is necessary to comply with its fiduciary duty to our shareholders:

     - furnish certain information and engage in discussions or negotiations with a Third Party;

     - withdraw, modify or amend its recommendation to Empi's shareholders with respect to the merger agreement; or

     -  recommend an Acquisition Proposal to Empi's shareholders.

    An "Acquisition Proposal" means any bona fide inquiry, proposal or offer from any Third Party relating to any direct or indirect:

     - acquisition or purchase of 15% or more of the assets or 15% or more of any class of our capital stock or other equity securities;

     - tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of any class of our capital stock or other equity securities;

     - merger, consolidation, statutory share exchange, recapitalization, sale of all or substantially all of our assets, liquidation, dissolution or similar transaction involving us or any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our assets; or

     - other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger or which would reasonably be expected to materially dilute the benefits to MPI of the transactions contemplated in the merger agreement.

ACCESS TO INFORMATION

    We agreed to allow MPI, its counsel, accountants, business consultants and other representatives and the financial institutions (and their counsel and representatives) providing financing in connection with the merger agreement, during regular business hours upon reasonable notice, to make reasonable inspection of our assets, facilities, business and operations, including, without limitation, the performance of environmental site assessments. We also agreed to allow such parties to inspect and make copies of contracts, books and records and all other documents and information reasonably requested by MPI and related to our operations and business including, without limitation, historical financial information concerning our business and to meet with our employees and officers. We further agreed to furnish to MPI promptly upon request all additional documents and information with respect to our affairs relating to our businesses and access to our employees and to our accountants and counsel as MPI, or its counsel or accountants, may from time to time reasonably request.

REASONABLE BEST EFFORTS

    Upon the terms and subject to the conditions set forth in this Agreement, we have agreed to use our reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with MPI and Merger Sub in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. We have agreed to use our reasonable best efforts and cooperate with MPI in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or other persons, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by the merger agreement, including the merger, and in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

FINANCING

    If MPI requests, we will cooperate, and will cause Ernst & Young LLP to cooperate, in all reasonable respects with the efforts of MPI to finance the transactions contemplated by the merger agreement, including, without limitation, providing assistance in the preparation of one or more offering documents relating to debt financing to be obtained by MPI and executing and delivering any commitment letters, or underwriting, placement or purchase agreements, loan agreements, security documents, other definitive financing documents, and other certificates or documents (the "Financing Documents") as may be requested by MPI to finance the merger. MPI will indemnify Empi against any liability or expense arising out of or related in any way to Empi's execution of the Financing Documents or our cooperation with MPI in MPI's and Merger Sub's efforts to finance the transaction if the transaction is not consummated for any reason. Our cooperation will include:

     -  compiling the requisite financial information;

     - granting MPI and its accountants full and complete access to the books and records of Empi and its subsidiaries and to any personnel knowledgeable about such books and records (including Empi's independent auditors), in each case to the extent reasonably requested by MPI; and

     - using commercially reasonable efforts to furnish necessary financial information for interim periods subsequent to December 31, 1998 and prior to the effective date in connection with the financing.

    We have agreed to furnish to Ernst & Young LLP, as independent auditors to Empi, such customary management representation letters as Ernst & Young LLP may require of Empi in connection with the delivery of any customary "comfort" letters requested by MPI's financing sources and to furnish to MPI all financial statements (audited and unaudited) and other information in our possession as MPI shall reasonably determine is necessary or appropriate for the preparation of such offering documents.

FINANCING ARRANGEMENTS

    MPI and Merger Sub estimate that the financing required to consummate the merger will not exceed $175 million (the "Acquisition Cost"), which includes approximately $165 million for the purchase of the common stock and up to $10 million for transaction expenses. Carlyle has received a commitment letter from Lehman Commercial Paper Inc., Lehman Brothers Inc. ("Lehman Brothers"),

First Union National Bank and First Union Capital Markets Corp. (together, the "Committing Parties") regarding the provision of debt financing by the Committing Parties in connection with the merger.

    Pursuant to the commitment letter, the Committing Parties have committed (subject to satisfaction of the conditions set forth in the Commitment Letter) to provide a $145 million senior secured credit facility (the "Senior Credit Facility"), of which $85 million will be term loans and $60 million will be provided pursuant to a revolving credit facility. It is anticipated that the $85 million of proceeds of the Senior Credit Facility will be available to finance payment of the Acquisition Cost.

    Carlyle anticipates that the Acquisition Cost will be financed by (i) an equity investment (the "Equity Investment") by Carlyle and GE Capital and certain affiliates and co-investors of approximately $60 million, (ii) $85 million of the proceeds of the Senior Credit Facility and (iii) the proceeds of an expected private placement of $30 million of senior subordinated notes, preferred stock or other securities (the "Mezzanine Securities") to be issued by the Surviving Corporation to Carlyle and GE Capital and certain affiliates and co-investors.

    The Surviving Corporation's subsidiaries will be obligors and/or guarantors of the Senior Credit Facility, and the obligations under the Senior Credit Facility will be secured by the tangible and intangible assets (including stock of subsidiaries) of the Surviving Corporation and/or its subsidiaries. The obligations of the Committing Parties to provide the Senior Credit Facility are conditioned on several factors, including: Merger Sub's receipt of proceeds from the Equity Investment and the issuance of the Mezzanine Securities; the Acquisition Cost not exceeding $175 million; and the satisfaction of the Committing Parties and any syndicated lenders regarding their due diligence review.

NECESSARY ACTION

    We have agreed that we will take all action necessary in accordance with applicable law and our Articles of Incorporation and Bylaws to convene the special meeting as promptly as practicable, and in any event on or before October 31, 1999. Our Board of Directors has agreed to recommend approval of the merger agreement and not withdraw or modify its recommendation, and take all lawful action to solicit your approval, subject only to our right to withdraw or modify our recommendation regarding the merger agreement in accordance with certain provisions of the merger agreement. See "THE MERGER AGREEMENT--No Solicitation." We have also agreed to submit the merger agreement to a vote at the special meeting regardless of whether we determine that the merger agreement is no longer advisable and withdraw our recommendation, unless the merger agreement has been terminated.

Y2K COMPLIANCE

    Prior to the Effective Time, we have agreed to complete the inventory and assessment of our business systems that are susceptible to failure or miscalculation as a result of the change from the year 1999 to the year 2000 ("Y2K issues"); and the remediation, replacement and testing of all material information technology business systems effected by Y2K issues.

CONDITIONS TO THE MERGER

    ALL PARTIES. The respective obligations of each party to effect the merger are subject to the merger agreement having been approved and adopted by our shareholders in accordance with the MBCA and there being no law or regulation and no judgment, order, decree or injunction that prohibits or enjoins the consummation of the merger.

    EMPI. Our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

     - all representations and warranties of Merger Sub and MPI contained in the merger agreement shall be true and correct in all material respects at and as of the dates specified in the merger agreement;

     - Merger Sub and MPI shall have each performed in all material respects all obligations arising under the agreements and covenants required by the merger agreement to be performed by them prior to or on the effective date; and

     - we shall have received a certificate executed by an officer or member of MPI certifying that the above conditions have been satisfied.

    MPI AND MERGER SUB. The obligations of MPI and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - all representations and warranties of Empi contained in the merger agreement shall be true and correct in all material respects at and as of the dates specified in the merger agreement;

     - we shall have performed in all material respects all of the obligations arising under the agreements and covenants required by the merger agreement to be performed by us prior to or on the effective date;

     - no actions by any governmental authority or any other person or entity shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated by the merger agreement and which would reasonably be expected to materially damage Merger Sub or MPI or materially adversely affect the value of our common stock or our assets, business or operations or MPI's ability to own and operate our assets, business or operations;

     - all consents, approvals and licenses of any governmental authority or any Third Party required in connection with the execution, delivery and performance of the merger agreement and for the Surviving Corporation to conduct our business in substantially the manner now conducted, shall have been obtained;

     - since March 31, 1999, there shall not have been any material adverse change with respect to Empi and there shall have been no events or conditions which would be reasonably expected to cause a material adverse change with respect to Empi;

     - dissenting shares shall constitute not more than five percent (5%) of the shares of common stock outstanding immediately prior to the Effective Time; and

     - MPI and Merger Sub shall have received, at or prior to the effective date, a certificate executed by our President and Chief Financial Officer certifying that the above conditions have been satisfied.

TERMINATION

    The merger agreement may be terminated and the merger abandoned at any time prior to the Effective Time, whether before or after the approval of our shareholders, by mutual written consent of MPI, Merger Sub and Empi, or under the following conditions:

    ALL PARTIES. Any party may terminate the merger agreement and abandon the merger if:

     - the effective date shall not have occurred on or before December 31, 1999, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the merger agreement;

     - any of the conditions to such party's obligation to consummate the transactions contemplated in the merger agreement shall have become impossible to satisfy;

     - there shall be any law that makes consummation of the merger illegal or otherwise prohibited or if any permanent judgment, injunction, order or decree enjoining a party from consummating the merger is entered and such judgment, injunction, order or decree shall become final and non-appealable; or

     - at the special meeting or any adjournment thereof at which the merger agreement is voted upon, the Required Shareholder Vote shall not have been obtained.

    MPI. MPI may terminate the merger agreement and abandon the merger if the Board of Directors:

     - withdraws, modifies or amends, in a manner adverse to Merger Sub or MPI, its approval or recommendation of the merger agreement or its recommendation that shareholders of Empi adopt and approve the merger agreement;

     - approves, recommends or endorses an Acquisition Proposal or fails to reconfirm our recommendation of the merger agreement within five business days of Merger Sub's or MPI's request that it do so;

     -  fails to convene the special meeting on or before October 31, 1999;

     - fails to recommend rejection of a tender offer or exchange offer for 15% or more of the outstanding shares of Empi common stock within ten (10) business days after commencement of such offer; or

     -  resolves to do any of the foregoing.

    EMPI. The merger agreement provides that we may terminate the merger agreement and abandon the merger if, in good faith, based upon written advice from outside counsel and in order to prevent the Board of Directors from breaching its fiduciary duty:

     - the Board of Directors withdraws, modifies or amends, in a manner adverse to Merger Sub or MPI, the Board of Director's approval or recommendation of the merger agreement or its recommendation that you adopt and approve the merger agreement in order to permit Empi to execute a definitive agreement providing for the acquisition of Empi; or

     - the Board of Directors approves a tender or exchange offer for any or all of the common stock.

TERMINATION FEES AND EXPENSES

    Under the following circumstances, termination of the merger agreement will result in us paying Merger Sub a termination fee of $6 million in cash (the "Termination Fee"):

    A.  The merger agreement is terminated by MPI because the Board of Directors

           - withdraws, modifies or amends, in a manner adverse to Merger Sub or MPI, its recommendation that Empi's shareholders approve the merger agreement;

           - approves, recommends or endorses an Acquisition Proposal or fails to reconfirm its approval of the merger agreement within five (5) business days of a request from MPI or Merger Sub;

           - fails to convene the special meeting on or before October 31, 1999;

           - fails to recommend rejection of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock within ten (10) business days of such offer; or

           -  resolves to do any of the foregoing.

    B. The merger agreement is terminated by us because the Board of Directors, in good faith based upon written advice from outside counsel and in order not to breach its fiduciary duty, withdraws, modifies or amends, in a manner adverse to Merger Sub or MPI, our recommendation that you approve the merger agreement in order to permit us to execute a definitive agreement providing for the acquisition of Empi or in order to approve a tender or exchange offer for any or all of our common stock, in either case that is determined by the Board of Directors to be on financial terms more favorable to you than the merger.

    C. The merger agreement is terminated by MPI because either the merger has not been consummated by December 31, 1999 (and neither MPI nor the Merger Sub are in breach of the merger agreement) or any of the conditions to consummate the merger become impossible to satisfy, where either of such events are due to the fact that either (1) our representations and warranties are not true and correct in all material respects as of the dates specified in the merger agreement (other than an event that could not be foreseen on May 27, 1999 or an event that is beyond Empi's reasonable control) or (2) we have not performed in all material respects all of our covenants and obligations under the merger agreement.

    D.  The merger agreement is terminated because:

           - any of the conditions to the obligations of Empi, MPI or Merger Sub to consummate the merger become impossible to satisfy because the merger agreement is not approved by the Required Shareholder Vote or dissenting shares constitute more than 5% of the shares of the common stock outstanding immediately prior to the Effective Time;

           - the merger is not consummated by December 31, 1999 and neither MPI nor Merger Sub are in breach of the merger agreement; or

           - at the special meeting at which the merger is voted upon, the Required Shareholder Vote to approve the merger agreement is not obtained, and, in addition to any one of the events in this paragraph D, either any Third Party owns 25% or more of the outstanding shares of Empi's common stock, or within 12 months of the termination of the merger agreement, we consummate a transaction or enter into a definitive agreement with a Third Party that would qualify as an Acquisition Proposal.

    Under the following circumstances, termination of the merger agreement will result in us reimbursing MPI for out-of-pocket fees and expenses (including, without limitation, the reasonable legal fees and investment banking fees) in connection with the merger in an amount up to $1.5 million (the
"Reimbursement"):

    A. Any event described in paragraphs A-D above occurs and results in payment of the Termination Fee;

    B. Either the merger is not consummated by December 31, 1999 and neither MPI nor Merger Sub are in breach of the merger agreement, or any of the conditions to the obligations of the parties to consummate the merger become impossible to satisfy, where either of such events is due to the fact that (1) the merger agreement is not approved by the Required Shareholder Vote, (2) dissenting shares constitute more than 5% of the shares of the common stock outstanding immediately prior to the Effective Time, or (3) the representations and warranties of Empi contained in the merger agreement were not true and correct in all material respects as of the dates specified in the merger agreement because of an event or condition beyond our reasonable control or that could not be reasonably foreseen on May 27, 1999; or

    C.  The merger agreement is not approved by the Required Shareholder Vote.

    In addition to the Termination Fee and the Reimbursement, we also have agreed to pay any costs and expenses (including reasonable attorney's fees) incurred by MPI or Merger Sub in connection with any litigation commenced by MPI or Merger Sub to recover either the Termination Fee or the Reimbursement if such litigation results in a judgment against us.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    As of July 30, 1999, the executive officers, directors and members of their immediate families directly owned an aggregate of 59,397 shares of common stock and options to purchase 335,151 shares of common stock, representing approximately 6.1% of the total number of shares of common stock outstanding assuming exercise of all options. Pursuant to our stock option plans and as a result of the merger, the Board of Directors has elected to accelerate the vesting of all outstanding options so that they will be exercisable 20 days prior to the Effective Time. Accordingly, those employees and non-employee directors that choose not to exercise their accelerated options before the Effective Time will have their options converted at the Effective Time to immediately exercisable options of common stock of the Surviving Corporation. The exercise price on such converted options will be equal to the current exercise price of the options. Those employes and non-employee directors that choose to exercise their accelerated options before the Effective Time will receive shares of common stock of Empi upon exercise of such options and payment of the applicable exercise price, and such shares of common stock will be converted in the merger into the right to receive a cash payment equal to $26.50 per share without interest. The acceleration and exercise of the options is conditioned on consummation of the merger. The officers and directors will receive cash payments upon consummation of the merger equal to $4,435,301 in exchange for the common stock and options that they hold, assuming that all options held by officers and directors are exercised prior to the merger and, as a result, in the merger such officers and directors receive cash for shares of common stock issued upon exercise of such options. To our knowledge, all directors and executive officers intend to vote their outstanding shares of common stock FOR approval and adoption of the merger agreement.

    Mr. Joseph E. Laptewicz, Jr., Chairman and Chief Executive Officer, and Empi entered into an employment agreement on October 1, 1994, which is subject to automatic term renewals of one year. Mr. Laptewicz's current salary is $333,000 and he participates in a management incentive plan which provides for a bonus as determined by the Board of Directors on an annual basis. Mr. Laptewicz earned an incentive bonus of $249,556 for 1998. In the event Mr. Laptewicz's employment is terminated in connection with a "Change of Control" or he voluntarily resigns within one year after a "Change of Control", as defined in his employment agreement, Mr. Laptewicz shall be entitled to receive an amount equal to twice the sum of his annual salary of $333,000 and the amount of incentive bonus which, absent termination of Mr. Laptewicz's employment, he could have earned during the year in which his employment was terminated. The merger is a "Change of Control" for purposes of Mr. Laptewicz's employment agreement. Also pursuant to Mr. Laptewicz's employment agreement, Mr. Laptewicz has agreed not to compete with Empi for a one-year period following termination of his employment for any reason. If Mr. Laptewicz is employed by the Surviving Corporation and remains employed for one year or enters into a new employment agreement, his termination benefits under his current employment agreement will be terminated.

    In the event the merger is consummated, Carlyle anticipates that the Surviving Corporation will enter into employment agreements with Mr. Joseph Laptewicz, Chief Executive Officer, Mr. Philip Vierling, President, and Mr. Patrick Spangler, Chief Financial Officer, which will provide for base salary and bonus compensation substantially similar to their current total compensation arrangements. Carlyle also anticipates that following the merger, certain members of management of the Surviving Corporation will be entitled to participate in a stock option plan of the Surviving Corporation and/or will be entitled to participate in other equity compensation arrangements (including the ability to purchase shares of common stock of the Surviving Corporation).

                MATERIAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

    The following is a summary of the material United States federal income tax consequences of the merger to holders of common stock (including holders exercising dissenters' rights). This summary does not address all of the federal income tax consequences applicable to the personal circumstances of holders of common stock or to taxpayers who are subject to special treatment under federal income tax law. In particular, the following may not apply to holders who acquired common stock pursuant to the exercise of employee stock options or other compensation arrangements with Empi. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    The receipt of cash by holders of common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. A holder of common stock generally will recognize gain or loss in an amount equal to the difference between the merger consideration received by such holder and such holder's adjusted tax basis in the common stock. That gain or loss generally will be capital gain or loss if the common stock is held as a capital asset at the Effective Time. Any capital gain or loss generally will be long-term capital gain or loss if the common stock has been held by the holder for more than one year.

    A holder of common stock (other than certain exempt holders) may be subject to 31% backup withholding on payment of the merger consideration unless such holder (1) provides her/his/its taxpayer identification number and certifies that such number is correct, (2) certifies as to no loss of exemption from backup withholding and (3) otherwise complies with the applicable requirements of the backup withholding rules. A holder of our common stock who does not comply with these rules may be subject to a penalty imposed by the Internal Revenue Service.

                       RIGHTS OF DISSENTING SHAREHOLDERS

    Sections 302A.471 and 302A.473 of the MBCA provide to each shareholder the right to dissent from the merger and obtain payment in cash for the "fair value" of such shareholder's shares following the consummation of the merger.

    The following is a summary of the material provisions of Sections 302A.471 and 302A.473 of the MBCA, the full texts of which are attached as Appendix C to this proxy statement. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply fully with the procedures set forth herein or therein will result in the loss of dissenters' rights. Because of the complexity of the appraisal procedures, we believe that shareholders who are considering exercising such rights should seek the advice of counsel.

    Under the MBCA, holders of common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to receive from the Surviving Corporation payment in cash of the "fair value" of their shares of common stock after the merger is completed. The term "fair value" means the value of the shares of common stock immediately before the Effective Time.

    All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of common stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

    Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be delivered to the executive offices of Empi before the taking of the shareholder vote on the merger. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not by itself constitute a notice of intent to demand fair value within the meaning of the MBCA.

    Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for approval of the merger agreement. A shareholder's failure to vote against the merger agreement will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, which will have the effect of waiving that shareholder's dissenters' rights.

    An Empi shareholder may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of common stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to Empi at or before the time such rights are asserted.

    A shareholder who elects to exercise dissenters' rights must send his or her written demand, before the taking of the vote on the merger agreement, to Empi, Inc., 599 Cardigan Road, St. Paul, MN 55126; Attention: Patrick Spangler. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of his or her shares.

    If the merger agreement is approved by the shareholders of Empi at the special meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights and did not vote for approval of the merger agreement. The notice will contain the address to which the shareholder shall send a demand for payment and the stock certificates representing the dissenting shares in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

    In order to receive fair value, a dissenting shareholder must, within 30 days after the date such notice was given (for which purpose notice by the Surviving Corporation is deemed to have been given under Minnesota law when deposited in the U.S. mail), demand the payment of fair value for his or her shares, and deposit his or her stock certificates with the Surviving Corporation at the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand for payment and the related stock certificates are received, or after the Effective Time, whichever is later, the Surviving Corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the Surviving Corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the Effective Time at a rate prescribed by statute (currently 4%). Remittance will be accompanied by the Surviving Corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the Surviving Corporation's latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

    If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the executive offices of Empi at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Surviving Corporation.

    Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court in Ramsey County, Minnesota for the determination of the fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Surviving Corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all Empi shareholders who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment in cash for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholders shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. If the court finds that the Surviving Corporation has failed to comply substantially with Section 302A.473, the court may assess against the Surviving Corporation such fees or expenses of experts or attorneys as the court deems equitable. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

    The Surviving Corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder, or who is dissenting on behalf of a person who was not a beneficial owner, on May 27, 1999, the date on which the proposed merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the Surviving Corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Surviving Corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Surviving Corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

    Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would have received pursuant to the merger agreement if they have not exercised dissenter's rights with respect to their shares, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473.

    Under Section 302A.471 of the MBCA, a shareholder has no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, except if such adoption or consummation is fraudulent with respect to such shareholder or Empi.

    Cash received pursuant to the exercise of dissenters' rights would be subject to federal or state income tax. See "MATERIAL INCOME TAX CONSEQUENCES."

    IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE YOU WILL FORFEIT YOUR RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES. SEE APPENDIX C.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

    The following information concerning ownership of the common stock of Empi is furnished as of the record date, July 30, 1999, with respect to (i) all persons known by Empi to be the owner, of record or beneficially, of more than 5% of the outstanding common stock of Empi; (ii) each of the directors of Empi;
(iii) each of the executive officers of Empi; and (iv) all directors and executive officers of Empi as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                                          SHARES        PERCENT OF
                                                                                       BENEFICIALLY    COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                                                   OWNED         OWNERSHIP
-------------------------------------------------------------------------------------  -------------  ---------------
Kopp Investment Advisors, Inc........................................................     1,282,991(2)         21.1%
6600 France Avenue South, Suite 672
Edina, MN 55435

Woodland Partners LLC................................................................       662,700(3)         10.9%
60 South Sixth Street, Suite 3750
Minneapolis, Minnesota 55402

U.S. Bancorp.........................................................................       354,200(4)          5.8%
601 Second Avenue South
Minneapolis, Minnesota 55402

Scott R. Anderson....................................................................        16,500(5)            *

Bradley J. Beard.....................................................................         5,000(5)            *

Everett F. Carter....................................................................         6,875(5)            *

M. Nazie Eftekhari...................................................................         5,000(5)            *

Joseph E. Laptewicz, Jr..............................................................       199,781(6)          3.2%

Kenneth F. Tempero...................................................................        13,500(7)            *

Robert W. Clapp......................................................................        40,138(5)            *

Patrick D. Spangler..................................................................        29,710(5)            *

H. Philip Vierling...................................................................        37,668(8)            *

Deborah L. Jensen....................................................................        24,059(9)            *

Robert N. Hamlin.....................................................................         6,600(5)            *

Barbara C. Hutto.....................................................................         9,717(10)            *

All directors and executive officers as a
  group (12 persons).................................................................       394,548(11)          6.1%

------------------------

*   Less than 1%

(1) Each person listed herein, except Kopp Investment Advisors, Inc., Woodland Partners LLC and U.S. Bancorp, is a member of the Board of Directors or an executive officer of Empi.

(2) Kopp Investment Advisors, Inc. ("KIA") filed a Schedule 13G dated February 1, 1999, with the Securities and Exchange Commission on behalf of itself, Kopp Holding Company and LeRoy C. Kopp. KIA is wholly-owned by Kopp Holding Company, which is wholly-owned by Mr. Kopp. KIA serves as investment advisor for the accounts of individual clients, and 1,282,991 shares are held in a fiduciary or representative capacity. KIA has shared voting power over all 1,282,991 shares.

(3) Woodland Partners LLC ("Woodland") filed a Schedule 13G dated February 8, 1999, with the Securities and Exchange Commission. Woodland serves as investment advisor for the accounts of individual clients. Woodland has the following powers over the shares indicated: sole voting power, 572,800; shared voting power, 89,900; and sole dispositive power, 662,700.

(4) U.S. Bancorp filed a Schedule 13G dated February 11, 1999, with the Securities and Exchange Commission. U.S. Bancorp is a parent holding company for the following subsidiaries: U.S. Bank National Association, U.S. Bank Trust National Association and Zapp National Bank. According to its Schedule 13G, U.S. Bancorp has the following powers over the shares indicated: sole voting power, 354,100; and sole dispositive power, 328,200.

(5) Includes for the following persons the number of shares indicated, which shares are subject to stock options exercisable as of the Effective Time:
    Scott R. Anderson, 15,500; Bradley J. Beard, 5,000; Everett F. Carter, 5,000; M. Nazie Eftekhari, 5,000; Robert W. Clapp, 38,146; Patrick D. Spangler, 29,710; and Robert N. Hamlin 6,600.

(6) Includes (a) 151,970 shares issuable pursuant to options exercisable as of the Effective Time and (b) 2,815 shares held jointly by Mr. Laptewicz and his spouse.

(7) Includes (a) 13,000 shares issuable pursuant to options exercisable as of the Effective Time and (b) 500 shares held in an Individual Retirement Account for the benefit of Dr. Tempero.

(8) Includes (a) 32,788 shares issuable pursuant to options exercisable as of the Effective Time, (b) 3,288 shares held in the Empi, Inc. Retirement, Profit Sharing and Savings Plan over which Mr. Vierling has no voting power and (c) 1,592 shares held jointly by Mr. Vierling and his spouse.

(9) Includes (a) 23,536 shares issuable pursuant to options exercisable as of the Effective Time and (b) 447 shares held in the Empi, Inc. Retirement, Profit Sharing and Savings Plan over which Ms. Jensen has no voting power.

(10) Includes (a) 8,901 shares issuable pursuant to options exercisable as of the Effective Time, (b) 335 shares held in the Empi, Inc. Retirement, Profit Sharing and Savings Plan over which Ms. Hutto has no voting power and (c) 481 shares held jointly by Ms. Hutto and her spouse.

(11) Includes in total for the directors and executive officers as a group (a) 335,151 shares issuable pursuant to options exercisable as of the Effective Time, (b) 4,070 shares held in the Empi, Inc. Retirement, Profit Sharing and Savings Plan over which the participants have no voting power, (c) 500 shares held in an Individual Retirement Account and (d) 4,888 shares held jointly with a spouse.

                         MARKET PRICES OF COMMON STOCK

    The common stock is currently traded on the Nasdaq National Market under the symbol "EMPI". The following are the high and low closing prices for shares of the common stock, as reported on the Nasdaq National Market for the periods listed:

                                            HIGH        LOW
                                          --------    -------

YEAR ENDED DECEMBER 31, 1999
  First quarter.........................  $26 15/16   $21 5/8
  Second quarter........................  $24 11/16   $20
  Third quarter (to date)...............  $24 5/16    $25 9/16

YEAR ENDED DECEMBER 31, 1998
  First quarter.........................  $21 1/2     $16
  Second quarter........................  $20         $14 5/8
  Third quarter.........................  $18 3/4     $12
  Fourth quarter........................  $26 1/2     $15

YEAR ENDED DECEMBER 31, 1997
  First quarter.........................  $20 1/2     $17 1/4
  Second quarter........................  $18 1/2     $16
  Third quarter.........................  $24         $17 3/8
  Fourth quarter........................  $24 1/2     $15 3/4

YEAR ENDED DECEMBER 31, 1996
  First quarter.........................  $25         $16 1/2
  Second quarter........................  $20         $12 3/4
  Third quarter.........................  $15 3/8     $11 1/2
  Fourth quarter........................  $21 1/4     $14 1/4

    On May 26, 1999, the last trading day prior to the public announcement that we had entered into the merger agreement, the high and low sales prices for the common stock as reported on The Nasdaq National Market were $21.00 and $20.625 per share, respectively, and the closing sale price on such date was $20.813 per share. On Friday, August 6, 1999, the closing price for shares of the common stock, as reported on The Nasdaq National Market, was $25.563.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial data for the periods indicated. The data set forth below should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements and Notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 1998, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, both of which are included in this proxy statement beginning at page 37. The selected financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 are derived from the audited financial statements of Empi. The selected financial data for the six months ended June 30, 1999 and 1998 are derived from the unaudited financial statements of Empi, which have been prepared on the same basis as Empi's audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                            SELECTED FINANCIAL DATA
                          EMPI, INC. AND SUBSIDIARIES
            (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE AMOUNTS)

                                      SIX MONTHS
                                    ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                 --------------------  -----------------------------------------------------
                                   1999       1998       1998       1997       1996       1995       1994
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     (UNAUDITED)
OPERATIONS STATEMENT DATA

Net sales......................  $  36,329  $  35,263  $  73,108  $  73,468  $  70,630  $  67,342  $  61,304
Gross profit...................     27,063     26,293     54,611     54,395     52,171     49,654     45,574
Percent of sales...............       74.5%      74.6%      74.7%      74.0%      73.9%      73.7%      74.3%

Operating expenses.............     17,873     18,160     36,112     38,290     37,751     37,319     39,377
Percent of sales...............       49.2%      51.5%      49.4%      52.1%      53.5%      55.4%      64.2%

Operating income...............      9,190      8,133     18,499     16,105     14,420     12,335      6,197
Percent of sales...............       25.3%      23.1%      25.3%      21.9%      20.4%      18.3%      10.1%

Net earnings...................      5,713      5,329     11,799     10,516      9,357      8,002      3,356
Percent of sales...............       15.7%      15.1%      16.1%      14.3%      13.3%      11.9%       5.5%
Basic earnings per share.......  $     .92  $     .71  $    1.68  $    1.30  $    1.11  $    0.93  $    0.39
Weighted average shares
  outstanding..................      6,218      7,466      7,040      8,077      8,448      8,588      8,536
Diluted earnings per share.....  $     .90  $     .71  $    1.66  $    1.27  $    1.08  $    0.90  $    0.39
Diluted weighted averages
  shares outstanding...........      6,314      7,557      7,126      8,258      8,660      8,899      8,611

BALANCE SHEET DATA

Cash and security
  investments..................  $   1,646  $   2,345  $   1,851  $  24,500  $  20,064  $  21,039  $  12,062
Working capital................     30,784     32,079     29,902     50,357     43,186     44,512     35,445
Total assets...................     41,633     45,148     41,300     63,893     60,355     60,737     52,708
Long-term debt.................         --         66         --         66        333      1,468      1,800
Shareholders' equity...........  $  36,175  $  38,986  $  35,788  $  58,689  $  53,657  $  53,079  $  45,000

                              INDEPENDENT AUDITORS

    The financial statements for the years ended December 31, 1998, 1997 and 1996 are included in this proxy statement beginning at page 37 and have been audited by Ernst & Young LLP, independent auditors.

    A representative of Ernst & Young LLP is expected to be at the special meeting to answer your questions and will have the opportunity to make a statement, if so desired.

                             SHAREHOLDER PROPOSALS

    If the merger is not consummated, because the date of the next annual meeting cannot currently be determined, you will be informed (by press release or other means determined reasonable by us) of the date by which shareholder proposals must be received by us for inclusion in the proxy materials relating to such annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                                 OTHER MATTERS

    The Board of Directors does not presently know of any matters to be presented for consideration at the special meeting other than matters described in the notice of special meeting mailed together with this proxy statement, but, if other matters are presented, the persons named in the accompanying proxy to vote on such matters will have discretionary authority to vote in accordance with their best judgment.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Commission. Reports, proxy statements and other information filed by us can be obtained, inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 5600 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a Web site address, http://www.sec.gov. The common stock is listed and traded on The Nasdaq National Market; reports, proxy statements and other information concerning us may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    Neither MPI nor Merger Sub is subject to the informational requirements of the Exchange Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                            ------------------------

                                   FORM 10-K
                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

                         COMMISSION FILE NUMBER 0-9387
                            ------------------------

                                   EMPI, INC.
             (Exact name of registrant as specified in its charter)

                 MINNESOTA                             41-1310335
      (State or other jurisdiction of        (I.R.S. employer identification
       incorporation or organization)                     no.)

             599 CARDIGAN ROAD                            55126
            ST. PAUL, MINNESOTA                        (Zip code)
  (Address of principal executive offices)

       Registrant's telephone number, including area code (651) 415-9000
                            ------------------------

       Securities registered pursuant to Section 12 (b) of the Act: NONE

          Securities registered pursuant to Section 12 (g) of the Act:

                           NO PAR VALUE COMMON STOCK
                             ---------------------

                                (Title of Class)

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

    The aggregate market value of the voting stock held by non-affiliates of the registrant on March 11, 1999, was approximately $141,276,435.

    The number of shares outstanding of the registrant's class of common stock as of March 11, 1999, was 6,176,019 shares of no par value common stock.

                      DOCUMENTS INCORPORATED BY REFERENCE

    Portions of the Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1999 are incorporated by reference into Part III.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS

GENERAL

    Empi, Inc. ("Empi" or the "Company") is one of the largest medical device companies in rehabilitative medicine in the United States according to marketing data published by Frost & Sullivan, an independent consulting firm. The Company is a leading supplier of electrotherapy, iontophoretic drug delivery, orthotic and incontinence treatment products to the orthopedic rehabilitation and incontinence treatment markets it serves. Empi develops, markets and manufactures products, supported by clinical research, that continuously improve the quality of life for patients with functional disabilities, and are used in both the clinic and home setting.

    Empi was organized as a Minnesota corporation in October 1977. The Company's corporate headquarters are located at 599 Cardigan Road, St. Paul, Minnesota 55126, (651) 415-9000.

ORTHOPEDIC REHABILITATION MARKET

    Currently, the Company manufactures and markets the following orthopedic rehabilitation products: TENS (Transcutaneous Electrical Nerve Stimulation) devices for the treatment of chronic and acute pain; NMES (Neuromuscular Electrical Stimulation) devices for restoring muscle tone and mobility; iontophoretic drug delivery systems to non-invasively deliver local anesthesia and anti-inflammatory medications through the skin; and dynamic splinting orthoses for restoring joint range of motion. In addition, the Company distributes a functional active resistance orthoses for treatment of knee dysfunction, patient-administered cervical traction devices to manage chronic cervical pain and a complete line of accessories for its products.

    To complement its orthopedic rehabilitation product line, the Company entered into a strategic alliance in August of 1995 with Tennessee-based Rehab Med+Equip, Inc. under which the Company markets a catalog of rehabilitation products that meet the growing needs of its customers. The catalog includes over 200 products, such as ice packs, whirlpool baths, lumbar and cervical rolls and supports, as well as orthotics and bracing products.

INCONTINENCE TREATMENT MARKET

    In 1992, the Company began marketing a proprietary pelvic floor stimulation ("PFS") system to physical therapists, family care physicians, gynecologists, urogynecologists and urologists for the treatment of female urinary incontinence. In 1993, the Company diversified its incontinence product line by acquiring Physical Health Devices, Inc. ("PHD"), an electromyography ("EMG") biofeedback company. Electromyography is used in incontinence treatment as a volitional method to reeducate the pelvic floor muscles. The Company's incontinence treatment product line further expanded in 1998 with the introduction of a clinical device that combines both PFS and EMG and a simplified, low cost PFS device for home use.

INTERNATIONAL MARKET

    The Company sells its products internationally through independent dealers. With the acquisition of the Nortech division of Medtronic, Inc. in November 1992, the Company gained new international marketing opportunities through independent dealer relationships in Canada, Europe, Australia and New Zealand, allowing for expanded distribution of its new products in both the orthopedic rehabilitation and incontinence treatment markets. In 1994, the Company began to focus on establishing master distributors for each business segment in key international markets. In April 1995, the Company closed its Canadian office and now markets its products through a master distributor located in Quebec, Canada.

PRODUCTS

ELECTROTHERAPY

    TENS DEVICES: Physicians and physical therapists have treated their patients' chronic and acute pain with electrical stimulation, often referred to as "transcutaneous electrical nerve stimulation" or "TENS," for over 20 years. Although TENS may not be effective for every patient or every condition, medical professionals have accepted TENS as an effective treatment for chronic or acute pain resulting from a variety of medical conditions. TENS devices are most frequently used to treat persistent orthopedic conditions such as low back pain, joint stiffness and muscle spasm. Physicians have also prescribed TENS for pain resulting from a variety of other conditions including abdominal surgery, post-operative pain, arthritis, tendonitis, phantom limb pain and childbirth. TENS devices generally reduce pain while the device is being used, as well as for a period of time following usage, but do not cure the cause of the pain.

    TENS devices consist of a small, portable, battery-powered electrical pulse generator which is connected via wires to electrodes placed at or near the site of the patient's pain. The devices are small enough to fit into a shirt pocket and weigh approximately 5 ounces, allowing patients to alleviate pain conveniently at home or elsewhere. The electrodes are attached to the skin with an interface layer of conductive gel. The stimulator produces low voltage pulses of electricity that can be delivered continuously or intermittently in different wave forms throughout the treatment session. Empi's premier TENS products are market leaders due to their pre-programmed features and high intensity capability. Epix VT-Registered Trademark-, launched in 1997, was the first product in the market to provide additional benefits through its outcomes measurement capabilities. These capabilities offer physicians and payors objective documentation to validate the effect of TENS for any given patient. The Company's other TENS devices are Epix XL-Registered Trademark- and Eclipse+-Registered Trademark-.

    Two theories have been advanced to explain the manner in which TENS alleviates pain. The "gate control theory" postulates that the electrical impulses from TENS devices block or interfere with the neurological transmission of pain signals from the site of the injury to the brain. A second theory suggests that the electrical impulses prompt the release of endogenous endorphins, the body's natural pain suppressing agents. Neither theory has conclusive support in the scientific literature. Under either theory, TENS relieves pain without the costs and risks associated with surgery or the undesirable side effects and physiological problems of prolonged drug use which can include addiction, stupor, depression, disorientation, nausea and ulcers.

    NMES DEVICES: Medical professionals also use electrical stimulation to activate and exercise muscles for rehabilitative purposes. "Neuromuscular electrical stimulation" or "NMES" has proven effective in producing controlled, nonvolitional muscle contractions which can maintain the strength and mobility of a limb or prevent deterioration of muscle tissues in patients who are unable to perform voluntary muscle contraction. Physicians have prescribed neuromuscular stimulation in a variety of circumstances intended to improve muscle tone, increase joint mobility and accelerate recovery from traumatic injury. Common conditions for which NMES therapy may be prescribed include common knee injuries, swelling, spasticity and improper gait. The Company's current NMES devices are Focus-Registered Trademark- and Respond Select-Registered Trademark-.

    ACCESSORIES: The Company meets the needs of its customers by supplying accessories such as electrodes, cables, conductive gel, skin care products, batteries and other accessories, that are either manufactured by Empi or purchased from vendors for resale. The Company has exclusive rights to distribute several unique models of electrodes.

    Empi believes that the U.S. retail market for TENS, NMES and accessories exceeds $100 million when considering its revenue levels for these products in addition to the reported revenue levels of its sole national competitor, Rehabilicare, Inc. The Company expects the market to grow, in unit volume, by less than 5% per annum based upon information provided by Frost & Sullivan, but anticipates experiencing continued pricing pressures which may result in flat or declining revenues.

IONTOPHORETIC DRUG DELIVERY

    IONTOPHORESIS: Iontophoresis is a process using electric current to assist drug transfer through the skin. Iontophoretic applications include the delivery of local anesthesia and anti-inflammatory medication for joint and tissue treatment. For many applications, use of iontophoresis can be advantageous when compared to a syringe because it allows medications to be dispersed without invading the joint space. It can also avoid many of the systemic and other side effects frequently associated with oral medications or injections.

    The Company has developed both a proprietary iontophoresis device and patented buffered electrode capable of delivering small molecular drugs that can be ionized, such as drugs for arthritis, bursitis, tendonitis and related conditions. The system is controlled by a microprocessor and uses continuous low voltage electrical current that delivers charged drug particles through the skin's surface. The Company received FDA 510(k) clearance in July 1990 for its Dupel-Registered Trademark- iontophoresis device and in November 1991 for its buffered electrode. The Company introduced its iontophoresis system, for human use, to the marketplace in the first quarter of 1992. The product line was expanded in early 1999 with the introduction of Dupel B.L.U.E.-TM- (BiLayer Ultra Electrode) which is a new high performance design that incorporates the safety and cost effectiveness attributes of the predecessor Dupel electrode while expanding available shapes and sizes. Additionally, the Company is exploring opportunities for the application of iontophoresis for dermatological anesthesia and in the treatment of skin cancers.

    The Company estimates that the current retail market for human iontophoresis systems for acute joint inflammation is approximately $35 million domestically, and that the market defined in sales dollars is growing at a rate of 5 to 10% per annum, based upon the Company's revenue levels as well as those of its primary competitor, IOMED, Inc.

    During 1996, the Company developed and test marketed the Relion-TM-iontophoresis drug delivery system for use in the equine veterinary marketplace. Relion offers veterinarians a local drug delivery system for a variety of drugs used in the treatment of horses. In February of 1997, the Company launched Relion in the U.S. and international marketplaces through regional veterinary distributors.

ORTHOTICS

    ORTHOTICS: The Advance Dynamic ROM-Registered Trademark- orthoses product line is used to correct joint range of motion limitations at the wrist, elbow, knee or ankle. The Company's Advance Dynamic ROM orthosis is based on the principle that particular connective tissue will remodel over time in response to the type and amount of physical stress it receives. The Advance Dynamic ROM orthosis addresses the permanent or plastic component of connective tissue deformation to achieve long-term range of motion improvement. It does this by gently delivering low-load stress at the joint's end-range over a prolonged period of time. The Company's Advance Dynamic ROM orthosis product line, introduced in the first quarter of 1995, consists of models for forearm supination, elbow, wrist, knee and ankle joints as well as below the knee amputee devices. Range of motion limitations, generally referred to as contractures, often result following long periods of restricted motion or when scar adhesions form following trauma. The dynamic orthoses line fits very well with the Company's focus on cost effective treatments used outside the clinic setting. The Company estimates that the current ROM orthotics market is approximately $40 million in the U.S. and that the potential sales growth rate over the next few years will range between 10% and 15% per year based upon recently reported revenue levels and growth rates of its two primary competitors, Dynasplint Systems, Inc. and Ultraflex Systems, Inc.

    Empi has an agreement with Inverse Technology Corporation to market Protonics-TM-, a functional active resistance orthosis, to physicians and physical therapists. The innovative technology of Protonics-TM- addresses neuromuscular disorders in patients with knee dysfunction problems by helping to strengthen muscles, ligaments and tendons surrounding the knee joint through resistive exercise. The addition of Protonics-TM- is part of the Company's strategy to become a leader in the growing therapeutic bracing market. The Company launched Protonics-TM- nationally in the fourth quarter of 1996.

    The Company is a national distributor for Glacier Cross, Inc. to market Pronex-Registered Trademark-, a cervical traction device used to relieve chronic neck pain by relaxing muscle tension and spasms by mechanical separation of the cervical vertebrae. The Company sells Pronex to patients through physical therapists.

INCONTINENCE TREATMENT

    FEMALE URINARY INCONTINENCE PRODUCTS: In 1987, the Company began a research project related to the application of its electro-therapeutic technology for the treatment of female urinary incontinence. In July 1991, the Company received FDA 510(k) clearance for its first female pelvic floor rehabilitation system, Innova-Registered Trademark- PFS. Urinary incontinence is the involuntary loss of urine so severe as to have social, psychological or hygienic consequences. According to the 1996 Agency for Health Care Policy and Research ("AHCPR") guidelines, the U.S. spends $16 billion a year to care for people with urinary incontinence, up from $10 billion in 1990. At least 50% of the 1.5 million men and women in nursing homes suffer from incontinence. This condition is often a principal reason that families of the elderly commit them to full-time care. Current treatments for female urinary incontinence range from surgical procedures, with a three to four day hospital stay and a cost of $6,000 to $25,000, to behavioral or pharmacologic therapy. Products designed to manage the problem of urinary incontinence include appliances such as implantable stimulation devices, catheters, collection devices and urethral plugs as well as disposable products such as adult diapers or briefs, padded undergarments and bed pads designed to keep urine away from the patient's skin. Clinical studies have demonstrated that PFS is an effective treatment for stress, urge and mixed incontinence. Stress incontinence, the most common form, is the inability of the sphincter to hold back urine when there is sudden increased pressure on the bladder. Leakage of urine commonly occurs with activities such as coughing, sneezing, lifting and exercising. Urge incontinence occurs when the bladder is irritated and contracts spontaneously causing a sudden need to urinate. Mixed incontinence is a combination of both stress and urge incontinence. Traditionally, urge incontinence has been treated with pharmacological therapy. Many patients are intolerant of the medication's side effects. Stress incontinence is poorly treated by pharmacological treatment and therefore, in most cases, has resulted in surgical intervention.

    Empi's urinary incontinence treatment devices, Innova PFS, InnoSense-TM- and Minnova-TM- PFS, are composed of an externally worn, microprocessor- based neuromuscular stimulator that activates a proprietary multi-channel vaginal or rectal electrode. The devices automatically deliver timed dosages of stimulation for the treatment of stress, urge and mixed incontinence during twenty-minute treatment sessions. The treatment sessions are generally performed twice a day in the convenience and privacy of the home. In addition to PFS, InnoSense features EMG biofeedback capabilities for use in volitional reeducation of the pelvic floor muscles. The regular use of PFS can improve or cure stress, urge or mixed incontinence; published studies indicate a cure/improvement rate of 60-90%. The cost of treatment with PFS is approximately $1,000 or less, including physician fees.

    The Company believes electro-therapeutic pelvic muscle stimulation will eventually be selected as one of the first choice treatments before more invasive treatments due to its noninvasive nature, lower cost, lower risk and lack of side effects. The 1996 AHCPR guidelines, for the treatment of adult urinary incontinence, give PFS a "B" strength of evidence recommendation for stress, urge and mixed incontinence. This rating was determined based on the support of scientific evidence, including the quality and amount of evidence, the consistency of findings among studies, the clinical applicability of the evidence, and the evidence on harms or costs of the application. There are three possible ratings. An "A" rating is supported by scientific evidence from properly designed and implemented controlled trials which are consistently supported by statistical results. A rating of "B" indicates that the recommendation is supported by scientific evidence from properly designed and implemented clinical series. Finally, a "C" rating is supported by expert opinion. The "B" strength given to PFS is the same rating currently enjoyed by available surgical alternatives. While there are other pelvic muscle stimulation devices available, Innova PFS has been proven to be safe and effective based on controlled clinical studies published in peer-reviewed journals. The Company has designed an intravaginal electrode which it believes has several significant advantages over other electrodes, including the patented ComfortPulse-TM- technology which makes the electrode more comfortable and effective during treatment.

    It is estimated that more than 13 million women in the United States suffer from urinary incontinence. The Company believes that, for various reasons, electro-therapeutic treatment will not be appropriate for a portion of these women. The Company's initial target market includes women aged 35-65 who, when properly diagnosed, would benefit from electrical stimulation therapy. The Company estimates that at least 6 million women exist in this target market. Future growth in incontinence product sales depends in part on broad Medicare reimbursement. To date, Medicare coverage has been denied and establishment of a favorable national policy coverage decision is uncertain in the foreseeable future despite the cost effectiveness of this therapy. The Company is also investigating the use of PFS for the treatment of post-prostatectomy incontinence, fecal incontinence and interstitial cystitis. Studies using Innova to treat these conditions are currently being conducted.

MANUFACTURING

    Empi manufactures its electrotherapy and Advance ROM orthotic devices, as well as some components and related accessories, at its Clear Lake, South Dakota facility. Manufacturing activities at the Clear Lake facility include electronic and mechanical assembly, electrode fabrication and assembly, and fabric sewing processes.

    The Company's products are comprised of a variety of components including die cast metal parts, injection-molded plastic parts, printed circuit boards, electronic components, batteries and battery chargers, leadwires, electrodes and other components. Parts for these components are purchased from outside suppliers and are, in some instances, manufactured on a custom basis.

    Many of the component parts and raw materials the Company uses in its manufacturing and assembly operations are available from more than one supplier. However, several component parts and accessory products are currently purchased through a single supply source. If these components were no longer available, or if such suppliers do not successfully deal with their Year 2000 compliance issues, the Company believes it will be able to develop alternative sources for these components, avoiding any material adverse effect upon the Company's operations.

CUSTOMERS, MARKETING AND SALES

    The Company's primary customers are patients, physical therapists and physical therapy clinics, U.S. dealers and international dealers. These customers represented 58%, 36%, 3%, and 3%, respectively, of Empi's net sales for fiscal 1998. As of year end 1998, Empi had approximately 100 field sales representatives, selling rehabilitation products domestically on a direct basis to physicians, physical therapists and their patients. The Company currently serves nearly 80% of the 17,000 physical therapy clinics and hospital physical therapy departments nationwide. The Company also provides its customers a network for direct billing to insurance claims offices, Medicare carriers, HMOs and other managed health care programs.

    Empi has invested in both telemarketing and direct mail programs to contact patients who use its TENS and NMES devices to help them meet their needs in reordering accessory products. The Company utilizes direct sales programs to contact home health care dealers who purchase the Company's products for resale to hospitals, clinicians and patients.

    Given the consolidation of provider networks and larger payor groups, which have continued to gain leverage in coverage and reimbursement decisions, the Company established a national accounts group in 1994 to address coverage and reimbursement issues and to gain preferred supplier agreements with these providers.

    Empi believes that the combination of its direct sales force, and patient care, clinic customer, third party billing and national account services gives the Company a distinct competitive advantage in today's marketplace.

    The Company sells its products internationally through independent dealers. At the end of 1998, Empi had 21 international distributors covering 16 countries, worldwide. Empi has a contractual relationship with a majority of these distributors. These contracts are exclusive and typically have terms of one year. Either party has the right to terminate without cause with appropriate notification, with the exception of Empi's master distributor in Canada. The Company introduced the orthotic product line in Germany, Holland and Belgium in mid-1997, and in England, Italy and Spain in 1998. In 1999, the Company plans to introduce these products in Japan and the Scandinavian countries.

    No individual customer accounted for 10 percent or more of total revenue for 1998, 1997 or 1996, respectively.

COMPETITION

ELECTROTHERAPY

    The Company's national competitor in the electrotherapy market is Rehabilicare, Inc., who merged in 1998 with Staodyn, Inc. The Company also competes regionally with smaller home medical equipment dealers who provide TENS devices as part of their durable medical equipment line. The principal competitive factors in the electrotherapy marketplace are access to contracts due to managed care constraints, price, product quality and service. Empi believes its competitive advantage in the electrotherapy marketplace results from higher quality products and a strong distribution network.

IONTOPHORETIC DRUG DELIVERY

    The Company believes its primary competitor in the iontophoretic drug delivery market is IOMED, Inc. Dynatronics, Corp. and Henley Healthcare, Inc. also compete in this market. The Company's present emphasis is the orthopedic rehabilitation market and believes its products compete on the basis of quality, efficacy, cost and safety.

ORTHOTICS

    The Company's major competitors in the dynamic splinting market are Dynasplint Systems, Inc., Ultraflex Systems, Inc. and the LMB division of DeRoyal Industries, Inc. Relative to the knee dysfunction treatment market, the Company competes with traditional methods of treatment such as surgical procedures. In the cervical traction market, the Company distributes a product similar to a device manufactured by the Saunders Group, Inc. Both products are considered high-end traction devices when considering quality and price. The primary competition for these products is the low-end over-the-door traction devices that sell for less than 25% of the retail price of the high-end devices. While the Company believes that the medical efficacy for its device has been established, regional Medicare carriers have downcoded the amount of reimbursement for high-end devices.

INCONTINENCE TREATMENT

    Several companies are developing new treatment products designed to cure or control incontinence problems, including injectable biomaterials, improved drug therapy, other electro-therapeutic devices and muscle contraction biofeedback devices. Each of these treatment approaches is aimed at eliminating or reducing a patient's reliance on incontinence appliances or disposable diapers. Both Utah Medical Products, Inc. and InCare Medical Products, Inc. have pelvic floor stimulation devices on the market. As of March 1, 1999, none of the companies developing these competitive devices have published placebo-controlled clinical studies to support the effectiveness of their product claims. Sales of these incontinence treatment products continue to be adversely affected by lack of Medicare reimbursement.

PRODUCTS AND TECHNOLOGIES UNDER DEVELOPMENT

    Empi's current research and development efforts are principally directed towards the development of next generation products and technologies related to the Company's orthotics, electrotherapy and iontophoretic drug delivery businesses, enhancement of existing products, and manufacturing process developments to improve product performance and costs. In 1998 research and development focused on developing new and next-generation products, such as Dupel B.L.U.E., and the development of new applications of existing technology.

    In fiscal 1998, 1997 and 1996, the Company's research and development expenses (including clinical studies) were $3,449,000, $3,984,000 and $3,476,000 respectively. The Company anticipates research and development to grow incrementally as a percent of sales in future years as it emphasizes new product lines. Expenditures on clinical research and outcomes studies are expected to grow based on increased regulatory and provider requirements.

BACKLOG

    As of February 28, 1999, Empi did not have a material backlog situation and does not expect to experience a material backlog situation in the foreseeable future.

PATENTS AND TRADEMARKS

    The Company currently owns numerous U.S. patents issued between 1982 and 1998. These patents cover various aspects and features of Empi's electrotherapy devices and associated electrodes, incontinence devices and associated electrodes, and range of motion orthotic devices. A number of patents and trademarks were obtained as a result of the Nortech and PHD acquisitions that cover various aspects of electrodes, stimulators and surface sEMG equipment. In addition, numerous patent applications have been filed on various aspects of electrotherapy and incontinence devices, range of motion orthoses, incontinence and iontophoresis electrodes. The initial life of each patent issued to the Company is either 14 or 17 years from the date of issue.

    Although the Company generally seeks patent protection when possible, it does not consider patent protection to be a significant, competitive advantage in the marketplace for electro-therapeutic devices; however, patent protection may be of significance with various aspects of the Company's incontinence electrode technology and its orthosis technology. The Company has also registered, and filed applications to register, various trademarks with the U.S. Patent and Trademark Office and appropriate offices in foreign countries.

GOVERNMENT REGULATIONS AND REIMBURSEMENT

GOVERNMENT REGULATIONS

    Medical device development, testing, manufacturing, labeling and marketing are regulated under the Federal Food, Drug and Cosmetic Act, as amended, and additional regulations promulgated thereunder. These statutes and regulations require that manufacturers adhere to certain standards designed to assure product safety and effectiveness.

    The FDA's Quality System Regulation establishes standards for the Company's manufacturing processes, requires maintenance of certain records and provides for unscheduled inspections of the Company facilities. Certain requirements of state, local and foreign governments must also be complied with in the manufacture and marketing of the Company's products. The Company believes its operations meet the requirements of these regulations.

    New medical devices require regulatory approval prior to market introduction. In the United States, new medical devices are subject to either the 510(k) Pre-Market Notification regulation or the Pre-Market Approval (PMA) regulation depending on the device's nature and intended use. International registration and approval requirements vary and are country dependent. Most regulatory approvals require submission of extensive documentation, engineering, pre-clinical testing and manufacturing information to demonstrate compliance with the pertinent regulations. In some cases, product electronics, appearance or labeling must be modified in order to comply with the foreign regulations. In addition, some products may require extensive clinical testing to obtain regulatory approval. The Company anticipates the FDA may require submission of additional clinical testing concerning iontophoretic drug delivery. In this regard, the Company is preparing the necessary clinical trial data to support the ongoing sale of its iontophoresis product line, Dupel B.L.U.E.

    The Company contracts with an outside certification authority to review the conformance of its quality assurance system to two recognized international quality system standards, ISO-9001 and EN 46001. Continued certification is essential for compliance with the Medical Device Directive in the European Union. The Company received this certification in 1996.

REIMBURSEMENT

    The Company receives a significant portion of its revenues from third-party payors, such as Medicare, workers compensation, private insurance companies and HMOs, who pay on behalf of the patients who rent and/or purchase the Company's products. The Company maintains a large support staff that verifies third-party payor coverage and obtains physicians' prescriptions prior to claim submission. When appropriate, the Company's staff obtains authorizations from third-party payors and letters of medical necessity from the prescribing physicians. Delays in obtaining appropriate documentation and the time required for claims processing by the third-party payors significantly impact Empi's outstanding receivables. The Company electronically bills claims to a multitude of third-party payors including Medicare.

    Empi's dependence on third party payors exposes the Company to the risk of government regulations and unilateral payor decisions, limiting the amount of payor reimbursement and/or coverage for the Company's products. The Company anticipates a continuing dependence on third party payors with respect to new products, such as its pelvic floor stimulation devices. The process to establish reimbursement for new technology in the current medical marketplace is costly, time consuming and unpredictable.

EMPLOYEES

    As of January 31, 1999, the Company had 499 employees. Of these, 161 were engaged in production and production support, 27 in research and development, 104 in sales and marketing, 155 in sales operations, and 52 in various administrative capacities.

    None of the Company's employees are represented by a labor union, and the Company believes that it has an amicable and positive working relationship with its employees.

FORWARD-LOOKING STATEMENTS

    The Company wishes to caution investors that certain statements made in this Form 10-K, which are summarized below, are forward-looking statements that involve risk and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include, but are not limited to those identified:

    - Growth within the TENS, NMES and accessories market, and the orthotics and iontophoresis markets, as well as the Company's participation in such growth, depends on general market and competitive conditions.

ITEM 2. PROPERTIES

    On June 14, 1996, the Company and Cardigan Investments Limited Partnership entered into an office/light manufacturing lease for a 93,666 square foot building located at 599 Cardigan Road, St. Paul, Minnesota that now serves as the Company's corporate headquarters. The lease that commenced on October 11, 1996 is for ten years with two options to renew for five years each. After assuming occupancy of the Cardigan Road location, the Company vacated its other two office buildings in Fridley and Arden Hills, Minnesota.

    The Company owns two properties in Clear Lake, South Dakota consisting of a 34,000 square foot manufacturing facility on 12.4 acres of property and a 10,000 square foot warehouse on 3.2 acres.

ITEM 3. LEGAL PROCEEDINGS

    There are no material legal proceedings to which the Company is a party or of which any of its property is the subject other than ordinary, routine litigation incidental to the Company's business.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS

    There were no matters submitted to a vote of shareholders during the fourth quarter ended December 31, 1998.

EXECUTIVE OFFICERS OF THE COMPANY

    Each executive officer is elected to office by the Board of Directors and holds the office until his or her successor is elected and qualified. There are no family relationships among any of the Company's directors or officers.

    The following table sets forth information with regard to the executive officers of the Company as of March 11, 1999:

                                                                 PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
NAME AND AGE OF OFFICER                                                       PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------
Joseph E. Laptewicz (49)................................  Chairman and Chief Executive Officer since March 1999.
                                                          President and Chief Executive Officer from October 1994
                                                          to February 1999. Acting Chief Financial Officer from
                                                          March 1997 to July 1997. Prior to joining the Company,
                                                          Mr. Laptewicz was President and Chief Executive Officer
                                                          of Schneider (USA), Inc., a manufacturer of products for
                                                          interventional medicine and a division of Pfizer, Inc.,
                                                          from April 1992 to September 1994.

H. Philip Vierling (43).................................  President and Chief Operating Officer of the Company
                                                          since March 1999. Vice President of Sales and Marketing
                                                          from February 1998 to February 1999. Vice President of
                                                          Marketing from May 1997 to January 1998. Mr. Vierling
                                                          was Director of Business Development for the Company
                                                          from January 1995 to April 1997 and Director of
                                                          Marketing from May 1993 to December 1994.

Robert W. Clapp (49)....................................  Vice President of Manufacturing of the Company since
                                                          March 1993. Mr. Clapp served in the capacity of Vice
                                                          President of Manufacturing at Dacomed Corp., a medical
                                                          products manufacturer and distributor, from February
                                                          1987 to February 1993.

Robert N. Hamlin (54)...................................  Vice President of Research and Development since January
                                                          1999. Director of Research and Development from January
                                                          1998 to December 1998. Prior to joining the Company, Mr.
                                                          Hamlin was Vice President of Research and Development of
                                                          CariTech, Inc., an electronics packaging company, from
                                                          July 1993 to November 1997.

                                                                 PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
NAME AND AGE OF OFFICER                                                       PAST FIVE YEARS
--------------------------------------------------------  --------------------------------------------------------
Barbara C. Hutto (51)...................................  Vice President of Human Resources/Facilities since
                                                          January 1999. Director of Human Resources from July 1996
                                                          to December 1998. Ms. Hutto was Vice President of Human
                                                          Resources and International for Symphony Rehabilitation,
                                                          a division of Integrated Health, from February 1994 to
                                                          June 1996.

Deborah L. Jensen (42)..................................  Vice President of Regulatory Affairs, Quality Assurance
                                                          and Clinical Research since April 1997. Ms. Jensen was
                                                          Director of Regulatory Affairs for the Company from
                                                          October 1995 to March 1997. Ms. Jensen served in the
                                                          capacity of Regulatory Affairs Manager for Scimed, a
                                                          division of Boston Scientific, Inc., from May 1993 to
                                                          September 1995.

Patrick D. Spangler (43)................................  Vice President, Chief Financial Officer and Assistant
                                                          Secretary since July 1997. Prior to joining the Company,
                                                          Mr. Spangler served in various capacities at Medtronic,
                                                          Inc. from March 1986 to June 1997, most recently as
                                                          Director of Treasury Operations.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

    The Company's common stock trades on the Nasdaq Stock Market's National Market under the symbol EMPI. High and low sale prices for each quarter of fiscal years ended December 31, 1998 and 1997 are presented below.

                                                                1998                  1997
                                                        --------------------  --------------------
                                                          HIGH        LOW       HIGH        LOW
                                                        ---------  ---------  ---------  ---------
First.................................................  $21 1/2    $16        $20 5/8    $16 3/4
Second................................................  $20        $14 5/8    $18 1/2    $15 1/2
Third.................................................  $18 3/4    $12        $24        $19 3/4
Fourth................................................  $26 1/2    $15        $25 3/8    $15

    The Company had 451 common shareholders of record at December 31, 1998. The Company has never paid a cash dividend and does not anticipate the payment of cash dividends in the foreseeable future since earnings are expected to be retained to finance the Company's growth.

ITEM 6. SELECTED FINANCIAL DATA

                       SELECTED FIVE-YEAR FINANCIAL DATA
                                   EMPI, INC.

                                                                        YEAR ENDED DECEMBER 31
                                                         -----------------------------------------------------
                                                           1998       1997       1996       1995       1994
                                                         ---------  ---------  ---------  ---------  ---------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE
                                                                               AMOUNTS)
OPERATIONS STATEMENT DATA
Net sales..............................................  $  73,108  $  73,468  $  70,630  $  67,342  $  61,304
Gross profit...........................................     54,611     54,395     52,171     49,654     45,574
  Percent of sales.....................................       74.7%      74.0%      73.9%      73.7%      74.3%
Operating Expenses.....................................     36,112     38,290     37,751     37,319     39,377
  Percent of sales.....................................       49.4%      52.1%      53.5%      55.4%      64.2%
Operating income.......................................     18,499     16,105     14,420     12,335      6,197
  Percent of sales.....................................       25.3%      21.9%      20.4%      18.3%      10.1%
Net earnings...........................................     11,799     10,516      9,357      8,002      3,356
  Percent of sales.....................................       16.1%      14.3%      13.3%      11.9%       5.5%

Basic earnings per share...............................  $    1.68  $    1.30  $    1.11  $    0.93  $    0.39
Weighted average shares outstanding....................      7,040      8,077      8,448      8,588      8,536

Diluted earnings per share.............................  $    1.66  $    1.27  $    1.08  $    0.90  $    0.39
Diluted weighted averages shares outstanding...........      7,126      8,258      8,660      8,899      8,611

BALANCE SHEET DATA
Cash and security investments..........................  $   1,851  $  24,500  $  20,064  $  21,039  $  12,062
Working capital........................................     29,902     50,357     43,186     44,512     35,445
Total assets...........................................     41,300     63,893     60,355     60,737     52,708
Long-term debt.........................................         --         66        333      1,468      1,800
Shareholders' equity...................................  $  35,788  $  58,689  $  53,657  $  53,079  $  45,000

                      QUARTERLY FINANCIAL DATA (UNAUDITED)
                                   EMPI, INC.

YEAR ENDED                                                             FIRST     SECOND      THIRD     FOURTH
-------------------------------------------------------------------  ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
DECEMBER 31, 1998
Net sales..........................................................  $  16,997  $  18,266  $  18,728  $  19,117
Gross profit.......................................................     12,742     13,551     14,023     14,295
Operating income...................................................      3,798      4,335      5,290      5,076
Net earnings.......................................................      2,541      2,788      3,315      3,155
Diluted earnings per share.........................................  $    0.32  $    0.39  $    0.49  $    0.48

DECEMBER 31, 1997
Net sales..........................................................  $  18,025  $  18,444  $  18,409  $  18,590
Gross profit.......................................................     13,303     13,736     13,570     13,786
Operating income...................................................      3,685      3,840      4,159      4,421
Net earnings.......................................................      2,407      2,513      2,684      2,912
Diluted earnings per share.........................................  $    0.29  $    0.30  $    0.33  $    0.35

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain items reflected in the financial statements as a percent of sales:

PERCENT OF SALES

                                                                            YEAR ENDED DECEMBER 31
                                                                        -------------------------------
                                                                          1998       1997       1996
                                                                        ---------  ---------  ---------
Net sales.............................................................      100.0%     100.0%     100.0%
Cost of sales.........................................................       25.3       26.0       26.1
                                                                        ---------  ---------  ---------
Gross profit..........................................................       74.7       74.0       73.9
Selling, general and administrative...................................       44.7       46.7       48.6
Research and development..............................................        4.7        5.4        4.9
                                                                        ---------  ---------  ---------
Operating income......................................................       25.3       21.9       20.4
Other income, net.....................................................        0.9        1.4        1.2
                                                                        ---------  ---------  ---------
Earnings before income taxes..........................................       26.2       23.3       21.6
Income tax expense....................................................       10.1        9.0        8.3
                                                                        ---------  ---------  ---------
Net earnings..........................................................       16.1       14.3       13.3
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

RESULTS OF OPERATIONS

SALES

    The Company's net sales for 1998 of $73.1 million were flat when compared to 1997 net sales of $73.5 million. Electrotherapy sales accounted for 63% of net sales or $46.3 million, a 3% reduction from $47.9 million in 1997. Even though Empi continues to encounter pricing pressures from third-party payors and price volume concessions within preferred supplier agreements relative to its electrotherapy products, the Company's overall average selling price for these products improved in 1998 due to a shift from wholesale to retail sales. Iontophoretic drug delivery product sales increased 7% over the prior year, with increased volumes partially offset by slight decreases in the average selling prices due to promotional activities. Orthotic sales remained constant in comparison with the prior year period, even though the Advance Dynamic ROM orthoses posted sales gains of 18%. Lack of consistent reimbursement continued to adversely impact the growth of the Company's incontinence product line as sales of these products represented only 1% of net sales for 1998 and 1997.

    International sales remained soft, due to the strength of the U.S. dollar, accounting for approximately 3% of net sales for both 1998 and 1997. The majority of international sales are generated through distribution agreements with dealers located in Canada, Germany and Spain.

    The Company's 1997 net sales increased by 4% over the prior year from $70.6 million to $73.5 million. Dupel, Protonics-TM- and Advance Dynamic ROM accounted for most of the dollar gains in 1997 sales. Electrotherapy sales accounted for 65% of net sales in 1997, decreasing 1% from the year-earlier period due to continued pricing pressures. Iontophoretic drug delivery product sales increased by 13% over the prior year as a result of increased volumes offset by slight decreases in prices. Orthotic product sales had the strongest increase at 26% over 1996 levels as the Company realized synergies resulting from the marketing of Protonics-TM- and Advance Dynamic ROM orthoses to both physical therapists and orthopedic surgeons. The Company's incontinence treatment product sales decreased 13% from a relatively small sales base in 1996 due to lack of consistent reimbursement.

    Based on prior trends and faced with anticipated ongoing market pricing pressures and offsetting price and volume concessions within preferred supplier agreements, the Company anticipates that future electrotherapy sales will remain flat at best. Empi's premier products, such as Epix VT and Dupel B.L.U.E., enable the Company to maintain its market leadership position within the physical therapy market. Looking forward, the Company anticipates that Dupel B.L.U.E. will favorably impact the sales growth of its iontophoresis product line. Orthotic product sales are also expected to increase, at a more significant rate, with most of the growth in Protonics-TM- and the Advance Dynamic ROM product lines. The Company continues to dialogue with the Health Care Financing Administration ("HCFA") for a favorable national reimbursement decision relative to its incontinence treatment products.

GROSS PROFIT

    Gross profit for 1998 was $54.6 million, or 74.7% of net sales, as compared to $54.4 million, or 74.0% of net sales, for 1997. The higher gross profit margin was attributable to favorable pricing obtained from new supplier agreements and a shift in product mix towards the Company's iontophoretic drug delivery product line. Lower-margin wholesale sales were 6% of total sales for 1998, compared with 7% for the year-earlier period.

    In 1997, gross profit as a percentage of net sales remained relatively flat at 74.0% compared with 73.9% in 1996. Continued distribution and manufacturing efficiencies, such as new surface mount technology, were offset by a shift in the product mix towards lower-margin orthotic products. Wholesale sales were 7% and 9% of net sales for 1997 and 1996, respectively.

    The Company anticipates that in 1999 gross profit, as a percentage of net sales, may experience a slight decrease due primarily to ongoing pricing pressures and price volume concessions offset by manufacturing efficiencies. Factors that continue to influence the Company's gross profit margin include: competitive pricing pressures, shifts in product mix, proportion of wholesale to retail sales, and efficiencies achieved in manufacturing and distribution.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative ("SG&A") expenses were $32.7 million and $34.3 million, or 44.7% and 46.7% of net sales, for 1998 and 1997, respectively. Contributors to lower expenditures for 1998 included reductions in payroll-related expenses, depreciation and facility-related expenses.

    Selling, general and administrative expenses were constant at $34.3 million, or 46.7% and 48.6% of net sales in 1997 and 1996, respectively. SG&A expenditures remained flat due to continued efficiencies realized from the consolidation of two corporate locations in 1996, offset by slight increases in incentive compensation.

    The Company plans for no significant increases or decreases in SG&A expenditures for 1999.

RESEARCH AND DEVELOPMENT

    Research and development expenses for 1998 were $3.4 million, or 4.7% of net sales, as compared to $4.0 million, or 5.4% of net sales, for 1997. Research and development spending continued to be driven in 1998 by activities related to the development of new and next-generation products such as Dupel B.L.U.E., and the development of new applications of existing technology, such as the application of iontophoresis for dermatological anesthesia and in the treatment of skin cancers.

    Research and development expenses increased slightly to $4.0 million in 1997 from $3.5 million in 1996, or 5.4% of 1997 net sales as compared with 4.9% of 1996 net sales. The Company's 1997 research and development efforts were focused on designing new incontinence treatment products--InnoSense and Minnova PFS, developing next-generation electrotherapy devices--Epix VT, and expansion of the orthotic product line, as well as continued development of next-generation orthotic devices.

    The Company anticipates research and development to grow incrementally as a percent of sales in future years as the Company focuses its efforts on new product lines. Expenditures on clinical research and outcomes studies are expected to grow based on increased regulatory and provider requirements. Empi's products are regulated under the federal Food, Drug and Cosmetic Act requiring clearance from the U.S. Food and Drug Administration ("FDA") prior to market introduction. The Company's long-term growth is dependent upon continued FDA clearance, which may be delayed or denied, thus determining the successful introduction of new products or new applications of existing technology.

OTHER INCOME AND EXPENSES

    Other income, comprised primarily of interest and dividend income, totaled $785,000 in 1998 in comparison to $1.0 million in 1997. An insurance settlement of $173,000 in the first quarter of 1998 partially offset the reduction in investment income that was attributable to a lower cash position, resulting primarily from the Company's aggressive stock repurchasing efforts. Interest expense for 1998 was $12,000 versus $2,000 in 1997. Non-recurring relocation expenses of $54,000 were recorded in 1997.

    In 1997 and 1996, investment income remained constant at $1.0 million. The Company also recorded a one-time gain in excess of $200,000 from the settlement of a trade dress infringement lawsuit in 1996. Interest expense for 1997 was $2,000 versus $69,000 in 1996. The primary contributor to interest expense in 1996 was an interest-bearing note issued to partially finance the Company's 1992 acquisition of Nortech, a division of Medtronic, Inc. In addition, non-recurring expenses of $54,000 and $378,000 related to the Company's relocation to a new corporate facility were recorded in 1997 and 1996, respectively.

NET EARNINGS

    Net earnings in 1998 improved to $11.8 million, an increase of $1.3 million, or 12%. An increase in the gross margin percentage and an overall decrease in operating expenses of approximately 6% were the primary contributors in 1998 to increased net earnings. Diluted earnings per share in 1998 rose to $1.66 from $1.27 in 1997, a dramatic increase of 31%, resulting from higher net earnings combined with the effect of the Company's stock repurchase program. Diluted earnings per share increased by approximately $.13 and $.04 per share in 1998 and 1997, respectively, as a result of the Company's stock repurchase program.

    Net earnings in 1997 were $10.5 million, compared to $9.4 million in 1996. Higher net sales, combined with relatively flat spending and no significant one-time charges, were the main reasons for the increase. As a result of higher net earnings and the Company's stock repurchase program, 1997 diluted earnings per share increased from $1.08 to $1.27, or an 18% increase, over 1996.

    While the Company experienced strong net earnings growth in 1998, Empi believes that both growth in net sales and continued management of expenses will be necessary in 1999 to sustain this earnings growth trend.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and security investments were $1.9 million as of December 31, 1998, a decrease of approximately $22.6 million from the year ended December 31, 1997, reflecting the Company's aggressive stock repurchasing efforts in 1998. The Company depleted, by the second quarter of 1998, the $17.5 million in funds authorized by the Board of Directors in 1997 for such repurchases. During the third quarter of 1998, the Board approved additional funding for an expanded share repurchase program, to be executed by management over the next several quarters. Some of the shares repurchased under the program will be used to cover stock issuances in connection with the Company's stock option and stock purchase plans. The Company repurchased and retired 1,829,496 shares of common stock, or $36.4 million in total cost, and 529,300 shares of common stock, or $10.5 million in total cost, in 1998 and 1997, respectively. The Company intends to continue throughout 1999 its stock repurchase program, initiated in 1995, given favorable market conditions and the Company's cash position. As of December 31, 1998, the Company's working capital was $29.9 million and its current ratio was
6.4 to 1.0. Cash flows generated from operations were $13.4 million in 1998, $12.3 million in 1997 and $13.9 million in 1996.

    Accounts receivable, net of allowances, as of December 31, 1998 increased 13% over December 31, 1997 levels, primarily as a result of record sales in the fourth quarter. Reduced trade cash receipts also unfavorably impacted, to a lesser degree, accounts receivable levels at year end, as Medicare and other large managed health care organizations have extended the timing of health care payments. As a result of this increase, the allowances against receivables increased $330,000, maintaining a reserve balance of 20% of gross receivables. Inventories remained constant from 1997 to 1998. Expenditures for property, plant and equipment were $664,000 in 1998, down 62% from 1997. Fixed asset additions in 1998 were primarily related to machinery and computer equipment. In December 1998, the Company entered into a conditional line of credit for $10 million with Norwest Bank Minnesota, N.A. to fund general corporate purposes. Empi has not borrowed against its conditional line of credit, which extends through August 31, 1999. The Company believes its cash and security investments, together with internally generated funds and the line of credit, will be sufficient to meet the Company's currently projected needs for working capital and capital requirements for both the short-term and the foreseeable future.

YEAR 2000

    The Year 2000 ("Y2K") century date issue affects software, hardware and databases from nearly every source. Historically, most computer systems were designed to represent century dates with two digits rather than four. As a result, if these systems recognize "00" as the year 1900 rather than the year 2000, the systems could fail or create erroneous results. Incomplete or untimely resolution of the Y2K issue by the Company, its key suppliers, customers and other parties could have a material adverse effect on the Company's results of operations, financial condition and cash flows. To address the Y2K issue, Empi has established a Year 2000 Project team led by the Chief Financial Officer, with participation from the Director of Information Systems and other business department representatives.

    The Company's Y2K Project is divided into three major phases: Inventory and Assessment of Business Systems, Remediation and Replacement, and Testing.

INVENTORY AND ASSESSMENT OF BUSINESS SYSTEMS

    This phase commenced in August of 1998 and was designed to identify internal and external business systems that are susceptible to failure or miscalculation due to the Y2K issue. The Company has substantially completed the inventory and assessment of its critical information technology ("IT") business systems. The Company has substantially completed the inventory of its non-critical IT and non-information technology ("non-IT") systems, with the assessment of these systems planned to be substantially completed by first quarter 1999. Non-IT systems include, but are not limited to, manufacturing production lines, elevators, heating and air conditioning systems.

    As part of this phase, Empi sent questionnaires to over 3,000 suppliers and service providers requesting representation as to their Y2K readiness. The Company has identified 200 of these vendors as critical to its business operations. The Company plans to submit similar questionnaires to significant customers, including managed health care organizations and governmental entities, in first quarter of 1999. The readiness of its key suppliers and customers will continue to be monitored by Empi throughout 1999.

REMEDIATION AND REPLACEMENT

    The Company commenced remediation and replacement efforts in early 1999, with a projected completion date of May 1999 for all affected critical internal IT business systems and a completion date of December 1999 for all non-critical IT and non-IT systems. To date, the Company has spent only a minimal amount in the inventory and assessment phase. Given the Company's initial assessment, the estimated total cost of remediation and replacement will approximate $500,000. Internally generated cash flows are expected to fund these costs, of which a substantial amount will be capitalized.

TESTING

    Testing of the remediation and replacement of all other internal and external affected systems is expected to occur throughout 1999. Testing of all critical IT business systems is expected to be completed by May 1999. Empi's company-wide efforts involved with its Year 2000 Project are being designed to minimize the adverse effects of significant disruptions. There is no assurance that the Company's Y2K readiness efforts will prevent a material adverse impact on the results of its operations, financial condition and cash flows since its compliance is dependent upon third parties also being Y2K ready in a timely manner. Noncompliance by the Company or these third parties could result in, among other things, delays in billing and collection, delays in the receipt of supplies, and delays in delivery of finished product. Contingency plans are being developed by the Company to mitigate, to the extent possible, potential disruptions. The Company believes that if unforeseen delays were to occur within the manufacturing process, consigned inventory of certain key products would be sufficient to meet customers' immediate needs.

OUTLOOK

    The Company's strategic goals are to: (i) expand into related rehabilitation markets with new and existing technology; and (ii) broaden medical device offerings by using its existing technology base to develop new products for expanded new markets. The Company intends to pursue these objectives through internal development efforts and strategic alliances, depending upon its resources and the availability of opportunities, while reinforcing the Company's leadership position with physical therapists. The Company intends to seek marketing partnerships to distribute new product developments in market segments outside its core business.

    The primary ongoing financial goals for the Company are to increase revenue growth and enhance profitability by focusing on its mission: to continuously improve the quality of life for patients with functional disabilities through the development, manufacturing and marketing of innovative, cost effective, biomedical products and services.

    Certain statements made in this Management's Discussion and Analysis, which are summarized here, are forward-looking statements that involve risk and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include, but are not limited to those identified:

    - The expectations that in the future electrotherapy sales will remain flat at best and iontophoresis and orthotic products sales will increase, depend on retaining reimbursement by Medicare carriers, workers' compensation programs, managed care and private insurance payors. Increased sales of incontinence products also depend on the Company's ability to obtain

      Medicare reimbursement approval for its pelvic floor stimulation products. In addition, other general market conditions and competitive factors within the rehabilitation market, including the introduction of new products or technology by competitors, could adversely effect sales.

    - From time to time, the Company has experienced unilateral coverage denials or downcoding decisions by regional carriers despite the issuance of favorable national policy decisions by HCFA. For example, regional Medicare carriers have downcoded Pronex to a financially unacceptable reimbursement code making it impossible for the Company to supply product.

    - The expectation of a slight decrease in the gross profit percentage depends on the actual product and customer mix, prices from suppliers, other market conditions and actual manufacturing and distribution efficiencies.

    - The Company's products are regulated under the federal Food, Drug and Cosmetic Act, and the Company is required to secure clearance from the FDA prior to marketing new products. Lack of clearance or delays in securing clearance could negatively impact sales of new products.

    - The Company's intention to continue its stock repurchase program in 1999 depends on the market conditions and the Company's cash position.

    - The sufficiency of the Company's cash and security investments, together with cash flow from operations, depends on the extent of its stock repurchasing efforts, and general market and competitive conditions.

    - There is no assurance that the Company will be able to meet its Year 2000 Project goals or that such Y2K readiness efforts will prevent a material adverse impact on its results of operations, financial condition and cash flows since its compliance is dependent upon third parties also being Y2K ready in a timely manner.

    - There is no assurance that the Company will succeed in establishing joint marketing partnerships with companies outside its core business segment.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company does not have material exposures to quantitative and qualitative market risk.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    See Index to List of Financial Statements and Financial Statement Schedule, along with such financial statements, immediately following the signature page of this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The information required by Item 10 regarding the Company's directors included in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1999 under the caption "Election of Directors" is incorporated herein by reference.

    The information required by Item 10 regarding the Company's executive officers is set forth in Part I of this report.

    The information required by Item 10 regarding compliance with Section 16(a) of the Exchange Act included in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1999 under the caption "Compliance with Section 16 (a) of the Exchange Act" is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

    The information required by Item 11 regarding executive compensation included in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1999 under the caption "Executive Compensation" is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

    The information required by Item 12 regarding voting securities and principal holders thereof included in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1999 under the caption "Principal Shareholders and Management Ownership" is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    None.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) (1) AND (2)--FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES.

    See Index to Consolidated Financial Statements and Schedules, which begins on Page 63 immediately following the signature page to this report.

    (3)--EXHIBITS.

      (3.1)  Restated Articles of Incorporation, as amended, have been filed as Exhibit 3.1 to the Company's Report on Form 10-K for the fiscal year ended December 31, 1996, and are included herein by reference pursuant to Rule 12b-32.

      (3.2)  Bylaws together with amendment adopted June 12, 1986 have been filed as Exhibit
             3.2 to the Company's Report on Form 10-K for the fiscal year ended December 31,
             1987, and are included herein by reference pursuant to Rule 12b-32.

      (4.1)  Certificate for shares of Common Stock has been filed as Exhibit 4.1 to the
             Company's Registration Statement on Form S-2, Registration No. 33-42568, and is
             incorporated herein by reference pursuant to Rule 12b-32.

     (10.1)  Empi, Inc. 1987 Stock Option Plan together with forms of incentive and non-qualified option agreements has been filed as Exhibit 10.7 to the Company's
             Report on Form 10-K for the fiscal year ended December 31, 1987, and is incorporated herein by reference pursuant to Rule 12b-32.*

     (10.2)  Amendment to Empi, Inc. 1987 Stock Option Plan has been filed as Exhibit 10.8 to the Company's Report on Form 10-K for the fiscal year ended December 31, 1992, and is incorporated herein by reference pursuant to Rule 12b-32.*

     (10.3)  Amendment to Empi, Inc. 1987 Stock Option Plan dated December 22, 1992 has been filed as Exhibit 10.13 to the Company's Report on Form 10-K for the fiscal year ended December 31, 1993, and is incorporated herein by reference pursuant to Rule
             12b-32.*

     (10.4)  Amendment to Empi, Inc. 1987 Stock Option Plan dated February 9, 1995 has been filed as Exhibit 10.16 to the Company's Report on Form 10-K for the fiscal year ended December 31, 1994, and is incorporated herein by reference pursuant Rule
             12b-32.*

     (10.5)  Employment agreement with Joseph E. Laptewicz dated October 1, 1994 has been filed as Exhibit 10 to the Company's Report on Form 10-Q for the quarter ended September
             30, 1994, and is incorporated herein by reference pursuant to Rule 12b-32.*

     (10.6)  Lease dated June 14, 1996 between the Company and Cardigan Investments, a limited
             Partnership, covering office/light manufacturing space in St. Paul, Minnesota has been filed as Exhibit 10 to the Company's Report on Form 10-Q for the quarter ended September 30, 1996, and is included herein by reference pursuant to Rule
             12b-32.

     (10.7)  Empi, Inc. 1997 Employee Stock Purchase Plan has been filed as Exhibit 10.9 to the
             Company's Report on Form 10-K for the fiscal year ended December 31, 1996, and is incorporated herein by reference pursuant to Rule 12b-32.*

     (10.8)  Empi, Inc. 1997 Stock Option Plan together with forms of incentive and non-qualified option agreements has been filed as Exhibit 10.9 to the Company's
             Report on Form 10-K for the fiscal year ended December 31, 1997, and is incorporated herein by reference pursuant to Rule 12b-32. *

     (10.9)  Separation Agreement with Donald D. Maurer dated May 1, 1997 has been filed as
             Exhibit 10.10 to the Company's Report on Form 10-K for the fiscal year ended
             December 31, 1997, and is incorporated herein by reference pursuant to Rule
             12b-32.*

       (21)  A list of Subsidiaries of the Company has been filed as Exhibit 21 to the
             Company's Report on Form 10-K for the fiscal year ended December 31, 1993, and is incorporated herein by reference pursuant to Rule 12b-32.

      (23)   Consent of Independent Auditors.

       (24)  Power of Attorney for Joseph E. Laptewicz Jr., Patrick D. Spangler, Donald D.
             Maurer, Scott R. Anderson, M. Nazie Eftekhari, Kenneth F. Tempero, Bradley J.
             Beard, and Everett F. Carter. (Included on signature page of this report.)

       (27)  Financial Data Schedule (Filed only in electronic format.)

------------------------

*   Management contract or compensatory plan.

(b) REPORTS ON FORM 8-K

    No Reports on Form 8-K were filed during the quarter ended December 31, 1998.

(c) EXHIBITS

    The response to this portion of Item 14 (a) (3) is submitted as a separate section of this Report.

(d) FINANCIAL STATEMENT SCHEDULE

    See Index to Consolidated Financial Statements and Financial Statement Schedule beginning on Page 63 immediately following the signature page of this Report.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           EMPI, INC.

March 17, 1999                         By  /s/ JOSEPH E. LAPTEWICZ JR.
                                           ------------------------------------------
                                           Joseph E. Laptewicz Jr., CHAIRMAN AND
                                           CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

March 17, 1999                  /s/ JOSEPH E. LAPTEWICZ JR.
                                ----------------------------------------------
                                Joseph E. Laptewicz Jr., CHAIRMAN AND CHIEF
                                EXECUTIVE OFFICER (PRINCIPAL EXECUTIVE
                                OFFICER)

March 17, 1999                  /s/ PATRICK D. SPANGLER
                                ----------------------------------------------
                                Patrick D. Spangler, VICE PRESIDENT,
                                CHIEF FINANCIAL OFFICER AND ASSISTANT
                                SECRETARY (PRINCIPAL FINANCIAL AND ACCOUNTING
                                OFFICER)

March 17, 1999                  /s/ DONALD D. MAURER
                                ----------------------------------------------
                                Donald D. Maurer, CHAIRMAN EMERITUS

March 17, 1999                  /s/ SCOTT R. ANDERSON
                                ----------------------------------------------
                                Scott R. Anderson, DIRECTOR

March 17, 1999                  /s/ M. NAZIE EFTEKHARI
                                ----------------------------------------------
                                M. Nazie Eftekhari, DIRECTOR

March 17, 1999                  /s/ KENNETH F. TEMPERO
                                ----------------------------------------------
                                Kenneth F. Tempero, DIRECTOR

March 17, 1999                  /s/ BRADLEY J. BEARD
                                ----------------------------------------------
                                Bradley J. Beard, DIRECTOR

March 17, 1999                  /s/ EVERETT F. CARTER
                                ----------------------------------------------
                                Everett F. Carter, DIRECTOR

                           ANNUAL REPORT ON FORM 10-K

                ITEM 8, ITEM 14 (a) (1) AND (2), AND ITEM 14 (d)
                          LIST OF FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE
                       CONSOLIDATED FINANCIAL STATEMENTS
                          FINANCIAL STATEMENT SCHEDULE
                          YEAR ENDED DECEMBER 31, 1998

                                   EMPI, INC.
                              ST. PAUL, MINNESOTA

                       CONSOLIDATED FINANCIAL STATEMENTS

                                   EMPI, INC.

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

FORM 10-K--ITEM 14(a) (1) AND (2)

                                   EMPI, INC.
   INDEX TO LIST OF CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
                                    SCHEDULE

                                                                                                                    PAGE
                                                                                                                  ---------
1.         FINANCIAL STATEMENTS

           Report of Independent Auditors.......................................................................         64

           Report of Management.................................................................................         65

           Consolidated Balance Sheets--December 31, 1998 and 1997..............................................         66

           Consolidated Statements of Operations--Years ended December 31, 1998, 1997 and 1996..................         67

           Consolidated Statements of Shareholders' Equity--Years ended December 31, 1998, 1997 and 1996........         68

           Consolidated Statements of Cash Flows--Years ended December 31, 1998, 1997 and 1996..................         69

           Notes to Consolidated Financial Statements--December 31, 1998........................................         70

2.         FINANCIAL STATEMENT SCHEDULE

           Schedule II--Valuation and Qualifying Accounts.......................................................         77

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Empi, Inc.

    We have audited the accompanying consolidated balance sheets of Empi, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Empi, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
January 22, 1999

                              REPORT OF MANAGEMENT

    Management is responsible for the accompanying consolidated financial statements, which are prepared in accordance with generally accepted accounting principles. In management's opinion, the consolidated financial statements present fairly the Company's financial position, results of operations and cash flows. In addition, information and representations included in the Company's Annual Report are consistent with the financial statements.

    The Company maintains a system of internal accounting policies, procedures and controls intended to provide reasonable assurance, given the inherent limitations of all internal control systems, at appropriate costs, that transactions are executed in accordance with Company authorization, are properly recorded and reported in the financial statements, and that assets are adequately safeguarded. Corporate financial management continually evaluates the adequacy and effectiveness of this system of internal accounting policies, procedures and controls, and actions are taken to correct deficiencies as they are identified.

    The Audit Committee of the Board of Directors is comprised solely of non-employee directors and is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices. The Audit Committee meets regularly and on special occasions, as needed, with corporate financial management and the independent auditors to review their activities. The independent auditors have full and free access to the Audit Committee to discuss the results of their work, the adequacy of internal financial controls and the quality of financial reporting.

                                       /s/ JOSEPH E. LAPTEWICZ, JR.
                                ------------------------------------------
                                         Joseph E. Laptewicz, Jr.
                                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                         /s/ PATRICK D. SPANGLER
                                ------------------------------------------
                                           Patrick D. Spangler
                                 VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                         AND ASSISTANT SECRETARY

                     EMPI, INC. CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31
                                                                                  --------------------
                                                                                    1998       1997
                                                                                  ---------  ---------
                                                                                     (IN THOUSANDS,
                                                                                      EXCEPT SHARE
                                                                                        AMOUNTS)

ASSETS
Current assets:
  Cash and cash equivalents.....................................................  $   1,851  $   3,020
  Short-term investments........................................................         --     21,480
  Accounts receivable, net of allowances ($5,211--1998; $4,881--1997)...........     20,441     18,046
  Inventories...................................................................      8,023      8,003
  Deferred income tax benefit...................................................      4,294      3,874
  Other.........................................................................        805      1,072
                                                                                  ---------  ---------
    Total current assets........................................................     35,414     55,495

Equipment and improvements:
  Equipment.....................................................................     12,956     12,558
  Furniture and fixtures........................................................      1,687      1,663
  Leasehold improvements........................................................      2,968      3,275
                                                                                  ---------  ---------
                                                                                     17,611     17,496
  Less accumulated depreciation and amortization................................     12,524     10,990
                                                                                  ---------  ---------
    Net equipment and improvements..............................................      5,087      6,506
Other assets....................................................................        799      1,892
                                                                                  ---------  ---------
Total assets....................................................................  $  41,300  $  63,893
                                                                                  ---------  ---------
                                                                                  ---------  ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................  $   1,720  $   1,990
  Customer advances.............................................................        351        332
  Employee compensation.........................................................      1,801      1,655
  Commissions payable...........................................................        585        526
  Current portion of long-term debt.............................................         66        269
  Income taxes payable..........................................................        584         --
  Other.........................................................................        405        366
                                                                                  ---------  ---------
    Total current liabilities...................................................      5,512      5,138

Long-term debt, less current portion............................................         --         66

Shareholders' equity:
  Common stock, no par value:
    Authorized shares--25,000,000
    Issued and outstanding shares--6,320,069 in 1998
      and 8,032,011 in 1997.....................................................    (24,853)     9,847
  Retained earnings.............................................................     60,641     48,842
                                                                                  ---------  ---------
    Total shareholders' equity..................................................     35,788     58,689
                                                                                  ---------  ---------
Total liabilities and shareholders' equity......................................  $  41,300  $  63,893
                                                                                  ---------  ---------
                                                                                  ---------  ---------

                            See accompanying notes.

                EMPI, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     YEAR ENDED DECEMBER 31
                                                                                 -------------------------------
                                                                                   1998       1997       1996
                                                                                 ---------  ---------  ---------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                                            AMOUNTS)
Net sales......................................................................  $  73,108  $  73,468  $  70,630
Cost of goods sold.............................................................     18,497     19,073     18,459
                                                                                 ---------  ---------  ---------
  Gross profit.................................................................     54,611     54,395     52,171

Operating expenses:
  Selling, general and administrative..........................................     32,663     34,306     34,275
  Research and development.....................................................      3,449      3,984      3,476
                                                                                 ---------  ---------  ---------
    Total operating expenses...................................................     36,112     38,290     37,751
                                                                                 ---------  ---------  ---------
  Income from operations.......................................................     18,499     16,105     14,420
Other income, net..............................................................        684        995        795
                                                                                 ---------  ---------  ---------
  Earnings before income taxes.................................................     19,183     17,100     15,215
Income tax expense.............................................................      7,384      6,584      5,858
                                                                                 ---------  ---------  ---------
  Net earnings.................................................................  $  11,799  $  10,516  $   9,357
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

Basic earnings per share.......................................................  $    1.68  $    1.30  $    1.11
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

Weighted average shares outstanding............................................      7,040      8,077      8,448
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

Diluted earnings per share.....................................................  $    1.66  $    1.27  $    1.08
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

Diluted weighted average shares outstanding....................................      7,126      8,258      8,660
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

                            See accompanying notes.

           EMPI, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                  COMMON STOCK
                                                                            ------------------------   RETAINED
                                                                               SHARES       AMOUNT     EARNINGS
                                                                            ------------  ----------  -----------
                                                                            (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance January 1, 1996...................................................     8,668,659  $   24,110   $  28,969
  Exercise of stock options...............................................        60,384         411          --
  Tax benefits of stock options...........................................            --         311          --
  Employee stock purchase plan............................................        18,897         359          --
  Purchase and retirement of stock........................................      (528,000)     (8,160)         --
  Purchase and retirement of warrant rights...............................            --      (1,700)         --
  Net earnings............................................................            --          --       9,357
                                                                            ------------  ----------  -----------

Balance December 31, 1996.................................................     8,219,940      15,331      38,326
  Exercise of stock options...............................................       318,159       3,897          --
  Tax benefits of stock options...........................................            --         720          --
  Employee stock purchase plan............................................        23,212         354          --
  Purchase and retirement of stock........................................      (529,300)    (10,455)         --
  Net earnings............................................................            --          --      10,516
                                                                            ------------  ----------  -----------

Balance December 31, 1997.................................................     8,032,011       9,847      48,842
  Exercise of stock options...............................................        88,727         876          --
  Tax benefits of stock options...........................................            --         344          --
  Employee stock purchase plan............................................        28,827         519          --
  Purchase and retirement of stock........................................    (1,829,496)    (36,439)         --
  Net earnings............................................................            --          --      11,799
                                                                            ------------  ----------  -----------

Balance December 31, 1998.................................................     6,320,069  $  (24,853)  $  60,641
                                                                            ------------  ----------  -----------
                                                                            ------------  ----------  -----------

                            See accompanying notes.

                EMPI, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31
                                                                              ----------------------------------
                                                                                 1998        1997        1996
                                                                              ----------  ----------  ----------
                                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net earnings................................................................  $   11,799  $   10,516  $    9,357
Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation and amortization.............................................       3,236       3,648       3,506
  Provision for deferred income taxes.......................................        (420)      1,128        (160)
  Loss on sale of equipment.................................................          --           5         101
  Provisions for loss on accounts receivable................................       2,711       2,442       2,216
  Changes in operating assets and liabilities:
    Accounts receivable.....................................................      (5,106)     (4,030)     (2,828)
    Inventories.............................................................         (20)       (683)        949
    Accounts payable and accrued expenses...................................         (46)       (854)        731
    Income taxes payable....................................................         928         334          63
    Other assets/liabilities................................................         367        (243)        (50)
                                                                              ----------  ----------  ----------
      Net cash provided by operating activities.............................      13,449      12,263      13,885

INVESTING ACTIVITIES
Maturities of short-term investments........................................      33,895      21,020      17,624
Purchase of short-term investments..........................................     (12,415)    (25,285)    (19,749)
(Additions of) reductions in other assets...................................        (121)        405        (233)
Purchase of equipment and improvements......................................        (664)     (1,743)     (4,013)
                                                                              ----------  ----------  ----------
      Net cash provided by (used in) investing activities...................      20,695      (5,603)     (6,371)

FINANCING ACTIVITIES
Principal payments on long-term debt........................................        (269)       (285)     (1,524)
Purchase and retirement of common stock and warrant rights..................     (36,439)    (10,455)     (9,860)
Proceeds from exercise of common stock options..............................       1,395       4,251         770
                                                                              ----------  ----------  ----------
      Net cash used in financing activities.................................     (35,313)     (6,489)    (10,614)
                                                                              ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents........................      (1,169)        171      (3,100)
Cash and cash equivalents at beginning of year..............................       3,020       2,849       5,949
                                                                              ----------  ----------  ----------
Cash and cash equivalents at end of year....................................  $    1,851  $    3,020  $    2,849
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

                            See accompanying notes.

             EMPI, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    The Company develops, manufactures and distributes non-invasive biomedical devices and accessories for applications in the orthopedic rehabilitation and incontinence treatment markets. The primary market for the Company's products is in the United States. The Company also does a small percentage of business in Canada, Europe and the Far East.

BASIS OF PRESENTATION

    The consolidated financial statements include the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVESTMENTS

    Short-term investments, consisting of debt securities and marketable equity securities, are classified as available-for-sale. Available-for-sale securities are stated at cost, which approximates fair value.

INVENTORIES

    Inventories are valued at the lower of cost (first-in, first-out method) or market.

EQUIPMENT AND IMPROVEMENTS

    Equipment and improvements are stated on the basis of cost. Depreciation and amortization of equipment and improvements are computed on the straight-line method for book purposes (accelerated methods for income tax purposes) over estimated useful lives of 25 years for building improvements, seven to eight years for furniture and fixtures, five years for equipment, and three years for computers.

OTHER ASSETS

    Other assets consist primarily of intangible assets including goodwill, non-compete agreements, costs paid to wholesale distributors for territorial distribution rights and patent costs. These assets are being amortized on a straight-line basis over their estimated useful lives ranging from four to seven years. Accumulated amortization was $8,371,000 and $7,201,000 at December 31, 1998 and 1997, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

STOCK-BASED COMPENSATION

    The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its plans. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

NOTE 2. INVESTMENTS

    Investments consist of the following:

                                                             DECEMBER 31
                                                        ----------------------
                                                           1998        1997
                                                        -----------  ---------
                                                            (IN THOUSANDS)
Municipal bonds.......................................   $      --   $  11,874
U. S. Government bonds................................          --       9,606
Cash equivalents......................................         336         662
                                                             -----   ---------
                                                         $     336   $  22,142
                                                             -----   ---------
                                                             -----   ---------

    Interest income included in other income was $629,000, $1,031,000, and $1,039,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 3. INVENTORIES

    Inventories consist of the following:

                                                              DECEMBER 31
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
                                                             (IN THOUSANDS)
Finished goods..........................................  $   5,670  $   5,515
Work in process.........................................        651        556
Raw materials...........................................      1,702      1,932
                                                          ---------  ---------
                                                          $   8,023  $   8,003
                                                          ---------  ---------
                                                          ---------  ---------

NOTE 4. BORROWINGS

    Long-term borrowings consist of:

                                                                 DECEMBER 31
                                                           ------------------------
                                                              1998         1997
                                                           -----------  -----------
                                                                (IN THOUSANDS)
Notes payable............................................   $      66    $     335
Less current maturities..................................          66          269
                                                                  ---        -----
                                                            $      --    $      66
                                                                  ---        -----
                                                                  ---        -----

    Notes payable at December 31, 1998 and 1997 consists entirely of debt issued in conjunction with dealer acquisitions and non-compete agreements.

    Annual maturities of long-term debt are: 1999--$66,000.

    Total interest paid for the years ended December 31, 1998, 1997 and 1996 was $12,000, $2,000 and $79,000, respectively. Interest expense included in other income was $12,000, $2,000 and $69,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 5. INCOME TAXES

    At December 31, 1998, the Company has a net operating loss carryforward of $725,000 for income tax purposes, resulting from the Company's 1993 acquisition of Physical Health Devices, Inc., which will expire in the year 2007. The Company's ability to utilize the net operating loss carryforward will be subject to Internal Revenue Code Section 382 limitations.

    Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Deferred tax assets:
  Allowance for doubtful accounts..........................................  $   1,982  $   2,053
  Amortization of non-compete agreement....................................        939        805
  Accrued expenses.........................................................        330        316
  Inventory................................................................        379        300
  Other....................................................................        706        675
                                                                             ---------  ---------
Total deferred tax assets..................................................      4,336      4,149
Deferred tax liabilities...................................................        (42)      (275)
                                                                             ---------  ---------
Net deferred tax assets....................................................  $   4,294  $   3,874
                                                                             ---------  ---------
                                                                             ---------  ---------

                                                                      1998       1997       1996
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Current:
  Federal.........................................................  $   6,915  $   4,834  $   5,040
  State...........................................................        889        622        978
Deferred:
  Federal.........................................................       (367)       999       (118)
  State...........................................................        (53)       129        (42)
                                                                    ---------  ---------  ---------
                                                                    $   7,384  $   6,584  $   5,858
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    Reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

                                                                                        1998         1997         1996
                                                                                     -----------  -----------  -----------
Statutory rate.....................................................................        35.0%        34.0%        34.0%
Increase resulting from:
  State taxes, net of federal tax benefit..........................................         4.0          4.0          4.0
  Amortization of goodwill.........................................................          --           --          0.5
  Other............................................................................        (0.5)         0.5           --
                                                                                            ---          ---          ---
Effective rate.....................................................................        38.5%        38.5%        38.5%
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---

    Total income taxes paid during the years ended December 31, 1998, 1997 and 1996 were $6,653,000, $4,845,000 and $5,876,000, respectively.

NOTE 6. STOCK PLANS

    The Company has a qualified and non-qualified stock option plan for officers, key employees and non-employee directors. The options are granted at fair market value and are exercisable over periods up to 10 years from grant date in various increments. Shares reserved in the Company's 1987 and 1997 Stock Option Plans for issuance upon the exercise of options were 1,098,554 at December 31, 1998.

    Option activity in the stock option plans is summarized as follows:

                                                                 QUALIFIED    NON-QUALIFIED
                                                                   SHARES        SHARES        WEIGHTED AVERAGE
                                                                   OPTION        OPTION         EXERCISE PRICE
                                                                 ----------  ---------------  -------------------
Balance January 1, 1996........................................     412,110        318,825         $   11.97
  Granted......................................................      77,104         26,846             21.36
  Canceled/expired.............................................     (96,013)       (30,806)            15.13
  Exercised....................................................     (44,479)       (15,905)             6.82
                                                                 ----------  ---------------

Balance December 31, 1996......................................     348,722        298,960             13.34
                                                                 ----------  ---------------
  Granted......................................................      67,182         46,400             17.85
  Canceled/expired.............................................     (52,655)        (8,106)            17.51
  Exercised....................................................    (184,906)      (133,253)            12.25
                                                                 ----------  ---------------

Balance December 31, 1997......................................     178,343        204,001             14.93
                                                                 ----------  ---------------
  Granted......................................................      64,121         45,089             17.82
  Canceled/expired.............................................     (58,823)       (18,313)            19.54
  Exercised....................................................     (56,828)       (31,899)             9.87
                                                                 ----------  ---------------

Balance December 31, 1998......................................     126,813        198,878         $   16.18
                                                                 ----------  ---------------
                                                                 ----------  ---------------

    As of December 31, 1998 there were 80,880 options outstanding with exercise prices between $8.25 and $8.75, 177,811 options outstanding with exercise prices between $9.88 and $17.88, and 67,000 options outstanding with exercise prices between $19.00 and $28.00. At December 31, 1998 outstanding options had a weighted average remaining contractual life of 7 years. The number of options exercisable as of December 31, 1998, 1997 and 1996 were 73,221, 76,055 and 213,725, respectively, at weighted average exercise prices of $19.95, $12.96 and $13.30.

    The Company also has an Employee Stock Purchase Plan. The Plan enables employees to contribute up to 10% of their compensation toward the purchase of the Company's common stock at 85% of market value. At December 31, 1998, 247,961 shares were reserved for future employee purchases of stock under the Plan.

    The fair value of stock options used to compute pro forma net earnings and earnings per share disclosures, as prescribed by SFAS No. 123, is the estimated present value at grant date using a Black-Scholes option valuation model with the following weighted average assumptions for 1998, 1997 and 1996: dividend yield of 0% for all three years; expected volatility of 52.6%, 56.6% and 61.1% for 1998, 1997 and 1996, respectively; a risk free interest rate of 4.54%, 5.68% and 6.05% for 1998, 1997 and 1996, respectively; and an expected holding period of 4 years for all three periods.

    The weighted average fair value of options granted during the years ended December 31, 1998, 1997 and 1996 was $7.98, $8.41 and $10.47, respectively.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    If the Company had elected to recognize compensation cost for the stock option plan and employee stock purchase plan based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS 123, net earnings and earnings per share would have been changed to the pro forma amounts indicated below:

                                                                    1998       1997       1996
                                                                  ---------  ---------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE
                                                                             AMOUNTS)
Net earnings:                    As reported....................  $  11,799  $  10,516  $   9,357
                                 Pro forma......................     11,326      9,933      9,051

Basic earnings per share:        As reported....................  $    1.68  $    1.30  $    1.11
                                 Pro forma......................       1.61       1.23       1.05

Diluted earnings per share:      As reported....................  $    1.66  $    1.27  $    1.08
                                 Pro forma......................       1.59       1.20       1.05

------------------------

Note: The pro forma effect on net earnings for 1998, 1997 and 1996 is not representative of the pro forma effect on net earnings in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

NOTE 7. CAPITAL STOCK

    The Company purchased and retired 1,829,496 shares of common stock for $36.4 million, 529,300 shares of common stock for $10.5 million and 528,000 shares of common stock for $8.2 million in 1998, 1997 and 1996, respectively.

NOTE 8. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                                    1998       1997       1996
                                                                                  ---------  ---------  ---------
                                                                                          (IN THOUSANDS,
                                                                                     EXCEPT PER SHARE AMOUNTS)
Net earnings....................................................................  $  11,799  $  10,516  $   9,357

Denominator for earnings per share:
  Weighted average shares; denominator for basic earnings per share.............      7,040      8,077      8,448

  Effect of dilutive securities;
    employee and non-employee stock options.....................................         86        181        212
                                                                                  ---------  ---------  ---------

  Dilutive common shares; denominator for diluted earnings per share............      7,126      8,258      8,660
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

Basic earnings per share........................................................  $    1.68  $    1.30  $    1.11
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

Diluted earnings per share......................................................  $    1.66  $    1.27  $    1.08
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

NOTE 9. LEASES

    The Company leases office space under noncancelable operating leases. These leases expire on various dates through 2006.

    Future minimum payments under all lease arrangements subsequent to 1998 are:
1999-- $567,000, 2000--$564,000, 2001--$564,000, 2002--$564,000, 2003--$564,000
and thereafter-- $1,578,000.

    Rent expense for the years ended December 31, 1998, 1997 and 1996 was $552,000, $576,000 and $660,000, respectively.

NOTE 10. RETIREMENT PLAN

    The Company has a Retirement Profit Sharing and Savings Plan under Section 401(k) of the Internal Revenue Code. The Plan allows employees to defer up to 15% of their income on a pre-tax basis through contributions to the Plan. For every dollar the employee contributes, up to 6% of their income, the Company will contribute $.50. In 1998, 1997 and 1996, the Company's matching contribution was $448,000, $444,000 and $404,000, respectively.

NOTE 11. SEGMENT INFORMATION

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") in the fiscal year ended December 31, 1998. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. To date, the Company has viewed its operations as principally one segment, the sale of non-invasive biomedical devices and accessories. As a result, the financial information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment.

    Net sales from the Company's product lines for 1998, 1997 and 1996 are as follows:

                                                           1998       1997       1996
                                                         ---------  ---------  ---------
                                                                 (IN THOUSANDS)
Electrotherapy.........................................  $  46,299  $  47,871  $  48,458
Iontophoresis and Orthotics............................     25,922     24,559     20,977
Incontinence...........................................        887      1,038      1,195
                                                         ---------  ---------  ---------
  Total net sales......................................  $  73,108  $  73,468  $  70,630
                                                         ---------  ---------  ---------
                                                         ---------  ---------  ---------

           EMPI, INC. SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                COL. C
                                              ------------------------------------------
                                                              ADDITIONS                       COL. D
                                 COL. B       ------------------------------------------  ---------------       COL. E
          COL. A             ---------------          (1)                                       (2)        -----------------
---------------------------   BEGINNING OF     CHARGED TO COSTS      CHARGED TO OTHER      DEDUCTIONS--    BALANCE AT END OF
DESCRIPTION                      PERIOD          AND EXPENSES       ACCOUNTS-- DESCRIBE      DESCRIBE           PERIOD
---------------------------  ---------------  -------------------  ---------------------  ---------------  -----------------
Year ended December 31,
  1998:
  Allowance for doubtful
    accounts...............     $   4,881          $   2,711             $       0           $   2,381         $   5,211
  Inventory
    reserve................         2,608                 66                     0                   0             2,674
                                  -------            -------               -------             -------           -------
Total......................     $   7,489          $   2,777             $       0           $   2,381         $   7,885
                                  -------            -------               -------             -------           -------
                                  -------            -------               -------             -------           -------
Year ended
  December 31, 1997:
  Allowance for doubtful
    accounts...............     $   5,062          $   2,442             $       0           $   2,623         $   4,881
  Inventory
    reserve................         2,769                128                     0                 289             2,608
                                  -------            -------               -------             -------           -------
Total......................     $   7,831          $   2,570             $       0           $   2,912         $   7,489
                                  -------            -------               -------             -------           -------
                                  -------            -------               -------             -------           -------
Year ended December 31,
  1996:
  Allowance for doubtful
    accounts...............     $   5,966          $   2,416             $       0           $   3,320         $   5,062
  Inventory
    reserve................     $   2,757                766                     0                 754             2,769
                                  -------            -------               -------             -------           -------
Total......................     $   8,723          $   3,182             $       0           $   4,074         $   7,831
                                  -------            -------               -------             -------           -------
                                  -------            -------               -------             -------           -------

------------------------------

(1) Provisions for write-off of uncollectable receivables and inventory adjustments.

(2) Represents write-offs of doubtful accounts, net of recoveries, and write-offs and disposals of inventory.

EXHIBIT 23--CONSENT OF INDEPENDENT AUDITORS

                          CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in Form S-8, Registration Statement Nos. 33-28177, 33-42510, 33-49614, 33-49616, 333-02199, 333-18549 and
333-27249 dated May 4, 1989, August 23, 1991, July 10, 1992, July 10, 1992,
April 3, 1996, December 23, 1996 and May 16,1997, respectively, and in Registration Statement No. 33-57780 on Form S-3 dated February 3, 1993, of our report dated January 22, 1999, with respect to the consolidated financial statements and schedule of Empi, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1998.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 12, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                            ------------------------

                                   FORM 10-Q
                  QUARTERLY REPORT UNDER SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        FOR QUARTER ENDED MARCH 31, 1999
                         COMMISSION FILE NUMBER 0-9387

                            ------------------------

                                   EMPI, INC.
             (Exact name of registrant as specified in its charter)

                 MINNESOTA                             41-1310335
      (State or other jurisdiction of               (I.R.S. employer
       incorporation or organization)              identification no.)

             599 CARDIGAN ROAD                         55126-4099
            ST. PAUL, MINNESOTA                        (Zip code)
           (Address of principal
             executive offices)

       Registrant's telephone number, including area code (651) 415-9000

                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    6,090,930 shares of common stock were outstanding as of May 7, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           EMPI, INC. & SUBSIDIARIES
                                     INDEX

                                                                                                               PAGE
                                                                                                               -----
Part I.                FINANCIAL INFORMATION

            Item 1.    Consolidated Financial Statements

                       Unaudited Consolidated Balance Sheet as of March 31, 1999 and Audited Consolidated
                       Balance Sheet as of December 31, 1998..............................................          81

                       Unaudited Consolidated Statements of Operations for the periods ended March 31,
                       1999 and 1998......................................................................          82

                       Unaudited Consolidated Statements of Cash Flows for the periods ended March 31,
                       1999 and 1998......................................................................          83

                       Notes to Unaudited Consolidated Financial Statements...............................          84

            Item 2.    Management's Discussion and Analysis of Financial Condition and Results of
                       Operations.........................................................................          86

Part II.               OTHER INFORMATION

            Item 5.    Other Information..................................................................          89

            Item 6.    Exhibits and Reports on Form 8-K...................................................          89

                         PART I--FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                           EMPI, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                      MARCH 31      DECEMBER 31
                                                                                        1999            1998
                                                                                    -------------  --------------
                                                                                     (UNAUDITED)     (AUDITED)
                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................................................   $     2,020    $      1,851
  Accounts receivable, net of allowances..........................................        19,930          20,441
  Inventories--Note B.............................................................         8,296           8,023
  Deferred income tax benefit.....................................................         4,294           4,294
  Other...........................................................................           801             805
                                                                                    -------------  --------------
    TOTAL CURRENT ASSETS..........................................................        35,341          35,414

PROPERTY, PLANT AND EQUIPMENT--NET................................................         4,938           5,087
OTHER ASSETS......................................................................           661             799
                                                                                    -------------  --------------
TOTAL ASSETS......................................................................   $    40,940    $     41,300
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable................................................................   $     2,509    $      1,720
  Customer advances...............................................................           307             351
  Employee compensation...........................................................         1,340           1,801
  Commissions payable.............................................................           504             585
  Current portion of long-term debt...............................................            66              66
  Income taxes payable............................................................         1,082             584
  Other...........................................................................           390             405
                                                                                    -------------  --------------
    TOTAL CURRENT LIABILITIES.....................................................         6,198           5,512

SHAREHOLDERS' EQUITY:
  Common stock....................................................................       (28,466)        (24,853)
  Retained earnings...............................................................        63,208          60,641
                                                                                    -------------  --------------
    TOTAL SHAREHOLDERS' EQUITY....................................................        34,742          35,788
                                                                                    -------------  --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........................................   $    40,940    $     41,300
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                See notes to consolidated financial statements.

                           EMPI, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31
                                                                           --------------------
                                                                             1999       1998
                                                                           ---------  ---------
                                                                               (UNAUDITED)
Net sales................................................................  $  17,281  $  16,997
Cost of goods sold.......................................................      4,357      4,255
                                                                           ---------  ---------
GROSS PROFIT.............................................................     12,924     12,742
Operating expenses:
  Selling, general and administrative....................................      7,918      8,103
  Research and development...............................................        875        841
                                                                           ---------  ---------
  Total operating expenses...............................................      8,793      8,944
                                                                           ---------  ---------
INCOME FROM OPERATIONS...................................................      4,131      3,798
Other income, net........................................................         10        333
                                                                           ---------  ---------
EARNINGS BEFORE INCOME TAXES.............................................      4,141      4,131
Income tax expense.......................................................      1,574      1,590
                                                                           ---------  ---------
NET EARNINGS.............................................................  $   2,567  $   2,541
                                                                           ---------  ---------
                                                                           ---------  ---------

BASIC EARNINGS PER SHARE.................................................  $     .41  $     .32
                                                                           ---------  ---------
                                                                           ---------  ---------
  Weighted average shares outstanding--Note C............................      6,238      7,821
                                                                           ---------  ---------
                                                                           ---------  ---------

DILUTED EARNINGS PER SHARE...............................................  $     .40  $     .32
                                                                           ---------  ---------
                                                                           ---------  ---------
  Diluted weighted average shares outstanding--Note C....................      6,349      7,927
                                                                           ---------  ---------
                                                                           ---------  ---------

                See notes to consolidated financial statements.

                           EMPI, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31
                                                                           --------------------
                                                                             1999       1998
                                                                           ---------  ---------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
  Net earnings...........................................................  $   2,567  $   2,541
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Depreciation and amortization........................................        597        859
    Provisions for loss on accounts receivable...........................        741        557
    Changes in operating assets and liabilities:
      Accounts receivable................................................       (230)       576
      Inventories........................................................       (273)      (239)
      Accounts payable and accrued expenses..............................        203       (438)
      Income taxes payable...............................................        498      1,402
      Other assets and liabilities.......................................          9        (81)
                                                                           ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES................................      4,112      5,177

INVESTING ACTIVITIES
  Maturities of short-term investments...................................         --      5,079
  Purchase of short-term investments.....................................         --       (963)
  Purchase of equipment and improvements.................................       (309)      (120)
                                                                           ---------  ---------
NET CASH PROVIDED BY(USED IN) INVESTING ACTIVITIES.......................       (309)     3,996

FINANCING ACTIVITIES
  Purchases and retirement of common stock...............................     (4,004)    (7,096)
  Proceeds from exercise of common stock options.........................        370        193
                                                                           ---------  ---------
NET CASH USED IN FINANCING ACTIVITIES....................................     (3,634)    (6,903)
                                                                           ---------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS................................        169      2,270
  Cash and cash equivalents at beginning of year.........................      1,851      3,020
                                                                           ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............................  $   2,020  $   5,290
                                                                           ---------  ---------
                                                                           ---------  ---------

                See notes to consolidated financial statements.

                           EMPI, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A--ACCOUNTING POLICIES

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the results have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in Empi, Inc. and Subsidiaries' annual report on Form 10-K for the year ended December 31, 1998.

NOTE B--INVENTORIES

     (IN THOUSANDS)

                                                                      MARCH 31      DECEMBER 31
                                                                        1999           1998
                                                                    -------------  -------------
                                                                     (UNAUDITED)     (AUDITED)
Finished goods....................................................    $   5,634      $   5,670
Work in process...................................................          590            651
Raw materials.....................................................        2,072          1,702
                                                                    -------------  -------------
                                                                      $   8,296      $   8,023
                                                                    -------------  -------------
                                                                    -------------  -------------

NOTE C--EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                     THREE MONTHS ENDED
                                                                          MARCH 31
                                                                    --------------------
                                                                      1999       1998
                                                                    ---------  ---------
                                                                       (IN THOUSANDS,
                                                                      EXCEPT PER SHARE
                                                                           DATA)
Net earnings......................................................  $   2,567  $   2,541
Denominator for earnings per share:
Weighted average shares; denominator
  for basic earnings per share....................................      6,238      7,821
  Effect of dilutive securities:
    Employee and nonemployee stock options........................        111        106
                                                                    ---------  ---------
  Dilutive common shares; denominator for diluted earnings per
    share.........................................................      6,349      7,927
                                                                    ---------  ---------
Basic earnings per share..........................................  $     .41  $     .32
                                                                    ---------  ---------
                                                                    ---------  ---------
Diluted earnings per share........................................  $     .40  $     .32
                                                                    ---------  ---------
                                                                    ---------  ---------

                           EMPI, INC. & SUBSIDIARIES

                                  (UNAUDITED)

NOTE D--SEGMENT INFORMATION

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") in the fiscal year ended December 31, 1998. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. To date, the Company has viewed its operations as principally one segment, the sale of non-invasive biomedical devices and accessories. As a result, the financial information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment.

    Net sales from the Company's product lines are as follows:

                                                                        THREE MONTHS ENDED
                                                                              MARCH
                                                                      ----------------------
                                                                         1999        1998
                                                                      ----------  ----------
                                                                          (IN THOUSANDS)
Electrotherapy......................................................  $   11,021  $   10,546
Iontophoresis and Orthotics.........................................       6,105       6,190
Incontinence........................................................         155         261
                                                                      ----------  ----------
  Total net sales...................................................  $   17,281  $   16,997
                                                                      ----------  ----------
                                                                      ----------  ----------

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

SALES

    Empi, Inc.'s ("Empi" or the "Company") net sales for first quarter 1999 totaled $17.3 million compared to 1998 first quarter sales of $17.0 million, an increase of 2%. This percentage increase in net sales was a result of a 1% increase in volume, combined with a 1% increase in average net selling price. Electrotherapy sales accounted for approximately 64% and 62% of total sales for the first quarters of 1999 and 1998, respectively. The electrotherapy product group experienced a 5% increase in net sales compared to the same period last year of which 3% was a result of higher average net selling prices and 2% due to increased volume. The Company experienced a 4% decrease within the iontophoretic drug delivery group due to the less aggressive launch of the new product, Dupel B.L.U.E., during first quarter 1999. The orthotics product group increased 5% which was led by double digit growth in the Advance Dynamic
ROM-Registered Trademark- product line. The incontinence product line decreased 41% from an already small base. International sales for the first quarter of 1999, as a percentage of total sales, increased to 3% compared to 2% for the same period last year. The strength of the U.S. dollar continues to adversely impact international sales.

    Even though Empi continues to encounter pricing pressures from third-party payors and price volume concessions within preferred supplier agreements relative to its electrotherapy products, the Company's overall average net selling prices for these products have improved in 1999 given the continual shift from wholesale to more profitable retail sales. Lack of Medicare reimbursement for pelvic floor stimulation continues to adversely impact growth of the Company's incontinence product line, and management does not anticipate that this situation will change in the near future. However, the Company continues to have discussions with the Health Care Financing Administration ("HCFA") for a favorable national reimbursement decision relative to its incontinence treatment products.

GROSS PROFIT

    Gross profit for the first quarter of 1999 was $12.9 million compared to $12.7 million for the 1998 first quarter, an increase of 2%. Gross profit as a percentage of net sales for the first quarters of 1999 and 1998 was 75% for each period as a result of manufacturing efficiencies and an increase in retail electrotherapy sales.

    The Company anticipates that throughout 1999, gross profit, as a percentage of net sales, will remain near its current level or experience a slight decrease. Factors that continue to influence the Company's gross profit margin include: competitive pricing and reimbursement pressures, shifts in product mix, proportion of wholesale to retail sales, and efficiencies achieved in manufacturing and distribution.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses for first quarter were $7.9 million, or 46% of net sales, and $8.1 million, or 48% of net sales, in 1999 and 1998, respectively. The primary contributor to the 2% decrease of selling, general and administrative expenses from the same quarter last year was reduced amortization expense related to previous acquisitions.

    The Company plans for no significant increases or decreases in selling, general and administrative expenses for 1999.

RESEARCH AND DEVELOPMENT

    Research and development expenses increased to $875,000 in the first quarter of 1999 compared to $841,000 in the first quarter of 1998, due primarily to increased clinical and consulting expenses. Stated as a percentage of net sales, research and development costs remained consistent at 5% for the first quarters of 1999 and 1998.

    Research and development spending continues to be driven by activities related to developing new products, continuation engineering and next-generation products. Empi's products are regulated under the federal Food, Drug and Cosmetic Act requiring clearance from the U.S. Food and Drug Administration
(FDA) prior to market introduction. The Company's long-term growth is dependent upon continued FDA clearance, which may be delayed or denied, thus determining the successful introduction of new products or new applications of existing technology.

OTHER INCOME AND EXPENSES

    Interest income for the first quarter of 1999 was $47,000 compared to $253,000 in first quarter of 1998. Interest income decreased substantially as a result of the reduced cash position from the continued stock repurchasing program. In addition, first quarter 1998 included income received from an insurance settlement.

NET EARNINGS

    Net earnings for the first quarter of 1999 was $2.6 million compared to $2.5 million for the first quarter of 1998, an increase of 1%. An increase in gross margin of 1% and an overall decrease in operating expenses of 2% offset by reduced interest income were the primary reasons for the improvement in net earnings. Diluted earnings per share increased from $.32 per share in first quarter 1998 to $.40 in first quarter of 1999. The Company's stock repurchase program contributed $.02 per share to the $.08 diluted earnings per share increase.

    To achieve strong net earnings growth in 1999, the Company must have both a growth in net sales and continued management of expenses.

LIQUIDITY AND CAPITAL REQUIREMENTS

    The Company's cash and cash equivalents were approximately $2.0 million at March 31, 1999, compared to $1.9 million at the end of December 1998. The increase in cash and cash equivalents is primarily a result of higher cash receipts compared to fourth quarter 1998 offset by stock repurchases during first quarter 1999. The Company repurchased 165,610 shares of common stock for approximately $4.0 million during first quarter 1999. The Company intends to continue throughout 1999 its stock repurchase program, initiated in 1995, given favorable market conditions, the Company's cash position and available line of credit. Empi's working capital as of March 31, 1999 was $29.1 million, a decrease of $800,000 compared to December 31, 1998. The current ratio was 5.7 to 1 at the end of first quarter 1999 compared with 6.4 to 1 at December 31, 1998. The Company believes its existing cash together with internally generated funds and its $10 million uncommitted line of credit, will be sufficient to meet its working capital and other cash requirements for the immediate and foreseeable future.

YEAR 2000

    The Year 2000 ("Y2K") century date issue affects software, hardware and databases from nearly every source. Historically, most computer systems were designed to represent century dates with two digits rather than four. As a result, if these systems recognize "00" as the year 1900 rather than the year 2000, the systems could fail or create erroneous results. Incomplete or untimely resolution of the

Y2K issue by the Company, its key suppliers, customers and other parties could have a material adverse effect on the Company's results of operations, financial condition and cash flows. To address the Y2K issue, Empi has established a Year 2000 Project team led by the Chief Financial Officer, with participation from the Director of Information Systems and other business department representatives.

    The Company's Y2K Project is divided into three major phases: Inventory and Assessment of Business Systems, Remediation and Replacement, and Testing.

INVENTORY AND ASSESSMENT OF BUSINESS SYSTEMS

    This phase commenced in August of 1998 and was designed to identify internal and external business systems that are susceptible to failure or miscalculation due to the Y2K issue. The Company has completed the inventory and assessment of its critical information technology ("IT") business systems. The Company has completed the inventory of its non-critical IT and non-information technology ("non-IT") systems. The assessment of these systems was substantially completed by March 31, 1999. Non-IT systems include, but are not limited to, manufacturing production lines, elevators, heating and air conditioning systems.

    As part of this phase, Empi sent questionnaires to over 3,000 suppliers and service providers requesting representation as to their Y2K readiness. The Company has identified 200 of these vendors as critical to its business operations. The Company submitted similar questionnaires to significant customers, including managed health care organizations and governmental entities, during first quarter of 1999. The readiness of its key suppliers and customers will continue to be monitored by Empi throughout 1999.

REMEDIATION AND REPLACEMENT

    The Company commenced remediation and replacement efforts in early 1999, with a projected completion date of May 1999 for all affected critical internal IT business systems and a completion date of December 1999 for all non-critical IT and non-IT systems. Given the Company's initial assessment, the estimated total cost of remediation and replacement will approximate $500,000. To date, the Company has spent approximately $200,000. Internally generated cash flows are expected to fund these costs, of which a substantial amount will be capitalized.

TESTING

    Testing of the remediation and replacement of all other internal and external affected systems is expected to occur throughout 1999. Testing of all critical IT business systems is expected to be completed by May 1999, and testing of non-critical IT and non-IT systems is expected to be completed by December 1999. Empi's company-wide efforts involved with its Year 2000 Project are being designed to minimize the adverse effects of significant disruptions. There is no assurance that the Company's Y2K readiness efforts will prevent a material adverse impact on the results of its operations, financial condition and cash flows since its compliance is dependent upon third parties also being Y2K ready in a timely manner. Noncompliance by the Company or these third parties could result in, among other things, delays in billing and collection, delays in the receipt of supplies, and delays in delivery of finished product. Contingency plans are being developed by the Company to mitigate, to the extent possible, potential disruptions. The Company believes that if unforeseen delays were to occur within the manufacturing process, consigned inventory of certain key products would be sufficient to meet customers' immediate needs.

CAUTIONARY STATEMENTS

    The Management's Discussion and Analysis contains certain forward-looking statements related primarily to reimbursement for pelvic floor stimulation devices; gross profits remaining at current levels or decreasing; and Year 2000 issues, potential resolutions and costs. The statements are subject to certain risks and uncertainties, which could cause results to differ materially from those projected. These risks and uncertainties, in addition to those discussed in Management's Discussion and Analysis, include (i) shifts in product mix and proportion of wholesale to retail sales; (ii) competitive pricing pressures and manufacturing and distribution efficiencies; and (iii) the accuracy and reliability of the Company's, its suppliers' and its customers' assessment and remediation of Year 2000 issues.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Not applicable.

                           PART II--OTHER INFORMATION

ITEM 5. OTHER INFORMATION

    At the Annual Meeting of Shareholders held at corporate headquarters on April 28, 1999, Donald D. Maurer officially resigned from the Board of Directors and two directors, Dr. Kenneth F. Tempero and H. Philip Vierling, were elected.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits

EXHIBIT NO.                               DESCRIPTION                               PAGE NO.
------------  -------------------------------------------------------------------  -----------
  (27)                              Financial Data Schedule                                --
                               (filed only in electronic format)

    (b) On April 15, 1999, the Company filed a report on Form 8-K to report the restructuring of its business by the transfer of its manufacturing and certain administrative functions to a newly-created subsidiary named Empi Corp. This new subsidiary is wholly owned by the Company.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                          Empi, Inc.

May 13, 1999                    By          /s/ JOSEPH E. LAPTEWICZ, JR.
                                     -----------------------------------------
                                              Joseph E. Laptewicz, Jr.
                                      CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF
                                                     THE BOARD
                                           (PRINCIPAL EXECUTIVE OFFICER)

May 13, 1999                    By            /s/ PATRICK D. SPANGLER
                                     -----------------------------------------
                                                Patrick D. Spangler
                                      VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                              AND ASSISTANT SECRETARY
                                        (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                            ------------------------

                                   FORM 10-Q
                  QUARTERLY REPORT UNDER SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        FOR QUARTER ENDED JUNE 30, 1999
                         COMMISSION FILE NUMBER 0-9387

                            ------------------------

                                   EMPI, INC.
             (Exact name of registrant as specified in its charter)

                 MINNESOTA                             41-1310335
      (State or other jurisdiction of               (I.R.S. employer
       incorporation or organization)              identification no.)

             599 CARDIGAN ROAD                         55126-4099
            ST. PAUL, MINNESOTA                        (Zip code)
           (Address of principal
             executive offices)

       Registrant's telephone number, including area code (651) 415-9000

                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    6,091,180 shares of common stock were outstanding as of July 23, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           EMPI, INC. & SUBSIDIARIES
                                     INDEX

                                                                                                              PAGE
                                                                                                            ---------
Part I.                FINANCIAL INFORMATION

              Item 1.  Consolidated Financial Statements

                       Unaudited Consolidated Balance Sheets as of June 30, 1999 and December 31, 1998....         93

                       Unaudited Consolidated Statements of Operations for the periods ended June 30, 1999
                       and 1998...........................................................................         94

                       Unaudited Consolidated Statements of Cash Flows for the periods ended June 30, 1999
                       and 1998...........................................................................         95

                       Notes to Unaudited Consolidated Financial Statements...............................         96

              Item 2.  Management's Discussion and Analysis of Financial Condition and Results of
                       Operations.........................................................................         98

Part II.               OTHER INFORMATION

              Item 4.  Submission of Matters to a Vote of Security Holders................................        102

              Item 6.  Exhibits and Reports on Form 8-K...................................................        102

                         PART I--FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                           EMPI, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                       JUNE 30      DECEMBER 31
                                                                                        1999            1998
                                                                                    -------------  --------------
                                                                                     (UNAUDITED)     (AUDITED)
                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................................................   $     1,646    $      1,851
  Accounts receivable, net of allowances..........................................        21,101          20,441
  Inventories--Note B.............................................................         8,100           8,023
  Deferred income tax benefit.....................................................         4,844           4,294
  Other...........................................................................           551             805
                                                                                    -------------  --------------
    TOTAL CURRENT ASSETS..........................................................        36,242          35,414

PROPERTY, PLANT AND EQUIPMENT--NET................................................         4,850           5,087
OTHER ASSETS......................................................................           541             799
                                                                                    -------------  --------------
                                                                                     $    41,633    $     41,300
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable................................................................   $     2,534    $      1,720
  Customer advances...............................................................           297             351
  Employee compensation...........................................................         1,625           1,801
  Commissions payable.............................................................           534             585
  Current portion of long-term debt...............................................            66              66
  Income taxes payable............................................................            --             584
  Other...........................................................................           402             405
                                                                                    -------------  --------------
    TOTAL CURRENT LIABILITIES.....................................................         5,458           5,512

LONG-TERM DEBT, LESS CURRENT PORTION..............................................            --              --

SHAREHOLDERS' EQUITY:
  Common stock....................................................................       (30,179)        (24,853)
  Retained earnings...............................................................        66,354          60,641
                                                                                    -------------  --------------
    TOTAL SHAREHOLDERS' EQUITY....................................................        36,175          35,788
                                                                                    -------------  --------------
                                                                                     $    41,633    $     41,300
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                See notes to consolidated financial statements.

                                   EMPI, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            THREE MONTHS
                                               ENDED        SIX MONTHS ENDED
                                              JUNE 30           JUNE 30
                                          ----------------  ----------------
                                           1999     1998     1999     1998
                                          -------  -------  -------  -------
                                            (UNAUDITED)       (UNAUDITED)
Net sales...............................  $19,048  $18,266  $36,329  $35,263
Cost of goods sold......................    4,909    4,715    9,266    8,970
                                          -------  -------  -------  -------
GROSS PROFIT............................   14,139   13,551   27,063   26,293

Operating expenses:
  Selling, general and administrative...    8,148    8,372   16,066   16,475
  Research and development..............      932      844    1,807    1,685
                                          -------  -------  -------  -------
    Total operating expenses............    9,080    9,216   17,873   18,160
                                          -------  -------  -------  -------
INCOME FROM OPERATIONS..................    5,059    4,335    9,190    8,133
Other income, net.......................       14      200       24      533
                                          -------  -------  -------  -------
EARNINGS BEFORE INCOME TAXES............    5,073    4,535    9,214    8,666
Income tax expense......................    1,927    1,747    3,501    3,337
                                          -------  -------  -------  -------
NET EARNINGS............................  $ 3,146  $ 2,788  $ 5,713  $ 5,329
                                          -------  -------  -------  -------
                                          -------  -------  -------  -------

BASIC EARNINGS PER SHARE................  $   .51  $   .39  $   .92  $   .71
                                          -------  -------  -------  -------
                                          -------  -------  -------  -------
  Weighted average shares
    outstanding--Note C.................    6,166    7,115    6,218    7,466

DILUTED EARNINGS PER SHARE..............  $   .50  $   .39  $   .90  $   .71
                                          -------  -------  -------  -------
                                          -------  -------  -------  -------
  Diluted weighted average shares
    outstanding--Note C.................    6,255    7,190    6,314    7,557

                See notes to consolidated financial statements.

                           EMPI, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30
                                                                          --------------------
                                                                            1999       1998
                                                                          ---------  ---------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
  Net earnings..........................................................  $   5,713  $   5,329
  Adjustments to reconcile net earnings to net cash provided by (used
    in) operating activities:
    Depreciation and amortization.......................................      1,164      1,704
    Provision for deferred income taxes.................................       (550)       127
    Provisions for loss on accounts receivable..........................      1,382      1,099
    Changes in operating assets and liabilities:
      Accounts receivable...............................................     (2,042)      (702)
      Inventories.......................................................        (77)      (271)
      Accounts payable and accrued expenses.............................        533       (131)
      Income taxes payable..............................................       (465)     1,083
      Other assets and liabilities......................................        294         (9)
                                                                          ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES...............................      5,952      8,229

INVESTING ACTIVITIES
  Maturities of short-term investments..................................         --     21,880
  Purchase of short-term investments....................................         --     (5,450)
  Additions of other assets.............................................        (15)        (1)
  Purchase of equipment and improvements................................       (660)      (278)
                                                                          ---------  ---------
NET CASH PROVIDED BY(USED IN) INVESTING ACTIVITIES......................       (675)    16,151

FINANCING ACTIVITIES
  Purchases and retirement of common stock..............................     (5,856)   (25,277)
  Proceeds from exercise of common stock options........................        374        222
                                                                          ---------  ---------
NET CASH USED IN FINANCING ACTIVITIES...................................     (5,482)   (25,055)
                                                                          ---------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...............................       (205)      (675)
  Cash and cash equivalents at beginning of year........................      1,851      3,020
                                                                          ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............................  $   1,646  $   2,345
                                                                          ---------  ---------
                                                                          ---------  ---------

                See notes to consolidated financial statements.

                           EMPI, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A--ACCOUNTING POLICIES

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the results have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in Empi, Inc. and Subsidiaries' annual report on Form 10-K for the year ended December 31, 1998.

NOTE B--INVENTORIES

     (IN THOUSANDS)

                                            JUNE 30     DECEMBER 31
                                             1999          1998
                                          -----------   -----------
                                          (UNAUDITED)    (AUDITED)
Finished goods..........................    $5,087        $5,670
Work in process.........................       848           651
Raw materials and purchased parts.......     2,165         1,702
                                          -----------   -----------
                                            $8,100        $8,023
                                          -----------   -----------
                                          -----------   -----------

NOTE C--EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                              JUNE 30               JUNE 30
                                                        --------------------  --------------------
                                                          1999       1998       1999       1998
                                                        ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net earnings..........................................  $   3,146  $   2,788  $   5,713  $   5,329
Denominator for earnings per share:
Weighted average shares; denominator for basic
  earnings per share..................................      6,166      7,115      6,218      7,466
  Effect of dilutive securities:
    Employee and nonemployee stock options............         89         75         96         91
                                                        ---------  ---------  ---------  ---------
  Dilutive common shares; denominator or diluted
    earnings per share................................      6,255      7,190      6,314      7,557
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

Basic earnings per share..............................  $     .51  $     .39  $     .92  $     .71
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

Diluted earnings per share............................  $     .50  $     .39  $     .90  $     .71
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

                           EMPI, INC. & SUBSIDIARIES

                                  (UNAUDITED)

NOTE D--SEGMENT INFORMATION

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") in the fiscal year ended December 31, 1998. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. To date, the Company has viewed its operations as principally one segment, the sale of non-invasive biomedical devices and accessories. As a result, the financial information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment.

    Net sales from the Company's product lines are as follows:

                             THREE MONTHS
                                ENDED        SIX MONTHS ENDED
                               JUNE 30,          JUNE 30,
                           ----------------  ----------------
                            1999     1998     1999     1998
                           -------  -------  -------  -------
                                     (IN THOUSANDS)
Electrotherapy...........  $11,829  $11,491  $22,850  $22,037
Iontophoresis and
  Orthotics..............    7,040    6,546   13,147   12,736
Incontinence.............      179      229      332      490
                           -------  -------  -------  -------
    Total net sales......  $19,048  $18,266  $36,329  $35,263
                           -------  -------  -------  -------
                           -------  -------  -------  -------

NOTE E--DEFINITIVE MERGER AGREEMENT

    On May 27, 1999, the Company signed a definitive merger agreement with an affiliate of The Carlyle Group for the acquisition of Empi. Pursuant to the agreement, all of the Company's outstanding Common Stock and the Common Stock underlying all unexercised stock options would be acquired by the affiliate of The Carlyle Group for $26.50 per share. Consummation of the merger is subject to satisfaction of various conditions, including approval of the transaction by the shareholders of Empi. A shareholder meeting to vote on the merger is expected to occur during third quarter of 1999 and, if approved, closing of the transaction will occur shortly thereafter.

ITEM 2.MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

SALES

    Empi, Inc.'s ("Empi" or the "Company") net sales for second quarter 1999 totaled $19.0 million compared to 1998 second quarter sales of $18.3 million, an increase of 4%. This percentage increase in net sales was primarily a result of an increase in volume. Electrotherapy sales accounted for 62% and 63% of total sales for the second quarters of 1999 and 1998, respectively. The electrotherapy product group experienced a 3% increase in net sales compared to the same period last year due to increased volume. For second quarter, the Company experienced a 7% increase within the iontophoretic drug delivery product group. The orthotics product group increased 8%, which was led by steadily increasing sales of the Protonics-TM- orthoses. Over the same period in prior year, the incontinence product line decreased 22% from an already small base. International sales for the second quarter of 1999, as a percentage of total sales, increased to 5% from 3% for the same period last year. International sales continue to be adversely impacted by the strength of the U.S. dollar.

    For the first six months of 1999, net sales were $36.3 million compared to $35.3 million in the first six months of 1998, an increase of 3%. This increase was primarily attributable to electrotherapy sales which grew 4% in the first six months of 1999 compared to the year-earlier period. The Company experienced a 2% increase, 7% increase and 32% decrease in iontophoretic, orthotic and incontinence sales, respectively, for the first six months of 1999 compared to the same period of the prior year. The year-to-date increase in iontophoretic product group sales was due to the strong sales of Dupel electrodes. The increase in the orthotic product group was due to stronger sales of the Advance Dynamic ROM-Registered Trademark- and Protonics product lines. Consistent with the second quarter of 1999, year-to-date sales of the incontinence product group were negatively impacted by the lack of Medicare reimbursement.

    Empi continues to encounter pricing pressures from third-party payors and price volume concessions within preferred supplier agreements primarily for its electrotherapy products. However, the Company's overall average net selling prices for these products have improved in 1999 due, in part, to the 1998 introduction of Epix VT-Registered Trademark-, a high-end TENS device that provides greater functionality. Lack of Medicare reimbursement for pelvic floor stimulation continues to adversely impact the growth of the Company's incontinence product line, and management does not anticipate that this situation will change in the near future. However, the Company continues to have discussions with the Health Care Financing Administration ("HCFA") for a favorable national reimbursement decision relative to its incontinence treatment products. A HCFA review is scheduled for late 1999.

GROSS PROFIT

    Gross profit for the second quarter of 1999 was $14.1 million compared to $13.6 million in the 1998 second quarter, an increase of 4%. Year-to-date, gross profit increased 3% compared to the same period in 1998. As a percentage of net sales, gross profit was 74% in the second quarter of 1999 and 1998 and 75% for the first six months of 1999 and 1998 as a result of manufacturing efficiencies and increased retail electrotherapy sales.

    The Company anticipates that throughout 1999, gross profit, as a percentage of net sales, will remain near its current level or experience a slight decrease. Factors that continue to influence the Company's gross profit margin include: competitive pricing and reimbursement pressures, shifts in product mix, proportion of wholesale to retail sales, and continued efficiencies achieved in manufacturing and distribution.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative ("SG&A") expenses for second quarter were $8.1 million, or 43% of net sales, and $8.4 million, or 46% of net sales, in 1999 and 1998, respectively. For the six months ended June 30, 1999, SG&A expenses were $16.1 million, or 44% of net sales compared to $16.5 million, or 47% of net sales, for the six months ended June 30, 1998. The primary contributor to the decrease in SG&A expenses from the prior year was reduced amortization expense related to previous acquisitions.

    The Company plans for no significant increases or decreases in selling, general and administrative expenses for 1999.

RESEARCH AND DEVELOPMENT

    Research and development expenses increased 10% to $932,000 in the second quarter of 1999 compared to $844,000 in the second quarter of 1998. Year-to-date, research and development expenses increased to $1.8 million in 1999 from $1.7 million in 1998, a 7% increase. The increase is primarily from clinical and consulting expenses. Stated as a percentage of net sales, research and development costs remained consistent at 5% for the second quarters and first six months of 1999 and 1998.

    Research and development spending continues to be driven by activities related to developing new products, continuation engineering and next-generation products. Empi's products are regulated under the federal Food, Drug and Cosmetic Act requiring clearance from the U.S. Food and Drug Administration
(FDA) prior to market introduction. The Company's long-term growth is dependent upon continued FDA clearance, which may be delayed or denied, thus affecting positively or negatively the successful introduction of new products or new applications of existing technology.

OTHER INCOME AND EXPENSES

    Interest income for the second quarter and first six months of 1999 was $24,000 and $71,000, respectively, compared to $181,000 and $434,000 in the same periods of 1998. Interest income decreased substantially as a result of the reduced cash position from the stock repurchasing activity. In addition, the first six months of 1998 included income received from an insurance settlement.

NET EARNINGS

    Net earnings were $3.1 million and $5.7 million for the second quarter and first six months of 1999, respectively, compared to $2.8 million and $5.3 million for the same periods last year, an increase of 13% and 7%. An increase in gross margin of 4% and an overall decrease in operating expenses of 1% offset by reduced interest income were the primary reasons for the improvement in net earnings for second quarter. The year-to-date increase was attributed to a 3% increase in gross margin and 2% decrease in operating expenses offset by reduced interest income. Diluted earnings per share increased from $.39 per share in second quarter 1998 to $.50 in second quarter 1999 and from $.71 per share in the first six months of 1998 to $.90 for the first six months of 1999. The Company's stock repurchase program contributed $.03 per share to the second quarter $.11 diluted earnings per share increase.

    To achieve continued net earnings growth in 1999, the Company must experience both a growth in gross margin and continued management of expenses.

LIQUIDITY AND CAPITAL REQUIREMENTS

    The Company's cash and cash equivalents were approximately $1.6 million at June 30, 1999, compared to $1.9 million at the end of December 1998. The decrease in cash and cash equivalents is primarily a result of the stock repurchases during 1998 and the first six months of 1999. Since

January 1, 1999, the Company has repurchased 251,610 shares of common stock for approximately $5.9 million. Of this total, 86,000 shares for $1.9 million were repurchased during second quarter of 1999. Due to the contemplated merger agreement with The Carlyle Group, the Company will not continue its stock repurchase program. Empi's working capital as of June 30, 1999 was $30.8 million, an increase of $900,000 compared to $29.9 million at December 31, 1998. The current ratio was 6.6 to 1 at the end of second quarter 1999 compared with
6.4 to 1 at December 31, 1998. The Company believes its existing cash together with internally generated funds and its $10 million uncommitted line of credit will be sufficient to meet its working capital and other cash requirements for the immediate and foreseeable future.

YEAR 2000

    The Year 2000 ("Y2K") century date issue affects software, hardware and databases from nearly every source. Historically, most computer systems were designed to represent century dates with two digits rather than four. As a result, if these systems recognize "00" as the year 1900 rather than the year 2000, the systems could fail or create erroneous results. Incomplete or untimely resolution of the Y2K issue by the Company, its key suppliers, customers and other parties could have a material adverse effect on the Company's results of operations, financial condition and cash flows. To address the Y2K issue, Empi has established a Year 2000 Project team led by the Chief Financial Officer, with participation from the Director of Information Systems and other business department representatives.

    The Company's Y2K Project has been divided into three major phases:
Inventory and Assessment of Business Systems, Remediation and Replacement, and Testing.

INVENTORY AND ASSESSMENT OF BUSINESS SYSTEMS

    This phase commenced in August of 1998 and was designed to identify internal and external business systems that are susceptible to failure or miscalculation due to the Y2K issue. The Company has completed the inventory and assessment of its critical information technology ("IT") business systems. The Company has also completed the inventory and assessment of its non-critical IT and non-information technology ("non-IT") systems. Non-IT systems include, but are not limited to, manufacturing production lines, elevators, heating and air conditioning systems.

    As part of this phase, Empi sent questionnaires to over 3,000 suppliers and service providers requesting representation as to their Y2K readiness. The Company has identified 200 of these vendors as critical to its business operations. The Company submitted similar questionnaires to significant customers, including managed health care organizations and governmental entities, during first quarter of 1999. The readiness of its key suppliers and customers will continue to be monitored by Empi throughout 1999.

REMEDIATION AND REPLACEMENT

    The Company commenced remediation and replacement efforts in early 1999. Remediation and replacement has been completed on all affected critical internal IT business systems. A completion date of December 1999 is expected for all non-critical IT and non-IT systems. Given the Company's initial assessment, the estimated total cost of remediation and replacement will approximate $500,000. To date, the Company has spent approximately $300,000 of which a substantial amount has been capitalized. The remaining costs are expected to be funded through internally generated cash flow.

TESTING

    Testing of the remediation and replacement of all internal and external affected systems is expected to occur throughout 1999. Testing of all critical IT business systems was completed during second quarter of 1999, and testing of non- critical IT and non-IT systems is expected to be completed by December 1999. Empi's company-wide efforts involved with its Year 2000 Project are being designed to minimize the adverse effects of significant disruptions. There is no assurance that the Company's Y2K readiness efforts will prevent a material adverse impact on the results of its operations, financial condition and cash flows since its compliance is dependent upon third parties also being Y2K ready in a timely manner. Noncompliance by the Company or these third parties could result in, among other things, delays in billing and cash collection, delays in the receipt of supplies, and delays in delivery of finished product. Contingency plans are being developed by the Company to mitigate, to the extent possible, potential disruptions. The Company believes that if unforeseen delays were to occur within the manufacturing process, consigned inventory of certain key products would be sufficient to meet customers' immediate needs.

CAUTIONARY STATEMENTS

    Management's Discussion and Analysis contains certain forward-looking statements related primarily to reimbursement for pelvic floor stimulation devices; gross profit remaining at current levels or decreasing; holding selling, general and administrative expenses at current levels; the contemplated sale of the Company to The Carlyle Group; and Year 2000 issues, potential resolutions and costs. These statements are subject to certain risks and uncertainties, which could cause results to differ materially from those projected. These risks and uncertainties, in addition to those discussed in Management's Discussion and Analysis, include (i) shifts in product mix and proportion of wholesale to retail sales; (ii) competitive pricing pressures and manufacturing and distribution efficiencies; (iii) shareholder approval of the merger of the Company with The Carlyle Group; and (iv) the accuracy and reliability of the Company's, its suppliers' and its customers' assessment and remediation of Year 2000 issues.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Not applicable.

                          PART II -- OTHER INFORMATION

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    The Company held its Annual Meeting of Shareholders on Wednesday, April 28, 1999.

    Proxies for the Annual Meeting were solicited pursuant to Regulation 14 under the Securities Exchange Act of 1934. There was no solicitation in opposition to management's nominees as listed in the Company's Proxy Statement, and all nominees were elected.

    By a vote of 5,346,503 shares in favor, 79,655 shares opposed and 11,761 shares abstaining, with no shares represented by broker non-votes, the shareholders set the number of directors to be elected at seven (7).

    By the votes indicated, the following people were elected as Class One Directors of the Company with terms expiring in 2002:

                                                                 NUMBER OF       NUMBER OF
NOMINEE                                                          VOTES FOR     VOTES WITHHELD
--------------------------------------------------------------  ------------  ----------------
Kenneth F. Tempero............................................    5,157,207         280,712
H. Philip Vierling............................................    5,157,478         280,441

    The following is a list of the Directors of the Company with continuing terms:

DIRECTORS WITH CONTINUING TERMS                                                    TERM ENDING
------------------------------------------------------------------------------  -----------------
Scott R. Anderson.............................................................           2000
Bradley J. Beard..............................................................           2001
Everett F. Carter.............................................................           2001
Nazie M. Eftekhari............................................................           2000
Joseph E. Laptewicz, Jr.......................................................           2000

    By a vote of 4,906,375 shares in favor, 459,846 shares opposed and 71,698 shares abstaining, with no shares represented by broker non-votes, the shareholders approved an amendment to the Company's 1997 Stock Option Plan to increase the annual formula grants to outside directors.

    By a vote of 5,417,974 shares in favor, 13,971 shares opposed and 5,974 shares abstaining, with no shares represented by broker non-votes, the shareholders approved the appointment of Ernst & Young LLP as the Company's independent auditors for the year ended December 31, 1999.

    Please refer to the Company's Proxy Statement for the Annual Meeting of Shareholders for further details.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits

EXHIBIT NO.                               DESCRIPTION                                PAGE NO.
------------  -------------------------------------------------------------------  -------------
  (27)                              Financial Data Schedule                                 --
                               (filed only in electronic format)

    (b) On June 4, 1999, the Company filed Form 8-K to report that a definitive merger agreement was signed on May 27, 1999, by the Company and an affiliate of The Carlyle Group. Pursuant to the agreement, all of the Company's outstanding Common Stock and the Common Stock underlying all unexercised stock options would be acquired by the affiliate of The Carlyle Group for $26.50 per share.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                EMPI, INC.

July 29, 1999                   By:         /s/ JOSEPH E. LAPTEWICZ, JR.
                                     -----------------------------------------
                                              Joseph E. Laptewicz, Jr.
                                            CHIEF EXECUTIVE OFFICER AND
                                               CHAIRMAN OF THE BOARD
                                           (PRINCIPAL EXECUTIVE OFFICER)

July 29, 1999                   By:           /s/ PATRICK D. SPANGLER
                                     -----------------------------------------
                                                Patrick D. Spangler
                                      VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                              AND ASSISTANT SECRETARY
                                        (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): April 1, 1999

                            ------------------------

                                   EMPI, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   MINNESOTA
                 (State or Other Jurisdiction of Incorporation)

          0-9387                          41-1310335
 (Commission File Number)      (I.R.S. Employer Identification
                                           Number)

                               599 CARDIGAN ROAD
                           ST. PAUL, MINNESOTA 55126
              (Address of Principal Executive Offices) (Zip Code)

                                  651-415-9000
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

    Effective April 1, 1999, Empi, Inc. (the "Company") restructured its business by transferring its manufacturing business and certain of its administrative functions to a newly-created subsidiary named Empi Corp., which is wholly owned by the Company. As a result of the corporate restructuring, Empi Corp. became the employer of certain employees currently employed by the Company; and Empi Corp. assumed certain employee pension, welfare and fringe benefit plans currently sponsored by the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial statements: None.

    (b) Pro forma financial information: None.

    (c) Exhibits: None.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 15, 1999

                                EMPI, INC.

                                By            /s/ JOSEPH E. LAPTEWICZ
                                     ------------------------------------------
                                                Joseph E. Laptewicz,
                                              CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of report (Date of earliest event reported): May 27, 1999

                            ------------------------

                                   EMPI, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   MINNESOTA
                 (State or Other Jurisdiction of Incorporation)

              0-9387                                     41-1310335
     (Commission File Number)                  (I.R.S. Employer Identification
                                                           Number)

                               599 CARDIGAN ROAD
                           ST. PAUL, MINNESOTA 55126
              (Address of Principal Executive Offices) (Zip Code)

                                  651-415-9000
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

    On May 27, 1999, Empi, Inc. ("Empi") issued a press release announcing the signing of a definitive merger agreement with an affiliate of The Carlyle Group, pursuant to which all of Empi's outstanding Common Stock and the Common Stock underlying all unexercised stock options would be acquired for $26.50 per share. The full text of the press release is set forth in Exhibit 99 attached hereto and is incorporated in this Report as if fully set forth herein.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial statements: None.

    (b) Pro forma financial information: None.

    (c) Exhibits:

       Exhibit 99.  Press release dated May 27, 1999.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, Empi has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 4, 1999

                                EMPI, INC.

                                By            /s/ JOSEPH E. LAPTEWICZ
                                     ------------------------------------------
                                                Joseph E. Laptewicz,
                                              CHIEF EXECUTIVE OFFICER

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   EMPI, INC.
                           EXHIBIT INDEX TO FORM 8-K

Date of Report: May 27, 1999                         Commission File No.: 0-9387

--------------------------------------------------------------------------------

                                   EMPI, INC.

--------------------------------------------------------------------------------

  EXHIBIT NO.    ITEM
---------------  --------------------------------------------------------------------------------------------------
      99         Press Release dated May 27, 1999

                                                                      EXHIBIT 99

Empi, Inc.
599 Cardigan Road
St. Paul, MN 55126

CONTACT: Patrick Spangler (651) 415-7404

FOR IMMEDIATE RELEASE

EMPI, INC. ANNOUNCES AGREEMENT TO SELL THE COMPANY TO THE
CARLYLE GROUP FOR $26.50 PER SHARE

    Empi, Inc. today announced that it has signed a definitive merger agreement with an affiliate of The Carlyle Group for the acquisition of Empi in a cash merger.

    Under the terms of the merger agreement, which was unanimously approved by a special committee of the Board of Directors and the full Board of Directors of Empi, an affiliate of The Carlyle Group will merge with Empi in a transaction in which Empi shareholders will receive consideration of $26.50 per share in cash.

    Joseph Laptewicz, Chairman and Chief Executive Officer of Empi, said, "We are extremely pleased to have reached a definitive agreement with The Carlyle Group. The overall value of the proposed merger reflects favorably upon Empi and the hard work of its employees in generating average EPS growth in excess of 23% per year over the last three years, despite a challenging business climate in our industry and declining valuations for small cap companies in general."

    Carlyle is a global investment firm that originates, structures and acts as lead equity investor in recapitalizations, strategic minority equity investments, venture capital financings, consolidations and growth capital financings. Founded in 1987, Carlyle has invested over $2.5 billion in equity transactions, and currently has approximately $5.0 billion of capital under management. Glenn Youngkin, managing director of The Carlyle Group, said, "Carlyle is tremendously pleased to be partnering with Empi, and we are looking forward to working with Empi's management team and building on the successful model that they have developed." Carlyle does not anticipate any significant changes in management or in the nature or location of Empi's operations.

    Consummation of the merger is subject to satisfaction of various conditions including approval of the transaction by the shareholders of Empi. It is expected that a meeting of Empi's shareholders to vote on the merger will take place in the third quarter of this year and, if approved, closing of the transaction will occur shortly thereafter.

    Empi is a leading supplier of electrotherapy, iontophoretic drug delivery, orthotic and incontinence treatment products to the orthopedic rehabilitation and incontinence treatment markets it serves. Empi develops, manufactures and markets products, supported by clinical research, that improve the quality of life for patients with functional disabilities, and are used in both the clinic and home setting. Lazard Freres & Co. LLC served as financial advisors to Empi. The company's shares are traded on Nasdaq Stock Market's National Market under the symbol "EMPI."

    Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect future financial results is included in both Empi's Annual Reports and on the Form 10-K for the year ended December 31, 1998.

                                   APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  EMPI, INC.,
                            A MINNESOTA CORPORATION,

                             MPI HOLDINGS, L.L.C.,
                     A DELAWARE LIMITED LIABILITY COMPANY,

                                      AND

                                EI MERGER CORP.,
                            A MINNESOTA CORPORATION

                              DATED: MAY 27, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE I.  DEFINITIONS....................................................................................        A-1

    1.1.    Defined Terms..................................................................................        A-1
    1.2.    Other Defined Terms............................................................................        A-6
    1.3.    Interpretation Provisions......................................................................        A-7

ARTICLE II.  THE MERGER....................................................................................        A-7

    2.1.    The Merger.....................................................................................        A-7
    2.2.    Effective Time.................................................................................        A-7
    2.3.    Closing........................................................................................        A-8
    2.4.    Articles of Incorporation and By-laws..........................................................        A-8
    2.5.    Directors......................................................................................        A-8
    2.6.    Officers.......................................................................................        A-8
    2.7.    Effect of Merger...............................................................................        A-8

ARTICLE III.  EFFECT OF MERGER ON SECURITIES OF SUB AND THE COMPANY........................................        A-9

    3.1.    Effect on Capital Stock........................................................................        A-9
    3.2.    Payment; Exchange of Certificates..............................................................        A-9
    3.3.    Treatment of Employee Options..................................................................       A-11

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................       A-12

    4.1.    Organization and Capitalization................................................................       A-12
    4.2.    Authorization..................................................................................       A-13
    4.3.    Subsidiaries...................................................................................       A-13
    4.4.    No Conflict....................................................................................       A-14
    4.5.    SEC Documents..................................................................................       A-14
    4.6.    Compliance with Health Care Laws...............................................................       A-15
    4.7.    Undisclosed Liabilities........................................................................       A-15
    4.8.    Absence of Certain Changes or Events...........................................................       A-16
    4.9.    Contracts; No Defaults.........................................................................       A-17
    4.10.   Transactions with Affiliates...................................................................       A-18
    4.11.   Machinery and Equipment and Other Property.....................................................       A-18
    4.12.   Intellectual Property..........................................................................       A-18
    4.13.   Real Property..................................................................................       A-19
    4.14.   Litigation and Proceedings.....................................................................       A-20
    4.15.   Employee Benefit Plans.........................................................................       A-20
    4.16.   Labor Relations................................................................................       A-22
    4.17.   Legal Compliance...............................................................................       A-23
    4.18.   Environmental Matters..........................................................................       A-23
    4.19.   Taxes..........................................................................................       A-24
    4.20.   Governmental Authorities: Consents.............................................................       A-25
    4.21.   Licenses, Permits and Authorizations...........................................................       A-25
    4.22.   Insurance......................................................................................       A-25
    4.23.   Customers and Suppliers........................................................................       A-26
    4.24.   Year 2000 Compatibility........................................................................       A-26
    4.25.   Brokers' Fees..................................................................................       A-26
    4.26.   Opinion Financial Advisor......................................................................       A-26
    4.27.   Board Recommendation...........................................................................       A-26
    4.28.   Required Company Vote..........................................................................       A-26
    4.29.   Proxy Statement................................................................................       A-27
    4.30.   Full Disclosure................................................................................       A-27

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...............................................       A-27

    5.1.    Organization...................................................................................       A-27
    5.2.    Authorization..................................................................................       A-27
    5.3.    No Conflict....................................................................................       A-27
    5.4.    Litigation and Proceedings.....................................................................       A-28
    5.5.    Governmental Authorities; Consents.............................................................       A-28
    5.6.    Brokers' Fees..................................................................................       A-28
    5.7.    Proxy Statement................................................................................       A-28
    5.8.    Financing......................................................................................       A-28
    5.9.    Full Disclosure................................................................................       A-28

ARTICLE VI.  COVENANTS OF THE COMPANY, PARENT AND SUB......................................................       A-28

    6.1.    Conduct of Business Prior to Closing...........................................................       A-28
    6.2.    Investigation by Parent; Confidentiality.......................................................       A-30
    6.3.    Consents and Efforts...........................................................................       A-30
    6.4.    No Solicitation................................................................................       A-31
    6.5.    Meeting of Shareholders........................................................................       A-34
    6.6.    Proxy Statement................................................................................       A-34
    6.7.    Director and Officer Liability.................................................................       A-34
    6.8.    Notices of Certain Events......................................................................       A-35
    6.9.    Further Assurances.............................................................................       A-35
    6.10.   Financial Statements, Etc......................................................................       A-35
    6.11.   Year 2000 Remediation..........................................................................       A-35

ARTICLE VII.  CONDITIONS TO THE MERGER.....................................................................       A-36

    7.1.    Conditions to the Obligations of each Party....................................................       A-36
    7.2.    Conditions to the Obligations of the Company...................................................       A-36
    7.3.    Conditions to the Obligations of Sub and Parent................................................       A-36

ARTICLE VIII.  MISCELLANEOUS...............................................................................       A-37

    8.1.    Termination....................................................................................       A-37
    8.2.    Assignment.....................................................................................       A-38
    8.3.    Notices........................................................................................       A-38
    8.4.    Entire Agreement; Waivers......................................................................       A-39
    8.5.    Multiple Counterparts..........................................................................       A-39
    8.6.    Invalidity.....................................................................................       A-39
    8.7.    Fees and Expenses..............................................................................       A-40
    8.8.    Cumulative Remedies............................................................................       A-40
    8.9.    Governing Law..................................................................................       A-40
    8.10.   Amendment......................................................................................       A-40
    8.11.   Public Announcements...........................................................................       A-40
    8.12.   Enforcement of Agreement.......................................................................       A-40
    8.13.   Non-Survival of Representations, Warranties....................................................       A-40
    8.14.   No Third Party Beneficiaries...................................................................       A-40

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "AGREEMENT"), dated May 27, 1999, is by and among EMPI, INC., a Minnesota corporation (the "COMPANY"), MPI HOLDINGS, L.L.C., a Delaware limited liability company ("PARENT"), and EI MERGER CORP. a Minnesota corporation ("SUB").

                                    RECITALS

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved this Agreement and deem it advisable and in the best interests of Parent, Sub and the Company and of their respective shareholders to consummate the business combination transaction provided for herein in which Sub will merge with and into the Company (the "MERGER");

    WHEREAS, pursuant to the Merger, each outstanding share of the common stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK") shall be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein;

    WHEREAS, Parent, Sub and the Company (Sub and the Company sometimes being referred to herein as the "CONSTITUENT CORPORATIONS") are hereby adopting a plan of merger, providing for the merger of Sub with and into the Company, with the Company being the surviving corporation. The Merger will be consummated in accordance with this Agreement upon the filing by the Company and Sub of Articles of Merger with the Minnesota Secretary of State (the "ARTICLES OF MERGER"), such Merger to be consummated as of the Effective Time (as defined below) of the Merger;

    WHEREAS, upon consummation of the Merger, the separate corporate existence of Sub shall cease and the Company, as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time of the Merger as the "SURVIVING CORPORATION"), shall continue its corporate existence under the Minnesota Business Corporation Act (the "MBCA") and as provided in this Agreement; and

    WHEREAS, the Board of Directors of each of the Constituent Corporations has directed that this Agreement be submitted to a vote of the shareholders of the Constituent Corporations in accordance with the MBCA, and Parent, as sole shareholder of Sub, has duly approved this Agreement in accordance with the MBCA.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

    1.1. DEFINED TERMS. As used herein, the terms below shall have the following meanings:

    "AFFILIATE" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with, such Person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through the ownership of voting securities, by contract or otherwise, whether or not such power is exercised.

    "ASSETS" shall mean all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has any interest whatsoever.

    "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insurance arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan,
(ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, its Subsidiaries or any ERISA Affiliate or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability, and (iii) covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement dated as of July 28, 1998, by and between the Company and The Carlyle Group.

    "CONTRACT" shall mean any agreement, contract, lease, note, loan, evidence of Indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sale order, quotation or other commitment to which the Company or its Subsidiaries is a party or which relates to the Company's or its Subsidiaries' businesses or any of the Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

    "DISSENTING SHAREHOLDERS" shall mean those Shareholders who hold Dissenting Shares.

    "DISSENTING SHARES" shall mean any shares held by Shareholders who are entitled to exercise dissenters' rights with respect to their shares under the MBCA, and who have properly exercised their dissenters' rights by filing with the Company a written notice of intent to demand the fair value of their shares of Company Common Stock under the MBCA, perfected their dissenters' rights and not subsequently withdrawn or lost their dissenters' rights with respect to their Company Common Stock in accordance with the MBCA.

    "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans, and Welfare Plans.

    "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

    "ENVIRONMENTAL CLAIMS" shall mean all notices of violation, liens, claims, demands, suits, and causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any Contract or Permit related to Environmental Laws or

Environmental Conditions between the Company or its Subsidiaries and any other Person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to any Environmental Law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity,
(vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from any Governmental Authority, and (ix) claims relating to exposure to or injury from Environmental Conditions.

    "ENVIRONMENTAL CONDITIONS" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air.

    "ENVIRONMENTAL LAWS" shall mean all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent decrees, judgments, notices and Permits relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and
(ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended and all analogous laws promulgated or issued by any Governmental Authority.

    "ENVIRONMENTAL REPORTS" shall mean any and all written analyses, summaries or explanations, in the possession or control of the Company or its Subsidiaries, of (i) any Environmental Conditions in, on or about the current or former properties of the Company or its Subsidiaries or (ii) the Company's or its Subsidiaries' compliance with, or liability under, any Environmental Laws.

    "EQUITY SECURITIES" of any Person shall mean (i) shares of capital stock or other equity securities of such Person, including, with respect to the Company, the Company Common Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of such Person, and (iv) equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of, or with respect to, such Person.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Code.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or used by the Company or its Subsidiaries.

    "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

    "GOVERNMENTAL AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any government, including the United States or any state, county, city or other political subdivision or any foreign government.

    "HAZARDOUS SUBSTANCES" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "IMPROVEMENTS" shall mean any buildings, facilities, other structures and improvements, building systems and fixtures located on or under any real property owned or leased by the Company or its Subsidiaries.

    "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

    "LAWS" means all laws, statutes, rules, regulations, ordinances, policies and other pronouncements having the effect of law of any Governmental Authority.

    "LEASES" shall mean all of the leases or subleases for personal or real property to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of the Assets is bound.

    "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" or a similar phrase shall mean, with respect to any Person, any material adverse effect on or material adverse change with respect to (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, (ii) the relations with customers, suppliers, distributors or employees of such Person and its Subsidiaries, taken as a whole, or (iii) the right or ability of such Person or its Subsidiaries to consummate any of the transactions contemplated hereby.

    "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (i) the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (ii) covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

    "OPTIONS" shall mean the options to purchase shares of Company Common Stock issued to employees and non-employee directors of the Company pursuant to the Stock Option Plans.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) (i) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (ii) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

    "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any Governmental Authority, necessary or desirable for the operation of the business of the Company or its Subsidiaries as currently conducted.

    "PERMITTED ENCUMBRANCES" shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, in each case, if a reserve or other appropriate provision as may be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, in each case, if a reserve or other appropriate provision as may be required by GAAP shall have been made therefor and (c) easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case, which do not interfere with the ordinary conduct of business of the Company or its Subsidiaries and do not materially detract from the use or value of the property to which such encumbrance relates.

    "PERSON" shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust or other organization, or any Governmental Authority.

    "PERSONNEL" shall mean all directors, officers, employees and agents of the Company or its Subsidiaries.

    "RETURNS" shall mean any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company or its Subsidiaries with any Governmental Authority or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof.

    "SEC" shall mean the Securities and Exchange Commission.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SHAREHOLDERS" shall mean the record holders of Company Common Stock.

    "STOCK PURCHASE PLAN" shall mean the 1997 Employee Stock Purchase Plan of the Company.

    "STOCK PURCHASE PLAN OPTIONS" shall mean any Options outstanding under the Stock Purchase Plan.

    "STOCK OPTION PLAN" shall mean (i) the 1987 Stock Option Plan of the Company, (ii) the 1997 Stock Option Plan of the Company, (iii) the 1992 Employee Stock Purchase Plan of the Company and (iv) the Stock Purchase Plan.

    "SUBSIDIARY" shall mean, with respect to any Person, any corporation or other business entity, whether or not incorporated, (i) of which at least 50% of the Equity Securities having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such Person or any of its Subsidiaries or (ii) the operations of which are consolidated with such Person, pursuant to GAAP, for financial reporting purposes.

    "TAX(ES)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

    "TAXPAYERS" shall mean (i) the Company, (ii) each Subsidiary of the Company and (iii) each consolidated or affiliated group of which the Company or any of its Subsidiaries is or has been a part.

    "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

    "YEAR-END BALANCE SHEET" shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1998.

    "YEAR-END BALANCE SHEET DATE" shall mean December 31, 1998.

    1.2.  OTHER DEFINED TERMS.

    In addition to the terms defined in Section 1.1 of this Agreement, the following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM                                                                  SECTION
--------------------------------------------------------------------  ------------------------
"Acquisition Proposal"..............................................  6.4(a)
"Articles of Merger"................................................  Recitals
"CERCLA"............................................................  4.18(d)
"Certificates"......................................................  3.2(b)
"Closing"...........................................................  2.3
"Closing Date"......................................................  2.3
"Company Common Stock"..............................................  Recitals
"Constituent Corporations"..........................................  Recitals
"Continuing Options"................................................  3.3(c)
"Disclosure Schedule"...............................................  Article IV Preamble
"Effective Time"....................................................  2.2
"Employment Laws"...................................................  4.16
"Financial Statements"..............................................  4.5(c)
"Financing".........................................................  6.3(b)
"Financing Documents"...............................................  6.3(b)
"FDA"...............................................................  4.6(a)
"Intellectual Property".............................................  4.12
"Leased Real Property"..............................................  4.13(a)
"Machinery and Equipment"...........................................  4.11
"Material Contract".................................................  4.9(a)
"MBCA"..............................................................  Recitals
"Merger"............................................................  Recitals
"Merger Consideration"..............................................  3.1(c)
"MBCA"..............................................................  Recitals

TERM                                                                  SECTION
--------------------------------------------------------------------  ------------------------
"Owned Real Property"...............................................  4.13(a)
"Paying Agent"......................................................  3.2(a)
"Payment Event".....................................................  6.4(b)
"Permitted Party"...................................................  6.4(b)
"Programs"..........................................................  4.6(d)
"Proxy Statement"...................................................  6.6(a)
"Real Property".....................................................  4.13(a)
"Required Vote".....................................................  4.28
"SEC Documents".....................................................  4.5(a)
"Special Meeting"...................................................  4.29
"Sub Common Stock"..................................................  3.1(a)
"Surviving Corporation".............................................  Recitals
"Tax Returns".......................................................  4.19(a)
"Third Party".......................................................  6.4(a)

    1.3.  INTERPRETATION PROVISIONS.

    (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

    (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

    (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

    (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

    (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

    (f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                  ARTICLE II.
                                   THE MERGER

    2.1. THE MERGER. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the MBCA, at the Effective Time, Sub shall be merged with and into the Company. Upon the effectiveness of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the Surviving Corporation.

    2.2. EFFECTIVE TIME. On the Closing Date, the parties shall cause the Merger to be consummated by causing the Articles of Merger to be executed by the Constituent Corporations and filed in accordance with the relevant provisions of the MBCA. The Merger shall become effective at the time of filing of the Articles of Merger (the "EFFECTIVE TIME").

    2.3. CLOSING. Upon the terms and subject to the conditions of this Agreement, the consummation of the Merger (the "CLOSING") shall take place (a) at the offices of Latham & Watkins, 1001 Pennsylvania Ave, N.W., Suite 1300, Washington, DC 20004 at 10:00 a.m., local time, on the fifth business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as the Parent and the Company may agree. The date on which the Closing occurs is herein referred to as the "CLOSING DATE."

    2.4.  ARTICLES OF INCORPORATION AND BY-LAWS.

    (a) At the Effective Time, and without any further action on the part of the Company or Sub, the articles of incorporation of Sub, in the form attached hereto as EXHIBIT A, shall be the articles of incorporation of the Surviving Corporation following the Merger, until thereafter further amended as provided therein and under the MBCA, provided that at the Effective Time, Article I of such articles of incorporation shall be amended, by virtue of this Agreement and the Merger and without further action on the part of the Company or Sub, so that the name of the Surviving Corporation shall be Empi, Inc.

    (b) At the Effective Time, and without any further action on the part of the Company or Sub, the by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein, in the articles of incorporation of the Surviving Corporation and under the MBCA.

    2.5. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold such positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal or as otherwise provided in the articles of incorporation or bylaws of the Surviving Corporation.

    2.6. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal or as otherwise provided in the articles of incorporation or bylaws of the Surviving Corporation.

    2.7. EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers, and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all of the duties, liabilities and obligations of each of the Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts to each such Constituent Corporation, on whatever account, and all chooses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and, without any further action or deed, all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all rights of creditors and Encumbrances upon any property of either Constituent Corporation shall therefore attach to the Surviving Corporation and shall be preserved unimpaired, and all debts, liabilities, obligations and duties of each Constituent Corporation shall attach to the Surviving Corporation and may be enforceable against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the MBCA.

                                  ARTICLE III.
             EFFECT OF MERGER ON SECURITIES OF SUB AND THE COMPANY

    3.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of capital stock of Sub:

    (a) CONVERSION OF COMMON STOCK OF SUB. Each share of common stock, par value $0.01 per share, of Sub (the "Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which, immediately after the Effective Time, shall be all of the issued and outstanding capital stock of the Surviving Corporation.

    (b) CANCELLATION OF STOCK HELD BY COMPANY. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company or by any Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

    (c) CONVERSION OF COMPANY COMMON STOCK. Except as otherwise provided herein and subject to Section 3.1(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $26.50 in cash per share without interest (the "MERGER CONSIDERATION"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 3.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificates in accordance with Section 3.2.

    (d) SHARES OF DISSENTING HOLDERS.

        (i) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held by a Dissenting Shareholder who has demanded and perfected his demand for dissenters' rights with respect to such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and as of the Effective Time has neither effectively withdrawn nor lost such rights shall not be converted into or represent a right to receive any of the Merger Consideration for such shares pursuant to Section 3.1(c) above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the MBCA.

        (ii) Notwithstanding the provisions of Section 3.1(d)(i) above, if any Dissenting Shareholder demanding dissenters' rights with respect to such Dissenting Shareholder's Dissenting Shares under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1(c) above upon surrender of the certificate or certificates representing such Dissenting Shares.

       (iii) The Company shall give Parent prompt written notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by the Company under Section 302A.473 of the MBCA and any withdrawal of such notice of intent to demand payment and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

    3.2.  PAYMENT; EXCHANGE OF CERTIFICATES.

    (a) PAYING AGENT; PAYMENT FUND. Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "PAYING AGENT"), and on or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent for the benefit of the holders of the Company Common Stock (other than the Company and holders of Dissenting Shares) cash in an amount necessary for the payment of the Merger Consideration as provided in Section 3.1 upon surrender of certificates representing shares of Company Common Stock as part of the Merger. Funds deposited with the Paying Agent shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any interest earned on such funds shall be for the Surviving Corporation. The Paying Agent shall, pursuant to irrevocable instructions from Parent and the Surviving Corporation, use the funds deposited with the Paying Agent to pay the holders of the Company Common Stock in accordance with this Article III, and such funds shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of one or more Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, which agents shall be reasonably satisfactory to the Company, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificates so surrendered shall forthwith be canceled. Except as required by law, no interest shall be paid on the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.2.

    (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of the rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.

    (d) TERMINATION OF PAYMENT FUND. Any portion of the funds held by the Paying Agent pursuant to this Section 3.2 which remain undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled.

    (e) NO LIABILITY. None of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Authority), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (f) WITHHOLDING RIGHTS. The Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Paying Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under Code, or any provision of state, local or foreign tax law, or any court order. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation.

    (g) LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Certificate to have been lost, stolen or destroyed, the amount to which such holder would have been entitled under Section 3.1 hereof but for failure to deliver such Certificate to the Paying Agent shall nevertheless be paid to such holder, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such holder to give the Surviving Corporation a written indemnity agreement in form and substance satisfactory to the Surviving Corporation and a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

    3.3.  TREATMENT OF EMPLOYEE OPTIONS.

    (a) Subject to Section 3.3(c) below, prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary to
(i) provide for the cancellation, effective at the Effective Time, of all the outstanding Options, (ii) provide that immediately prior to the Effective Time, each Option (other than the Stock Purchase Plan Options), whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof (subject to applicable withholding taxes), in cancellation and settlement therefor, to a cash payment at the Effective Time equal to (x) the excess, if any, of the Merger Consideration over the per share exercise price of each Option held by the holder, whether or not then vested or exercisable, multiplied by (y) the number of shares of Company Common Stock subject to such Option; (iii) provide for the refund of amounts credited to the bookkeeping accounts of participants under the Stock Purchase Plan upon termination thereof as required by clause (b) of Section 14.01 of the Stock Purchase Plan and (iv) provide that all Stock Option Plans will terminate as of or prior to the Effective Time.

    (b) As provided herein, the Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will take all action reasonably necessary to ensure that, as of the Effective Time, none of Parent, the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Company or the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof after the Effective Time.

    (c) Notwithstanding the foregoing, in the event that Parent provides the Company with written notice within thirty (30) days of the date hereof to the effect that Parent desires to permit Options to remain outstanding following the Effective Time of the Merger, (i) the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary to (A) accelerate the vesting of all Options (other than the Stock Purchase Plan Options) such that all such Options (other than the Stock Purchase Plan Options) vest and become exercisable twenty
(20) days prior to the Effective Time of the Merger and (B) permit exercise of all outstanding Options (other than the Stock Purchase Plan Options) during the 20 day period immediately preceding the Effective Time of the Merger; provided that such accelerated vesting of Options and any exercise of the Options between the date hereof and the Effective Time of the Merger shall be conditioned upon consummation of the Merger, and (ii) Parent and the Company and their respective Boards of Directors shall adopt appropriate resolutions and take all other actions reasonably necessary to permit all Options (other than the Stock Purchase Plan Options) that are outstanding and remain unexercised at the Effective Time of the Merger (the "CONTINUING OPTIONS") to remain outstanding following the Merger such that each such Continuing Option to purchase one (1) share of Company Common Stock will represent one immediately exercisable option to purchase one (1) share of Common Stock, par value $0.01 per share, of the Surviving Corporation (subject to adjustment for any reclassification, combination, split or subdivision of the Company Common Stock, the Sub Common Stock or the common stock of the Surviving Corporation), for an exercise price equal to the then current exercise price per share of Company Common Stock of such Continuing Option (subject to adjustment for any reclassification, combination, split or subdivision of the Company Common Stock, the Sub Common Stock or the common stock of the Surviving Corporation), pursuant to an employee stock option plan established by the Surviving Corporation promptly following the Effective Time of the Merger.

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    As an inducement to Sub and Parent to enter into this Agreement, the Company hereby makes the following representations and warranties to Sub and Parent except as otherwise set forth in a written disclosure schedule (the "DISCLOSURE SCHEDULE") delivered by the Company to Sub and Parent:

    4.1.  ORGANIZATION AND CAPITALIZATION.

    (a) ORGANIZATION. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except whether the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has, prior to the date hereof, delivered to Parent true, correct and complete copies of its articles of incorporation and by-laws (in each case, as amended to date).

    (b) CAPITALIZATION. The authorized capital stock of the Company consists of
(i) 20,000,000 shares of Company Common Stock, par value $0.01 per share, of which 6,090,930 shares of Company Common Stock are issued and outstanding as of the date hereof and (ii) 5,000,000 shares of undesignated stock, of which no shares are issued and outstanding as of the date hereof. No shares of

Company Common Stock that have been repurchased by the Company are subject to Encumbrances created by the Company with respect to such shares. As of the date hereof, Options to acquire 402,861 shares of Company Common Stock pursuant to the Stock Option Plans are outstanding and unexercised. SCHEDULE 4.1(b) includes a complete and correct list of outstanding Options under such Stock Option Plans (including the name of each Person holding Options, the number of shares of Company Common Stock issuable upon the exercise thereof and the applicable exercise price of each such Option). The Company has no outstanding bonds, debentures, notes or other securities the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding shares of Company Common Stock (x) are duly authorized, validly issued, fully paid and nonassessable, and were issued free of any preemptive or other similar rights and (y) were issued in compliance with all applicable Laws, including federal and applicable state securities laws. Except as set forth in this Section 4.1(b), there are no (i) outstanding Equity Securities of the Company or (ii) commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company. No shares of Company Common Stock have been repurchased by the Company since May 4, 1999.

    (c) VOTING TRUSTS, PROXIES, ETC. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Company Common Stock to which the Company or, to the knowledge of the Company, any other Person is a party or by which the Company or, to the knowledge of the Company, any other Person is bound.

    4.2. AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject only to the approval of this Agreement and the transactions contemplated hereby by the majority of all outstanding shares of the Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity.

    4.3.  SUBSIDIARIES.

    (a) OWNERSHIP; CAPITALIZATION. SCHEDULE 4.3(a) sets forth a list of each Subsidiary of the Company including the jurisdiction of organization, the number of shares of authorized capital stock, the par value of such stock, and the number of shares which are issued and outstanding. Except as indicated on
SCHEDULE 4.3(a), all of the issued and outstanding shares of each Subsidiary's capital stock are owned of record and beneficially by the Company or another wholly-owned Subsidiary of the Company, free and clear of any Encumbrances. All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state and foreign securities laws and were not issued in violation of any preemptive or other similar rights. Except for the shares of capital stock of the Subsidiaries owned by the Company or a wholly-owned Subsidiary of the Company, or as otherwise indicated on SCHEDULE 4.3(a), there are no (i) outstanding Equity Securities of the Company's Subsidiaries or (ii) commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Company's Subsidiaries or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company's Subsidiaries. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company's Subsidiaries. Except for the Equity Securities of the Company's Subsidiaries described on
SCHEDULE 4.3(a), neither the Company nor its Subsidiaries own

Equity Securities in any Person. Amounts required to be refunded to participants of the Stock Purchase Plan pursuant to Section 3.3(a)(iii) shall not exceed $125,000.

    (b) ORGANIZATION. Each of the Company's Subsidiaries is duly incorporated as organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Sub and Parent true, correct and complete copies of each of its Subsidiaries' articles of incorporation and by-laws or other organizational documents (in each case, as amended to date).

    4.4. NO CONFLICT. Except as set forth in SCHEDULE 4.4, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not and will not:

    (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws (or other comparable organizational documents) of the Company or any of its Subsidiaries;

    (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SCHEDULE 4.4, conflict with or result in a violation or breach of any term or provision of any Law applicable to the Company or any of its Subsidiaries or any of their respective Assets; or

    (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon the Company or any of its Subsidiaries or any of their respective Assets under, any Material Contract or any material Permits to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets is bound.

    4.5.  SEC DOCUMENTS.

    (a) Since January 1, 1996, the Company has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC DOCUMENTS").

    (b) As of their respective dates, the SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (c) The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents (the "FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

    4.6.  COMPLIANCE WITH HEALTH CARE LAWS.

    (a) The operations of the Company and its Subsidiaries are, and at all relevant times have been, in compliance in all material respects with all laws and regulations of the United States Food and Drug Administration (the "FDA") and all state and foreign agencies which have jurisdiction over their products. Except as set forth SCHEDULE 4.6, the Company is not aware of any actual or threatened enforcement action by the FDA or state and foreign agencies which have jurisdiction over its medical products concerning its products, including, without limitation, any fines, injunctions, civil or criminal penalties, recalls, seizures, detentions, investigations or suspensions. All products of the Company and its Subsidiaries are in compliance with all premarketing, facility registration and product listing requirements, as well as manufacturing laws, regulations, standards and procedures of the FDA and applicable state or foreign authorities, including the International Standards Organization.

    (b) The Company and its Subsidiaries possess such certificates, authorizations, licenses or permits issued by the appropriate local, state, federal or foreign regulatory agencies or bodies including, without limitation, the FDA, the Health Care Financing Administration and the National Supplier Clearinghouse, as are material to, or legally required for, the operation of its business. The Company has not received any notice of proceedings relating to, or otherwise has knowledge that any governmental body or agency is considering, limiting, suspending, modifying or revoking any such certificate, authorization, license or permit.

    (c) All material reports, documents, claims and notices required to be filed, maintained, or furnished to any governmental agency by the Company have been so filed, maintained or furnished. Except as set forth on SCHEDULE 4.6(c), all such reports, documents, claims and notices were complete and correct, including having met insurance coverage and medical necessity requirements, in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

    (d) Neither the Company and its Subsidiaries nor its officers, directors or managing employees have engaged in any activities which are prohibited under federal or state criminal or civil laws (including without limitation the federal Anti-Kickback statute, Stark law and federal False Claims Act and any state laws prohibiting kickbacks or certain referrals), or the regulations promulgated pursuant to such laws, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (collectively, the "PROGRAMS").

    (e) The Company and its Subsidiaries meet all requirements of participation and payment of the Programs and other third party payment programs and are a party to valid participation agreements for payment by such Programs and other payment programs. The Company has not received notice from any of the Programs or other third party payment programs of any pending or threatened investigations which would result in exclusion from any of such Programs or other third party payment programs, and have no reason to believe that any such investigations are pending, threatened or imminent. There is no civil, criminal, administrative, or other action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand pending, received or threatened against the Company or its Subsidiaries which would reasonably result in their exclusion from participation in any of the Programs or other third party payment programs. There is no civil or criminal investigation of the Company or its Subsidiaries relating in any way to any violation of any Medicare or Medicaid law or regulation.

    4.7. UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 4.7, neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities and obligations (i) reflected or reserved for on the Year-End Balance Sheet or disclosed in the notes thereto or (ii) that have arisen since the date of the Year-End Balance Sheet Date in the ordinary course of the operation of business and consistent with past practice of the Company and its Subsidiaries, which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

    4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Year-End Balance Sheet Date, except as disclosed on SCHEDULE 4.8, there has not been any:

    (a) any condition or event that has resulted in, or which the Company reasonably believes will result in, a Material Adverse Change in respect of the Company and its Subsidiaries, taken as a whole;

    (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective Personnel, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, except in the ordinary course of business consistent with past practices, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or any of its Subsidiaries for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedules or (iv) new employment agreement to which the Company or any of its Subsidiaries is a party;

    (c) addition to or modification of the Employee Plans other than (i) contributions made in accordance with the normal practices of the Company and its Subsidiaries or (ii) the extension of coverage to other Personnel who became eligible after Year-End Balance Sheet Date;

    (d) sale, assignment or transfer of any material Assets of the Company or its Subsidiaries other than in the ordinary course of business;

    (e) cancellation of any Indebtedness or waiver of any rights of substantial value to the Company or any Subsidiary, whether or not in the ordinary course of business;

    (f) amendment, cancellation or termination of any Material Contract, material Permit or other instrument material to the Company or any of its Subsidiaries;

    (g) capital expenditure or the execution of any Lease or any incurring of liability therefor by the Company or any of its Subsidiaries, involving payments in excess of $100,000;

    (h) failure to operate the business of the Company and its Subsidiaries in the ordinary course in any material respect so as to use reasonable efforts to preserve the business of the Company and its Subsidiaries intact, to keep available the services of the Personnel, and to preserve the goodwill of the Company's suppliers, customers and others having business relations with the Company or its Subsidiaries;

    (i) change in accounting methods or practices by the Company or any of its Subsidiaries;

    (j) revaluation by the Company or any of its Subsidiaries of any of their respective Assets, including without limitation, writing off notes or accounts receivable;

    (k) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets, properties or business of the Company or any of its Subsidiaries;

    (l) Indebtedness incurred by the Company for borrowed money or any commitment to incur Indebtedness entered into by the Company, or any loans made or agreed to be made by the Company other than Indebtedness incurred under the Company's conditional line of credit with Norwest Bank Minnesota, N.A. in the ordinary course to finance the Company's working capital;

    (m) declaration, setting aside for payment or payment of dividends or distributions in respect of any Equity Securities of the Company or any redemption, purchase or other acquisition of any of the Company's or its Subsidiaries' Equity Securities;

    (n) issuance or reservation for issuance by the Company or its Subsidiaries of, or commitment to issue or reserve for issuance of, any Equity Securities of the Company or any of its Subsidiaries other than the issuance of Company Common Stock to any Person exercising Options; or

    (o) any agreement by the Company or any of its Subsidiaries to do any of the foregoing.

    4.9.  CONTRACTS; NO DEFAULTS.

    (a) SCHEDULE 4.9(a) contains a listing of all Contracts described in (i) through (xiv) below to which the Company or any of its Subsidiaries is a party (each, a "MATERIAL CONTRACT"). True, correct and complete copies of the Material Contracts have been delivered to Parent.

        (i) Each Contract which involves performance of services or delivery of goods and/or materials by or to the Company or any of its Subsidiaries of an amount or value in excess of $100,000;

        (ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, letter of credit, surety-bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

       (iii) Each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having annual rental payments in excess of $100,000;

       (iv) Each material licensing agreement or other Contract with respect to any Intellectual Property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of Intellectual Property;

        (v) Each Contract to which the Company or any of its Subsidiaries (or to the knowledge of the Company, any of their respective employees) is bound that (A) restricts the freedom of the Company or any of its Subsidiaries (or, if applicable any of their respective employees) to engage in any line of business or to compete with any other Person, or (B) assign to any other Person rights to any material invention, improvement, or discovery;

       (vi) Each employment or severance agreement with any employee or former employee which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty, and each collective bargaining agreement or other Contract to or with any employee or any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

       (vii) Each joint venture Contract, partnership agreement, limited liability company or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

      (viii) Each Contract containing covenants which restricts the Company's or any of its Subsidiaries' business activity or limits the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

       (ix) Each Contract providing for payments to or by any Person or entity based on sales, purchases or profits, other than direct payments for goods;

        (x) Each power of attorney which is currently effective and outstanding;

       (xi) Each Contract providing for capital expenditures after the date hereof in an amount in excess of $100,000;

       (xii) Each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the ordinary course of business;

      (xiii) Any other Contract material to the business or operations of the Company or its Subsidiaries; and

      (xiv) Each amendment, supplement, and modification (whether written or oral) in respect of any of the foregoing.

    (b) Except as set forth on SCHEDULE 4.9(b), each of the Material Contracts
(i) is in full force and effect, (ii) represents the legally valid and binding obligations of the Company or the Subsidiary of the Company party thereto and are enforceable against the Company or such Subsidiary in accordance with their terms and (iii) to the knowledge of the Company, represents the legally valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms. Except as set forth on SCHEDULE 4.9(b), no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or the claim of excusable delay or nonperformance under any of the Material Contracts.

    (c) Except as set forth on SCHEDULE 4.9(c), neither the Company nor any of its Subsidiaries has committed any act or omission which would result in, and there has been no occurrence which would give rise to, any material product liability or material liability for breach of warranty on the part of the Company or any of its Subsidiaries under any of the Material Contracts. Except as set forth on SCHEDULE 4.9(c), no consent of any party to any Material Contract is required in connection with the execution and delivery by the Company under this Agreement or the consummation of the transactions contemplated hereby.

    4.10. TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 4.10 or described in the SEC Documents, there are no Contracts, agreements, arrangements or understandings of any kind between any Affiliate of the Company (other than any Subsidiary of the Company), on the one hand, and the Company or any of its Subsidiaries, on the other hand.

    4.11.  MACHINERY AND EQUIPMENT AND OTHER PROPERTY.  Except as set forth on
SCHEDULE 4.11, the Company or one of its Subsidiaries owns and has good and marketable title to the machinery, equipment, tools, spare parts, furniture, automobiles and other tangible personal property reflected on the books of the Company and its Subsidiaries as of the date hereof as owned by the Company or its Subsidiaries (the "MACHINERY AND EQUIPMENT"), free and clear of all Encumbrances other than Permitted Encumbrances. The Machinery and Equipment, taken as a whole, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently or has historically been used. Except as otherwise contemplated by this Agreement, the Company and its Subsidiaries owns, or, in the case of leases and licenses, has valid and subsisting leasehold interests or licenses in, all of the material properties and assets of whatever kind (whether real or personal, tangible or intangible) used in its business, in each case free and clear of any Encumbrances other than Permitted Encumbrances. Such properties and assets constitute all properties and assets necessary to conduct the business of the Company and its Subsidiaries, as currently conducted.

    4.12. INTELLECTUAL PROPERTY. SCHEDULE 4.12 lists all of the patents, trademarks, service marks, trade dress, logos, trade names, copyrights, mask works and applications (the foregoing, together with all material know-how, invention disclosures, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints being hereinafter collectively referred to as the "INTELLECTUAL PROPERTY") in which the Company or any of its Subsidiaries has any interest. The Material Contracts listed on SCHEDULE 4.9 include all license or sublicense agreements with respect to any Intellectual Property to which the Company or any of its Subsidiaries is a party and which is material to the business and operations of the Company or any of its Subsidiaries as presently being conducted. Except as set forth on
SCHEDULE 4.12, the Company or one or more of its Subsidiaries owns each item of Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, and no other Person has the right to use such Intellectual Property other than pursuant to the Contracts listed on SCHEDULE 4.9. Except as set forth on
SCHEDULE 4.12, the Company and its Subsidiaries' use of the Intellectual Property is not infringing upon or otherwise violating the rights of any other Person and, to the knowledge of the Company, no other Person is infringing or otherwise violating the rights of the Company or any of its Subsidiaries in or to any material Intellectual Property. The Company and its Subsidiaries have not been charged, nor to their knowledge is the Company or any of its Subsidiaries threatened to be charged with infringement of any unexpired patent, trademark, trade name, service mark, copyright or other proprietary right of any Person. No claim has been asserted by a Person, nor to the Company's knowledge is a claim threatened to be asserted by a Person, challenging or questioning the validity, enforceability or effectiveness of the Intellectual Property or any license or sublicense agreements to which the Company or any of its Subsidiaries is a party. No Person has a right to royalty or similar payment with respect to the Intellectual Property. The Company and its Subsidiaries own or have the right to use pursuant to a valid license, sublicense, agreement or permission all items of Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as has been or is presently conducted. The consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property. The Company has delivered to Parent true, correct and complete copies of each agreement, registration, application and other documents relating to the Intellectual Property.

    4.13.  REAL PROPERTY.

    (a) SCHEDULE 4.13 describes and lists the name of the record owner of all real property now (i) owned by the Company or any of its Subsidiaries (the "OWNED REAL PROPERTY") or (ii) leased or licensed for use by the Company or any of its Subsidiaries (the "LEASED REAL PROPERTY" and, together with the Owned Real Property, the "REAL PROPERTY"). The Company or one of its Subsidiaries (i) has good and marketable fee simple title to all of the Owned Real Property and
(ii) has a valid leasehold interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, in each case free and clear of all Encumbrances except for Permitted Encumbrances. Except as set forth on SCHEDULE 4.13, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral granting to any Person the right to purchase, use or occupy any of the Real Property. The Real Property is all of the real property used in the business of the Company and its Subsidiaries as currently conducted.

    (b) All Improvements owned, leased, or used by the Company or its Subsidiaries on the Real Property are in good condition and repair in all material respects (normal wear and tear excepted), and such Improvements are free from material structural defects. The Company or its Subsidiaries has obtained Permits from any Governmental Authority having jurisdiction over any of the Real Property, and any agreement, easement or other right from any other Person, necessary to permit the lawful use and operation of the Improvements and the Real Property or any driveways, roads and other means of egress and ingress to and from any of the Real Property and each such Permit, agreement, easement or other right is in full force and effect, and there is no pending, or to the knowledge of the Company threatened proceeding which could result in the modification or cancellation thereof except, in each case, for deviations from the foregoing which would not reasonably be expected to materially impair the continued use of such Real Property for the use currently being made thereof. No Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, which would reasonably be expected to materially impair the continued use of such Real Property by the Company and its Subsidiaries for the use currently being made thereof.

    (c) To the knowledge of the Company, the Real Property and the Improvements are sufficiently supplied in all material respects with utilities and other services as necessary for the operation of such Real Property and Improvements as currently operated including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities, all of which run through public rights-of-way or perpetual private easements.

    (d) Neither the Company nor any of its Subsidiaries has received notice of any special assessment relating to any Real Property or any portion thereof, and to the knowledge of the Company, no such special assessment is pending or threatened. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings with respect to any of the Real Property.

    (e) Prior to the date hereof, the Company has delivered to Parent true and correct copies of all title reports, title policies and surveys currently in the possession of the Company or any of its Subsidiaries with respect to any of the Real Property.

    4.14. LITIGATION AND PROCEEDINGS. Except as set forth on SCHEDULE 4.14, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of the Company, investigations (including, investigations by any Governmental Authority wherein a claim for improper charges was made), before or by any Governmental Authority or before any arbitrator pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as set forth on SCHEDULE 4.14, there is no unsatisfied judgment, order, injunction or decree binding upon the Company or any of its Subsidiaries.

    4.15.  EMPLOYEE BENEFIT PLANS.

    (a) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. SCHEDULE 4.15 contains a complete list of Employee Plans. The Company has delivered to Parent a true and complete set of copies of (a) all Employee Plans and related trust agreements, annuity contracts or other funding instruments; (b) the latest Internal Revenue Service determination letter obtained with respect to any such Employee Plan qualified or exempt under
Section 401 or 501 of the Code; (c) Forms 5500 and certified financial statements for the most recently completed three fiscal years for each Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Employee Plan's enrolled actuary; (d) all summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions; (e) all summaries furnished employees, officers and directors of the Company and its Subsidiaries of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required; (f) current registration statements on Form S-8 and amendments thereto with respect to any Employee Plan; and (g) the notifications to employees of their rights under Section 4980B of the Code.

    (b) REPRESENTATIONS. Except as set forth in SCHEDULE 4.15:

        (i) Pension Plans

           (A) No Pension Plan is subject to the provisions of Section 302(a)(2) of ERISA, and neither the Company nor any ERISA Affiliate has any liability to any such Pension Plan. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan (other than matching contributions for April through December 31, 1999 and subsequent periods to the Empi, Inc. Retirement Profit Sharing and Savings Plan).

           (B) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a).

           (C) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.

           (D) Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. Neither the Company nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the prior six years.

        (ii) MULTIEMPLOYER PLANS. There are no Multiemployer Plans, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, participated or agreed to participate in a Multiemployer Plan.

       (iii) WELFARE PLANS.

           (A) Each Welfare Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with such entities) has been maintained, and presently is, in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

           (B) None of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other Welfare Plan except as required by applicable federal and state law, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan.

           (C) Each Welfare Plan which is a "group health plan," as defined in
       Section 607(1) of ERISA, has been operated in compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

       (iv) BENEFIT ARRANGEMENTS. Each Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code. Except as set forth on SCHEDULE 4.15, and except as provided by law, the employment of all persons presently employed or retained by the Company and its Subsidiaries is terminable at will.

        (v) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. Neither the Company nor any of its Subsidiaries nor any fiduciary of any Welfare Plan or Pension Plan has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
    Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither the Company nor any of its Subsidiaries has knowingly participated in a violation of
    Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan or has any unpaid civil penalty under Section 502(l) of ERISA.

       (vi) LITIGATION. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against the Company or any ERISA Affiliate other than routine claims for benefits.

       (vii) UNPAID CONTRIBUTIONS, UBIT. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan, Multiemployer Plan or Welfare Plan. The Company or an ERISA Affiliate has made all required contributions under each

    Employee Plan for all prior periods or proper accruals have been made and are reflected on the appropriate balance sheet and books and records of the Company. No Employee Plan is subject to any tax under Section 511 of the Code.

      (viii) PARACHUTE PAYMENTS. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, provides for the payment by the Company or any if its Subsidiaries of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

       (ix) NO AMENDMENTS. Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company or any of its Subsidiaries or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries.

        (x) NO OTHER MATERIAL LIABILITY. No event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or
    (B) pursuant to any obligation of the Company or any ERISA Affiliate to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

       (xi) NO ACCELERATION OR CREATION OF RIGHTS. Neither the execution and delivery of this Agreement by the Company and its Subsidiaries nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

    4.16. LABOR RELATIONS. Except as set forth on SCHEDULE 4.16, neither the Company nor any of its Subsidiaries has entered into any severance or similar arrangement in respect of any present employee of the Company or any of its Subsidiaries that will result in any obligation (absolute or contingent) of Parent, Sub, the Company or any of the Company's Subsidiaries to make any payment to any present employee of the Company or any of its Subsidiaries following termination of employment or upon a change of control of the Company. Except as set forth on SCHEDULE 4.16, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice and there are no complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or any of its Subsidiaries. Except as disclosed on SCHEDULE 4.16, there are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any attempt by organized labor to cause the Company or any of its Subsidiaries to comply with or conform to demands of organized labor relating to its employees. Except as disclosed on
SCHEDULE 4.16, the Company and its Subsidiaries have complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the "EMPLOYMENT LAWS"). Neither the Company nor any of its Subsidiaries is liable for the payment of material fines, penalties or other material liabilities, however designated, for failure to comply with any of the foregoing Employment Laws.

    4.17. LEGAL COMPLIANCE. Except as set forth on SCHEDULE 4.17, (i) neither the Company nor any of its Subsidiaries is, or at any time during the past five
(5) years has been, in material violation of or in material default under any Law applicable to the Company or any of its Subsidiaries or any of their respective Assets, (ii) no action, proceeding, charge, complaint, claim, demand, notice, or to the best knowledge of the Company, investigation, has been filed or commenced against the Company or any Subsidiary alleging any such violation or default, nor to the knowledge of the Company are any such actions threatened, and (iii) neither the Company nor any of its Subsidiaries has, during the past five (5) years, conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by the Company, its Subsidiaries or any of their employees, officers, directors or agents.

    4.18.  ENVIRONMENTAL MATTERS.  Except as otherwise disclosed in SCHEDULE
4.18:

    (a) (i) The Company and its Subsidiaries are, and at all times have been, in material compliance with all Environmental Laws, (ii) the Company and its Subsidiaries hold, and at all times have held, all Permits required under Environmental Laws for the operation of their business, and (iii) to the Company's knowledge, no modification or change to the operations of the business will be required upon renewal of any such Permits.

    (b) (i) There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or, to the knowledge of the Company, threatened relating to compliance with or liability under any Environmental Law, and (iii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.

    (c) There has been no material spill, discharge, or release of Hazardous Substances on or from, and there are no other Environmental Conditions relating to, any current or, to the knowledge of the Company, former property owned, leased or used by the Company or any of its Subsidiaries that could reasonably be expected to result in (i) any investigation or remedial action by any Governmental Authority pursuant to any Environmental Law or (ii) any other Environmental Claim.

    (d) No current or former property owned, leased or used by the Company or its Subsidiaries or to which the Company or its Subsidiaries transported or arranged for the transportation of any Hazardous Substances is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response Cleanup and Liability Act ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar foreign, federal or state list of sites requiring investigation or remediation.

    (e) There are no structures, improvements, equipment, activities, fixtures or facilities on any property owned, leased or used by the Company that are constructed with, use or otherwise contain radioactive materials, asbestos-containing materials, lead, urea formaldehyde or that are contaminated by polychlorinated biphenyls, (ii) there are no underground storage tanks, or underground piping associated with such tanks, that do not have a full secondary containment system in place, and (iii) there are no abandoned underground storage tanks that have not been either abandoned in place or removed pursuant to a permit or approval issued by a Governmental Authority.

    (f) There are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the properties owned, leased or used by the Company or its Subsidiaries, and no government actions have been taken, or, to the Company's knowledge, are threatened that could subject any of such properties to such liens, restrictive covenants or other land use restrictions, and neither the Company nor its Subsidiaries are required to place any notice or restriction relating to Hazardous Substances in any deed to such property.

    (g) Neither the Company nor any of its Subsidiaries have released any Person nor waived any rights or defenses with respect to any Environmental Claim or Environmental Conditions.

    (h) There is no Environmental Report in the possession or control of the Company relating to the current or prior business of the Company or its Subsidiaries that has not been delivered to the Parent.

    4.19.  TAXES.  Except as otherwise disclosed in SCHEDULE 4.19:

    (a) All federal, state, local, and foreign tax returns of the Company and its Subsidiaries and of each consolidated or affiliated group which any of the Company or any of its Subsidiaries is or has been a part ("TAX RETURNS"), including those Tax Returns relating to Taxes due from and/or withheld by or required to be withheld by any of the Company and its Subsidiaries and of each consolidated or affiliated group which any of the Company or any of its Subsidiaries have been a part, have been duly and timely filed and are correct and complete in all material respects.

    (b) All Taxes or estimates thereof that are due from a Taxpayer, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment.

    (c) None of the Tax Returns has been audited or is being audited by any taxing authority.

    (d) No assessment, audit or other proceeding by any taxing authority, court, or other Governmental Authority is proposed, pending, or, to the knowledge of the Company, threatened with respect to the Tax Returns or Taxes owed or alleged to be owed by a Taxpayer.

    (e) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due from a Taxpayer for any taxable period.

    (f) All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns.

    (g) Neither the Company nor any of its Subsidiaries is a foreign person within the meaning of Section 1445(f)(3) of the Code.

    (h) No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any of the Company or its Subsidiaries or any of their Assets. None of the Assets secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code or is an asset or property that Sub, Parent, the Surviving Corporation or any of their Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

    (i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries or any of their Assets.

    (j) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor.

    (k) The Company has previously made available to Parent true, correct and complete copies of each of the United States federal, state, local and foreign income Tax Returns for each of the most recent two taxable years, filed by the Company and the Subsidiaries or (insofar as such returns relate to any of the Company or the Subsidiaries) filed by any affiliated or consolidated group of which the Company or any such Subsidiary was then a member.

    (l) None of the Company or the Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of Taxes. The Company and the Subsidiaries have duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

    (m) None of the Company or the Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing agreement or similar agreement and no such agreement shall be entered into or amended by the Company or the Subsidiaries at or prior to the Closing.

    (n) No "excess loss account" or "deferred intercompany gain" (as such terms are described in Treasury Regulation Section 1.1502) exist for, between or with respect to the Company and its Subsidiaries.

    (o) Neither the Company nor any of its Subsidiaries is partner in any partnership.

    (p) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (q) None of the Company nor any of its Subsidiaries (A) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) and (B) has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than the Company and the Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    (r) No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any of the Company or any of its Subsidiaries are, or may be, subject to taxation by that jurisdiction.

    4.20. GOVERNMENTAL AUTHORITIES: CONSENTS. No consent, approval or authorization of, or designation, declaration, notice or filing with, any Governmental Authority is required on the part of the Company with respect to the Company's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, if any, (ii) the filing of the Articles of Merger in the appropriate offices in the State of Minnesota, (iii) the approval of this Agreement by the shareholders of the Company in accordance with the MBCA and (iv) as otherwise disclosed in SCHEDULE 4.20.

    4.21. LICENSES, PERMITS AND AUTHORIZATIONS. SCHEDULE 4.21 contains a list of all material Permits (including without limitation, all facility security clearances) of or with any Governmental Authority which are held by the Company or any of its Subsidiaries. All such material Permits are in full force and effect and there are no proceedings pending, or to the best knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such material Permits constitute all of the material Permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their Assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. All required filings with respect to such material Permits have been timely made and all required applications for renewal thereof have been timely filed.

    4.22.  INSURANCE.

    (a) SCHEDULE 4.22 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by the Company or any of its Subsidiaries. True, correct and complete copies of such insurance policies have been made available to Parent.

    (b) All policies listed on SCHEDULE 4.22 (i) are valid, outstanding, and enforceable policies, and (ii) will not terminate or lapse by reason of the transactions contemplated by this Agreement.

    (c) Neither the Company nor any of its Subsidiaries has received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

    4.23. CUSTOMERS AND SUPPLIERS. SCHEDULE 4.23 sets forth a complete and accurate list of the names of (i) the ten largest customers of the Company and its Subsidiaries, showing the approximate total sales in dollars by the Company and its Subsidiaries to each such customer during the 1998 fiscal year and (ii) the ten largest suppliers of the Company and its Subsidiaries, showing the approximate total purchases in dollars by the Company and its Subsidiaries to each such customer during the 1998 fiscal year. Neither the Company nor any Subsidiary has received any communication from any customer or supplier listed on SCHEDULE 4.23 notifying the Company or any Subsidiary of any intention to terminate or materially reduce purchases from or supplies to the Company and its Subsidiaries or the intention to terminate or fail to renew their current Contracts with the Company or its Subsidiaries or fail to exercise any purchase option thereunder.

    4.24. YEAR 2000 COMPATIBILITY. Except as set forth on SCHEDULE 4.24, the Company's business systems (including the Machinery and Equipment used by the Company and its Subsidiaries, and the products sold by the Company in the conduct of its business as currently conducted, and the provisions sold by the Company, whether owned by the Company or a Subsidiary of the Company or licensed from others) have been inventoried, assessed and tested for failure or miscalculation as a result of the change from the year 1999 to the year 2000. Except as set forth on SCHEDULE 4.24, to the best of the Company's knowledge, all such business systems, will perform as designed without regard to any references to or computations based on calendar dates or periods of elapsed time, including but not limited to, any thereof with respect to any date or dates in 1999 or 2000.

    4.25. BROKERS' FEES. Except as set forth on SCHEDULE 4.25, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries or Affiliates.

    4.26. OPINION FINANCIAL ADVISOR. The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to such holders of the Company Common Stock, from a financial point of view, a signed copy of which opinion has been delivered to Sub.

    4.27. BOARD RECOMMENDATION. A special committee of the Board of Directors of the Company satisfying the requirements of Section 302A. 673 of the MBCA, at a meeting duly called and held, has by unanimous vote approved this Agreement, the Merger and the other transactions contemplated hereby. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote approved this Agreement, the Merger and the other transactions contemplated hereby and declared their advisability and, subject to Section 6.4 hereof, has determined to recommend to the Company's shareholders that they vote to approve this Agreement and the Merger. The Board of Directors of the Company has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated hereby will comply with the provisions of Article 10 of the articles of incorporation of the Company.

    4.28. REQUIRED COMPANY VOTE. The affirmative vote of a majority of the outstanding shares of the Company Common Stock (the "Required Vote") is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

    4.29. PROXY STATEMENT. The Proxy Statement to be mailed to the shareholders of the Company in connection with the special meeting of the shareholders of the Company (the "Special Meeting") and any amendment thereof or supplement thereto, when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply with all requirements of the Exchange Act, provided that this SECTION 4.29 shall not apply to any written information provided to the Company by the Parent or Sub expressly for use in the Proxy Statement.

    4.30. FULL DISCLOSURE. No representation or warranty made by the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by the Company to Sub and Parent in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained herein not misleading. The Company has disclosed to Sub and Parent all events, conditions and facts material to the business and financial condition of the Company and its Subsidiaries.

                                   ARTICLE V.
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    As an inducement to the Company to enter into this Agreement, Sub and Parent hereby make the following representations and warranties to the Company:

    5.1. ORGANIZATION. The Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Sub is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

    5.2. AUTHORIZATION. Parent has all necessary corporate power and authority to, and has taken all action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sub has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and Parent and is a legal, valid and binding obligation of Sub and Parent, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity.

    5.3. NO CONFLICT. Except as set forth in SCHEDULE 5.3, the execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby does not and will not:

    (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Parent or Sub,

    (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SCHEDULE 5.3(b), conflict with or result in a violation or breach of any term or provision of any Law applicable to Parent or Sub or any of their respective Assets; or

    (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Parent or Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of,

(iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon the Parent or Sub or any of their respective assets under, any Contract to which Parent or Sub is a party or by which any of their respective Assets is bound, except to the extent any of the foregoing would not materially and adversely effect Parent's or Sub's ability to consummate the transactions contemplated hereby.

    5.4. LITIGATION AND PROCEEDINGS. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Parent, investigations, before or by any Governmental Authority or before any arbitrator pending or, to the knowledge of Parent, threatened, against Sub or Parent which, if determined adversely, would reasonably be expected to have a material adverse effect on the ability of either Sub or Parent to enter into and perform its respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Sub or Parent which would reasonably be expected to have a material adverse effect on the ability of Sub or Parent to enter into and perform its obligations under this Agreement.

    5.5. GOVERNMENTAL AUTHORITIES; CONSENTS. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Sub or Parent with respect to the execution or delivery of this Agreement by Sub or Parent or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and (ii) the filing of the Articles of Merger in the appropriate offices in the State of Minnesota.

    5.6. BROKERS' FEES. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission for which any Shareholder may become liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Sub, Parent, or any of their Affiliates.

    5.7. PROXY STATEMENT. The information concerning Sub and Parent, their officers, directors, employees and shareholders and furnished in writing to the Company by Sub and Parent specifically for use in the Proxy Statement will not, when mailed to the shareholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    5.8. FINANCING. At the Effective Time of the Merger, Parent, Sub and the Company shall have cash available to cause the Company to pay the Merger Consideration as provided herein.

    5.9. FULL DISCLOSURE. No representation or warranty made by Sub or Parent in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by Sub or Parent to the Company in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained therein not misleading.

                                  ARTICLE VI.
                    COVENANTS OF THE COMPANY, PARENT AND SUB

    The Company, Sub and Parent covenant and agree with each other that from the date hereof through the Closing:

    6.1. CONDUCT OF BUSINESS PRIOR TO CLOSING. Prior to the Effective Time, unless Parent has agreed otherwise in writing, the Company:

    (a) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

    (b) shall use commercially reasonable efforts, and shall cause each of its Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (c) shall not, and shall cause its Subsidiaries not to, amend their respective articles of incorporation or by-laws or comparable governing instruments;

    (d) shall promptly notify Parent of (i) any Material Adverse Change with respect to the Company, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach of any representation or warranty contained herein;

    (e) shall promptly deliver to Parent correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (f) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), release or relinquishment of any material contract rights, or any acquisition or disposition of Assets or securities other than the acquisition or disposition of Assets in the ordinary course of business consistent with past practice;

    (g) shall not, and shall not permit any of its Subsidiaries to, (i) grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (ii) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or, authorize cash payments in exchange for any options granted under any of such plans;

    (h) shall not, and shall not permit any of its Subsidiaries to, amend the terms of the Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

    (i) shall not, and shall not permit any of its Subsidiaries to, (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees, (ii) grant any severance or termination pay to any employee or (iii) enter into any collective bargaining agreement;

    (j) shall not, and shall not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other person, except, in the case of clause (i), for borrowings under existing credit facilities in the ordinary course of business which do not exceed $2,000,000 in aggregate principal amount and except, in the case of clause (ii), for advances consistent with past practice which are not material;

    (k) shall not, and shall not permit any of its Subsidiaries to, (i) materially change any practice with respect to Taxes, (ii) make, change or revoke any material Tax election, or (iii) settle or compromise any material dispute involving a Tax liability;

    (l) shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other Equity Securities (other than the declaration or payment of any dividend by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other

Equity Securities or capital stock or other Equity Securities of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or other Equity Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Securities;

    (m) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any Equity Securities of the Company or any of its (other than the issuance or shares of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with their present terms);

    (n) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure in excess of $250,000 in the aggregate;

    (o) shall not, and shall not permit any of its Subsidiaries to, change any accounting principles or practices;

    (p) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

    (q) shall not revalue in any material respect any of its material Assets, including, without limitation, writing down the value of any inventory or writing off of any notes or accounts receivable other than as required by GAAP; and

    (r) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

    6.2. INVESTIGATION BY PARENT; CONFIDENTIALITY. The Company shall allow Parent, its counsel, accountants, business consultants, and other representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, facilities, business and operations of the Company and its Subsidiaries, including, without limitation, the performance of environmental site assessments, and to inspect and make copies of Contracts, books and records and all other documents and information reasonably requested by Parent and related to the operations and business of the Company and its Subsidiaries including, without limitation, historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated personnel employees and officers of the Company or its Subsidiaries and/or their representatives. The Company and its Subsidiaries shall furnish to Parent promptly upon request
(a) all additional documents and information with respect to the affairs of the Company and its Subsidiaries relating to their businesses and (b) access to the Personnel and to the Company's and its Subsidiaries' accountants and counsel as Parent, or its counsel or accountants, may from time to time reasonably request and the Company and its Subsidiaries shall instruct their employees, officers, accountants and counsel to cooperate with Parent, and to provide such documents and information as Parent and its representatives may request. All information furnished to or obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement.

    6.3.  CONSENTS AND EFFORTS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to (A) promptly make its respective filings, if any, under the HSR Act with respect to the Merger (and to cause its Affiliates to cooperate in any such filings) and (B) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent and the Company will use their reasonable best efforts and cooperate with one another
(i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Authorities or other persons, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

    (b) The Company acknowledges that Parent intends to obtain the financing necessary to consummate the transactions contemplated hereby by effecting and/or causing the Company to effect the financing described on SCHEDULE 6.3(b) hereto or such other alternative financing acceptable by Parent (the "FINANCING"). The Company acknowledges that Parent may use the Financial Statements and other information regarding the Company and its Subsidiaries in connection with financings necessary to consummate the transactions contemplated hereby. If Parent requests, the Company and its Subsidiaries will cooperate, and will cause Ernst & Young LLP to cooperate, in all reasonable respects with the efforts of Parent to finance the transactions contemplated by this Agreement, including without limitation, (i) providing assistance in the preparation of one or more offering documents relating to debt financing to be obtained by Parent and (ii) executing and delivering any commitment letters, underwriting, placement or purchase agreements, loan agreements, security documents, other definitive financing documents, and other certificates or documents (the "Financing Documents") as may be requested by Parent to effect the Financing. Subject to the provisions of Section 6.4(b) and Section 6.4(c), Parent shall indemnify the Company against any liability or expense arising out of or related in any way to the Company's execution of the Financing Documents or the Company's cooperation with Parent in Parent's and Sub's efforts to finance the transaction contemplated by this Agreement if the transaction contemplated by the this Agreement does not close for any reason. The foregoing cooperation of the Company shall include (i) compiling the requisite financial information, (ii) granting Parent and its accountants full and complete access to the books and records of the Company and its Subsidiaries and to any personnel knowledgeable about such books and records (including the Company's independent auditors), in each case to the extent reasonably requested by Parent, and (iii) using commercially reasonable efforts to furnish necessary financial information for interim periods subsequent to December 31, 1998 and prior to the Closing in connection with such financings. Without limiting the foregoing, the Company (i) shall furnish to Ernst & Young LLP, as independent accountants to the Company, such customary management representation letters as Ernst & Young LLP may require of the Company in connection with the delivery of any customary "comfort" letters requested by Parent's financing sources and (ii) shall furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company or its representatives or agents as Parent shall reasonably determine is necessary or appropriate for the preparation of such offering documents.

    6.4.  NO SOLICITATION.

    (a) The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to,
(i) solicit, initiate or take any action knowingly to facilitate or encourage (including by way of furnishing information and assistance) the submission of inquiries, proposals or offers from any Person or group, other than Parent and its representatives and Affiliates, that constitute or relate to an Acquisition Proposal or may reasonably be expected to lead to an Acquisition Proposal, (ii) agree to or endorse any Acquisition Proposal, (iii) enter into or participate in any discussions or negotiations with a Third Party (as defined below) regarding any Acquisition Proposal, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other Person or group (other than Parent and its representatives and Affiliates) to make any Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any Equity Securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either, directly or indirectly, through advisors, agents or other intermediaries) from at any time prior to receipt of the Required Vote with respect to the Merger, (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes to Parent) concerning the Company and its businesses, properties or Assets to any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates (a "THIRD PARTY"), who has made an Acquisition Proposal, (B) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal or (C) withdrawing or modifying its recommendation to the Company's shareholders with respect to the Merger or recommending an Acquisition Proposal to the Company's shareholders, but in each case referred to in the foregoing clauses (A) through (C), only to the extent that (x) the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under applicable law and (y) the Board of Directors of the Company shall have concluded in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions until after giving reasonable notice to Parent with respect to its intent to take such action and informing Parent of the terms and conditions of such proposal and, to the extent permissible, the identity of the Person making the applicable Acquisition Proposal. For the purpose of this Agreement, "ACQUISITION PROPOSAL" means any bona fide inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to any direct or indirect: (i) acquisition or purchase of 15% or more of the Assets or 15% or more of any class of Equity Securities of the Company and its Subsidiaries, (ii) tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of any class of Equity Securities of the Company or any of its Subsidiaries, (iii) merger, consolidation, statutory share exchange, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or (iv) other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby.

    (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Sub, within five (5) business days following such event, a termination fee of $6,000,000 in cash. "PAYMENT EVENT" means any of the following events:

        (A) the termination of this Agreement pursuant to Section 8.1(a)(v);

        (B) the termination of this Agreement pursuant to Section 8.1(a)(vi);

        (C) if this Agreement shall have been terminated pursuant to 8.1(a)(ii) or Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Section 7.3(a)(i) or Section 7.3(a)(ii) to be satisfied (other than the failure of the condition set forth in Section 7.3(a)(i) to be satisfied solely as a result of an event, occurrence or condition between the date hereof and the Effective Time of the Merger which is beyond the reasonable control of the Company and its Subsidiaries or which could not be reasonably foreseen by the Company on the date hereof); or

        (D) if this Agreement shall have been terminated (i) pursuant to Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Sections 7.1(a) or 7.3(e) to be satisfied, or (ii) pursuant to Sections 8.1(a)(ii) or
    (vii), and in each case described in this clause (D), (x) any Third Party other than Parent or any of its Affiliates or any Person that currently owns 25% or more of the outstanding shares of Common Stock (a "PERMITTED PARTY") shall have become the beneficial owner of 25% or more of the outstanding shares of Company Common Stock or (y) on or prior to the date that is within 12 months of the termination of this Agreement, the Company either consummates with a Third Party a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 6.4(a) or enters into a definitive agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 6.4(a).

    (c) Upon the occurrence of a Payment Event or upon a termination of this Agreement (A) pursuant to Section 8.1(a)(ii) or Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Sections 7.1(a) or 7.3(e) to be satisfied, (B) pursuant to Section 8.1(a)(vii), or (C) pursuant to 8.1(a)(ii) or
Section 8.1(a)(iii) due to a failure of the condition set forth in Section 7.3(a)(i) to be satisfied solely as a result of an event or occurrence between the date hereof and the Effective Time of the Merger which is beyond the reasonable control of the Company and its Subsidiaries or which could not be reasonably foreseen by the Company on the date hereof, the Company shall reimburse Parent and its Affiliates not later than five (5) business days after submission of reasonable documentation thereof for all of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses for their counsel (billed at standard billing rates for Parent and Sub) and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the financing for transactions contemplated by this Agreement (including any fees payable to the entities providing for such financing and their respective counsel billed at standard rates for Parent and Sub); provided that the aggregate amount payable pursuant to this Section 6.4(c) shall not exceed $1,500,000.

    (d) The Company acknowledges that the agreements contained in this Section
6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sub and Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.4, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.4, the Company shall also pay to Sub and Parent their costs and expenses incurred in connection with such litigation, including reasonable attorneys' fees.

    (e) The Company and its Subsidiaries shall (i) immediately notify Parent (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (ii) promptly notify Parent of the terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Parent informed of the status of such offer and the offeror's efforts and activities with respect thereto.

    (f) This Section 6.4 shall survive any termination of this Agreement, however caused.

    6.5. MEETING OF SHAREHOLDERS. The Company shall take all action necessary in accordance with applicable law and its articles of incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its shareholders as promptly as practicable, and in any event on or before October 31, 1999, to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall (subject only to the right of the Board of Directors to withdraw or modify its recommendation with respect to the Merger in accordance with Section 6.4(a)) recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. This Agreement shall be submitted to a vote of shareholders of the Company at the Special Meeting regardless of whether the Board of Directors hereafter determines that the Agreement is no longer advisable and withdraws its recommendation of the Agreement or the Merger unless this Agreement shall have been previously terminated pursuant to Article VIII.

    6.6.  PROXY STATEMENT.

    (a) Sub, Parent and the Company shall cooperate and prepare, and the Company shall file with the SEC as soon as practicable, a proxy statement with respect to the Special Meeting of the shareholders of the Company in connection with the Merger (the "PROXY STATEMENT"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock. The Company shall comply in all respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and make such other filings with the SEC in connection with the transactions contemplated hereby, and each party shall furnish to the other such information relating to it and its Affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger (subject to the right of the Board of Directors to withdraw or modify its recommendation with respect to the Merger as provided in Section 6.4(a)). The Company shall use all reasonable efforts, and Sub and Parent will cooperate with the Company, to have all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

    (b) No amendment or supplement to the Proxy Statement shall be made by Sub, Parent, or the Company without the approval of all other parties. The Company shall advise Sub and Parent of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    6.7.  DIRECTOR AND OFFICER LIABILITY.

    (a) For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and by-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The by-laws of the

Surviving Corporation shall contain provisions substantially similar in terms of the rights granted to the provisions with respect to indemnification and insurance set forth in the Company's articles of incorporation, which provisions shall not be amended in any manner that would adversely affect the rights under those by-laws of the Company's employees, agents, directors or officers for acts or omissions on or prior to the Effective Time, except if such amendment is required by law. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.7, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 125% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent.

    (b) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume its obligations set forth in this Section 6.7.

    6.8. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Sub and Parent of:

    (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

    (c) any Actions commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.8 or which relate to the consummation of the transactions contemplated by this Agreement.

    6.9. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    6.10. FINANCIAL STATEMENTS, ETC. Within 30 days after the end of each calendar month, the Company and its Subsidiaries shall provide Parent with financial statements, including a consolidated balance sheet and income statement, relating to such calendar month. Such interim financial statements shall (a) be in accordance with the books and records of the Company and its Subsidiaries, (b) be prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes and normal year end adjustments) and present fairly and accurately in accordance with GAAP the Assets, liabilities (including, without limitation, all reserves) and financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the periods covered thereby.

    6.11. YEAR 2000 REMEDIATION. Prior to the Effective Time, the Company shall complete (i) the inventory and assessment of its business systems that are susceptible to failure or miscalculation as a result of the change from the year 1999 to the year 2000 ("Y2K ISSUES"); (ii) the remediation and replacement of all material information technology business systems effected by Y2K issues and (iii) the testing of all material information technology business systems effected by Y2K issues.

                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER

    7.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Sub and Parent to effect the Merger and to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on the Closing Date, of each of the following conditions:

    (a) This Agreement shall have been approved and adopted by the holders of the Company Common Stock in accordance with the MBCA by the Required Vote;

    (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

    (c) No provision of any applicable Law or regulation and no judgment, order, decree or injunction shall prohibit or enjoin the consummation of the Merger;

    7.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of the Company, to the satisfaction, on the Closing Date, of the following conditions, which may be waived by the Company in accordance with Section 8.4:

    (a) All representations and warranties of Sub and Parent contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as if such representations and warranties were made at and as of the date hereof and the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true as of such specified date).

    (b) Sub and Parent shall have each performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

    (c) The Company shall have received, at or prior to the Closing, a certificate executed by an officer or member of Parent certifying that, as of the Closing Date, the conditions set forth in Section 7.2(a) and (b) have been satisfied.

    7.3. CONDITIONS TO THE OBLIGATIONS OF SUB AND PARENT. The obligations of Sub and Parent to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of Sub and Parent, to the satisfaction, on the Closing Date, of each of the following conditions, any of which may be waived by Sub and Parent in accordance with Section 8.4:

    (a) REPRESENTATIONS, WARRANTIES AND COVENANTS.

        (i) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Date as if such representations and warranties were made at and as of the date hereof and the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to have been true in all material respects as of such specified date).

        (ii) The Company shall have performed in all material respects all of the agreements and covenants required hereby to be performed by it prior to or on the Closing Date (other than any agreement covered by clause (i) of this Section 7.3(a)).

       (iii) Sub and Parent shall have received, at or prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 7.3(a), (b), (c), (d) and (e) have been satisfied.

    (b) NO PROCEEDINGS OR LITIGATION. No Actions by any Governmental Authority or any other Person shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which would reasonably be expected to materially damage Sub or Parent or materially adversely affect the value of the Company Common Stock or the Assets, or the business or operations of the Company and its Subsidiaries or Parent's ability to own and operate the Assets, business or operations of the Company and its Subsidiaries, if the transactions contemplated hereby are consummated.

    (c) CONSENTS. All consents, approvals and licenses of any Governmental Authority or any third party (including, without limitation, any consent listed on SCHEDULE 4.9 of the Disclosure Schedule) required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained.

    (d) MATERIAL CHANGES. Since March 31, 1999, (i) there shall not have been any Material Adverse Change with respect to the Company and (ii) there shall have been no events or conditions which would be reasonably expected to cause a Material Adverse Change with respect to the Company.

    (e) DISSENTERS' RIGHTS. Dissenting Shares shall constitute not more than five percent (5%) of the shares of the Company Common Stock outstanding immediately prior to the Effective Time.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    8.1.  TERMINATION.

    (a) TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned prior to the Effective Time by providing written notice to each of the other parties hereto as follows (notwithstanding any approval of the Merger by the shareholders of the Company):

        (i) by mutual written consent of Parent and the Company at any time;

        (ii) by Sub, Parent, or the Company, if the Closing shall not have occurred on or before December 31, 1999; provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

       (iii) by Sub, Parent, or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

       (iv) by the Company, Parent, or Sub, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any permanent judgment, injunction, order or decree enjoining a party from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

        (v) by Parent, if the Board of Directors of the Company shall have (A) withdrawn or modified or amended, in a manner adverse to Sub or Parent, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger, (B) approved, recommended or endorsed an Acquisition Proposal or shall have failed to reconfirm its recommendation of this Agreement and the Merger within five business days of Sub's or Parent's request that it do so, (C) failed to convene the Special Meeting on or before October 31, 1999 or failed as promptly as practicable to mail the Proxy Statement to its shareholders or failed to include in such statement the recommendation referred to above, (D) in response to the commencement of any tender offer of exchange offer for 15% or more of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer within ten (10) business after commencement of the offer; or (E) resolved to do any of the foregoing;

       (vi) by the Company, if, prior to the Effective Time, in good faith, based upon written advice from outside counsel and in order to prevent the Board of Directors from breaching its fiduciary duty, the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to Sub or Parent, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Company Common Stock, in either case that is determined by the Board of Directors of the Company to be on financial terms more favorable to the Company's shareholders than the Merger; provided that the Company shall be in compliance with Section 6.4; or

       (vii) by the Company, Parent, or Sub, if, at a the Special Meeting or any adjournment thereof at which this Agreement and the Merger is voted upon, the Required Vote shall not have been obtained.

    (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in Sections 6.4 and
8.7 and this Section 8.1 hereof shall survive the termination hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

    (c) PROCEDURE UPON TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1:

        (i) Each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

        (ii) No confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by Law.

    8.2. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of all other parties to this Agreement, except that Parent and/or Sub may collaterally assign its rights under this Agreement to parties providing financing in connection with the transactions contemplated hereby without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of Section 6.7 hereof, shall inure to the benefit of the persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof, and no other person shall have any right, benefit or obligation hereunder. Each party acknowledges that no provision hereof shall limit the ability of Parent or Sub to, between the date hereof and the Effective Time, issue or sell shares of the capital stock of Sub to one or more Persons not a party to this Agreement.

    8.3. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

        IF TO THE COMPANY, ADDRESSED TO:

       Empi, Inc.
       599 Cardigan Road
       St. Paul, MN 55126
       Attention: Joseph E. Laptewicz Jr.
       Telecopy: (651) 415-7497

       With a copy to:

       Fredrikson & Byron, P.A.
       1100 International Centre
       900 Second Avenue South
       Minneapolis, MN 55402-3397
       Attention: Thomas King
       Telecopy: (612) 347-7077

        IF TO PARENT OR SUB, ADDRESSED TO:

       MPI Holdings, L.L.C.
       c/o The Carlyle Group
       1001 Pennsylvania Avenue, N.W.
       Washington, DC 20004-2505
       Attention: Glenn Youngkin
       Telecopy: (202) 347-9250

       With a copy to:

       Latham & Watkins
       1001 Pennsylvania Avenue, N.W.
       Washington, DC 20004-2505
       Attention: Daniel T. Lennon
       Telecopy: (202) 637-2201

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

    8.4. ENTIRE AGREEMENT; WAIVERS. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    8.5. MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.6. INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

    8.7. FEES AND EXPENSES. Except as provided in Section 6.4 hereof, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    8.8. CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

    8.9. GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE LAWS OF MINNESOTA ARE MANDATORILY APPLICABLE TO THE MERGER, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

    8.10. AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.11. PUBLIC ANNOUNCEMENTS. None of the parties, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or the quotation requirements of NASDAQ. In addition to the foregoing, the parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.


    8.12. ENFORCEMENT OF AGREEMENT. The Company, Parent and Sub agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Company, Parent and Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. If any action is brought by Company to enforce this Agreement, the Parent or Sub agree to waive the defense that Company has an adequate remedy at law and to otherwise make no objection to the propriety of specific performance as a remedy. If any action is brought by Parent or Sub to enforce this Agreement, the Company agrees to waive the defense that Parent or Sub has an adequate remedy at law and to otherwise make no objection to the propriety of specific performance as a remedy.


    8.13. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES. The representations and warranties in this Agreement shall terminate at the Effective Time.

    8.14. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The agreements and obligations of each party hereto shall be enforceable only against such party and no recourse may be had to or against any shareholder, member of Affiliate of such party with respect to the obligations of such party under this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                          EMPI, INC.

                                          By: /s/ JOSEPH E. LAPTEWICZ JR.
                                          --------------------------------------
                                          Name: Joseph E. Laptewicz Jr.
                                          Title: Chairman and Chief Executive
                                          Officer

                                          MPI HOLDINGS, L.L.C.

                                          By: /s/ GLENN YOUNGKIN
                                          --------------------------------------
                                          Name: Glenn Youngkin
                                          Title: Managing Director

                                          EI MERGER CORP.

                                          By: /s/ GLENN YOUNGKIN
                                          --------------------------------------
                                          Name: Glenn Youngkin
                                          Title: Chief Financial Officer

                                   APPENDIX B

        LAZARD FRERES & CO. LLC          NEW YORK
                 30 ROCKEFELLER PLAZA
                 NEW YORK, N. Y. 10020
                     ------------

               TELEPHONE (212) 632-6000
               FACSIMILE (212) 632-6060

                                          May 27, 1999

The Board of Directors
  and the Special Committee
  of the Board of Directors
Empi, Inc.
599 Cardigan Road
St. Paul, MN 55126-3965

Dear Members of the Board:

    We understand that Empi, Inc., a Minnesota corporation (the "Company"), MPI Holdings, L.L.C., a Delaware limited liability corporation ("Parent"), and EI Merger Corp., a Minnesota corporation ("Sub"), entered into an Agreement and Plan of Merger dated as of May 27, 1999 (the "Merger Agreement") pursuant to which Sub will merge with and into the Company with the Company being the surviving corporation (the "Merger"). Pursuant to the Merger, each share of common stock of the Company, no par value per share (the "Company Common Stock"), (other than shares of the Company Common Stock held by Parent or Sub, shares of the Company Common Stock held in the treasury of the Company and shares of the Company Common Stock held by holders of the Company Common Stock who demand appraisal for such shares in accordance with the Minnesota Business Corporation Act) will be converted into the right to receive $26.50 in cash (the "Merger Consideration").

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Sub and their affiliates) of the Merger Consideration. In connection with this opinion, we have among other things:

     (i) Reviewed the financial terms and conditions of the Merger Agreement;

     (ii) Analyzed certain historical business and financial information relating to the Company;

    (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

    (iv) Held discussions with members of the senior management of the Company with respect to the business, prospects and the strategic objectives of the Company;

     (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

    (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

    (vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

   (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

    We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency of or issues relating to solvency concerning the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof. In rendering our opinion, we did not address the relative merits of the Merger, any alternative potential transaction or the Company's underlying decision to effect the Merger.

    In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement without any waiver of any material term or condition by the Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company.

    Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger.

    Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and the Special Committee of the Board of Directors and our opinion is rendered to the Company's Board of Directors and the Special Committee thereof in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to whether such stockholder should vote for the Merger, if such vote is required under the Company's certificate of incorporation and/or applicable law. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received pursuant to the Merger is fair to the holders of the Company Common Stock (other than Parent, Sub and their affiliates), from a financial point of view.

                                Very truly yours,

                                LAZARD FRERES & CO. LLC

                                By:             /s/ STEPHEN H. SANDS
                                           ------------------------------
                                                  Stephen H. Sands
                                                 MANAGING DIRECTOR

        LAZARD FRERES & CO. LLC          NEW YORK
         30 ROCKEFELLER PLAZA
         NEW YORK, N. Y. 10020
             ------------

       TELEPHONE (212) 632-6000
       FACSIMILE (212) 632-6060

                                          June 21, 1999

The Board of Directors and the Special Committee
  of the Board of Directors
Empi, Inc.
599 Cardigan Road
St. Paul, MN 55126-3965

    We hereby consent to the reference to the opinion of our Firm in the Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                LAZARD FRERES & CO. LLC

                                By              /s/ STEPHEN H. SANDS
                                     -----------------------------------------
                                                  Stephen H. Sands
                                                 Managing Director

                                   APPENDIX C
                       MINNESOTA BUSINESS CORPORATION ACT

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

    SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

        (1) alters or abolishes a preferential right of the shares;

        (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

        (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

        (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to vote on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                     [LOGO]
           PROXY FOR SPECIAL MEETING OF SHAREHOLDERS AUGUST 27, 1999

    The undersigned hereby appoints JOSEPH E. LAPTEWICZ, JR. and PATRICK D. SPANGLER, and each of them, with full power of substitution, as Proxies to represent and vote, as designated below, all shares of common stock of Empi, Inc. ("Empi") registered in the name of the undersigned at the special meeting of shareholders to be held at 10:00 a.m., Central Time, at Empi's headquarters, located at 599 Cardigan Road, St. Paul, MN 55126, on Friday, August 27, 1999, and at any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL #1 BELOW.

1. Approve and Adopt the Agreement and Plan of Merger pursuant to which Merger Sub will be merged with and into Empi.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2.  OTHER MATTERS.  In their discretion, the Proxies are...

                     / /  AUTHORIZED        / /  NOT AUTHORIZED

to vote upon such other business as may properly come before the special meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1, AND WILL BE DEEMED TO GRANT AUTHORITY UNDER PROPOSAL 2.

                                         THIS PROXY IS SOLICITED ON BEHALF OF
                                         THE BOARD OF DIRECTORS

                                         Date:                            , 1999

                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------

                                         PLEASE DATE AND SIGN ABOVE exactly as
                                         name(s) are shown on the label at left.
                                         Indicate, where appropriate, official
                                         position or representative capacity.
                                         For stock held in joint tenancy, each
                                         joint owner must sign.